Exhibit 99.1

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF OPTA MINERALS INC.

to be held on March 31, 2016

and

MANAGEMENT INFORMATION CIRCULAR

with respect to the proposed amalgamation

of

OPTA MINERALS INC.

and

WEDGE ACQUISITION INC.

March 1, 2016

These materials are important and require your immediate attention. They require holders of common shares of Opta Minerals Inc. (“Opta Minerals”) to make important decisions. If you are in doubt as to how to make such decisions please contact your financial, legal, tax or other professional advisors.

THE BOARD OF DIRECTORS OF OPTA MINERALS HAS DETERMINED (WITH MR. BERNHARD RUMBOLD AS AN INTERESTED DIRECTOR ABSTAINING) THE AMALGAMATION IS IN THE BEST INTERESTS OF OPTA MINERALS AND RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOUR OF THE AMALGAMATION.

Neither the TSX nor any securities regulatory authority has in any way passed upon the merits of the transactions described in this Information Circular.

TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS	i

GLOSSARY OF TERMS	1

MANAGEMENT INFORMATION CIRCULAR	8

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	8

INFORMATION FOR SHAREHOLDERS RESIDENT IN THE UNITED STATES	10

GENERAL PROXY MATTERS	12

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	14

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF	14

PARTICULARS OF MATTERS TO BE ACTED UPON	15

BACKGROUND TO THE AMALGAMATION	18

RECOMMENDATION OF THE SPECIAL COMMITTEE	22

RECOMMENDATION OF THE BOARD	22

REASONS FOR THE RECOMMENDATION OF THE BOARD	22

FAIRNESS OPINION	25

PRIOR VALUATIONS	25

PROCEDURE FOR THE AMALGAMATION TO BECOME EFFECTIVE	25

THE ACQUISITION AGREEMENT	27

SUPPORT AGREEMENTS	39

RISK FACTORS	44

PROCEDURE FOR EXCHANGE OF OPTA SHARES	46

STOCK EXCHANGE LISTING	47

SECURITIES LAW MATTERS	47

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	48

LEGAL MATTERS	52

REGULATORY MATTERS	52

RIGHTS OF DISSENT	52

INFORMATION CONCERNING OPTA MINERALS	54

INFORMATION CONCERNING THE ACQUIROR, THE ACQUIROR PARENT AND THE GUARANTOR	56

PRO FORMA FINANCIAL INFORMATION CONCERNING AMALCO	56

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	56

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	56

AUDITORS, TRANSFER AGENT AND REGISTRAR	57

DIRECTORS’ APPROVAL	57

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.	58

APPENDIX A – AMALGAMATION RESOLUTION	A-1

APPENDIX B – AMALGAMATION AGREEMENT	B-1

LETTER TO SHAREHOLDERS

March 1, 2016

Dear holders (“Shareholders”) of common shares (“Opta Shares”) in the capital of Opta Minerals Inc. (“Opta Minerals”).

You are invited to attend the special meeting (the “Meeting”) of Shareholders to be held at the offices of Wildeboer Dellelce LLP, 365 Bay Street, Suite 800, Toronto, Ontario, M5H 2V1 at 9:00 a.m. (Toronto time) on March 31, 2016. At the Meeting, Shareholders will be asked to consider the proposed amalgamation (the “Amalgamation”) of Opta Minerals and Wedge Acquisition Inc. (the “Acquiror”).

On February 11, 2016, Opta Minerals, the Acquiror, Wedge Acquisition Holdings Inc. (the “Acquiror Parent”) and Speyside Equity Fund I LP acting through its general partner Speyside I GP LLC (the “Guarantor”) entered into an acquisition agreement (the “Acquisition Agreement”) pursuant to which, among other things, Opta Minerals will amalgamate with the Acquiror pursuant to Section 181 of the Canada Business Corporations Act and continue as a wholly-owned subsidiary of the Acquiror Parent (“Amalco”) and each Shareholder (other than those Shareholders who validly exercise their right to dissent) will receive one redeemable share (“Amalco Redeemable Share”) of Amalco for each Opta Share held immediately prior to the Amalgamation. Immediately following the Amalgamation, each Amalco Redeemable Share will be redeemed by Amalco for: (i) C$0.52 per share payable in cash (the “Cash-only Option”); or (ii) at the election of the Shareholder, C$0.35 per share payable in cash plus an unsecured subordinated promissory note (a “Subordinated Note”) in the principal amount of C$0.17 per share (the “Cash and Note Option”). Shareholders who fail to make a proper election or fail to make an election by 9:00 a.m. (Toronto time) on March 29, 2016 will be deemed to have elected to receive the Cash-only Option pursuant to the Amalgamation.

The Subordinated Notes will be unsecured direct obligations of Amalco, will not be guaranteed by any party and will be subordinated in right of payment to senior indebtedness of Amalco. The Subordinated Notes will bear interest at a rate of 2% per annum (payable at the earlier of the maturity date or the date on which all principal outstanding thereunder is repaid), mature 30 months following the date of issuance and be subject to prepayment (in whole or in part), at any time, at the option of Amalco, and mandatory partial prepayments in certain circumstances. The Subordinated Notes may not be transferred other than a transfer of all but not less than all of the Subordinated Notes held by a holder to such holder’s direct or indirect wholly-owned subsidiary. The Subordinated Notes will not be listed on any stock exchange and there is no market through which the Subordinated Notes may be sold.

The Opta Shares are currently listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the trading symbol “OPM”. On January 12, 2016, Opta Minerals announced that it had received notice from the TSX that the Opta Shares would be delisted from the TSX effective at the close of market on February 11, 2016, on the basis that Opta Minerals no longer met the continued listing requirements of the TSX.  The proposed delisting of the Opta Shares has been extended until March 11, 2016.  It is anticipated that the Opta Shares will continue to be listed on the TSX pending the consummation of the Amalgamation, and it is expected that the Opta Shares will be delisted from the TSX thereafter.

Stormvalley Investments B.V. (the “Rollover Shareholder”), an entity which is associated with Mr. Bernhard Rumbold (an officer and director of Opta Minerals), has entered into an agreement with the Acquiror Parent, pursuant to which the Rollover Shareholder has agreed to exchange all of the Opta Shares held by it for shares of Acquiror Parent (which Opta Shares will subsequently be transferred by Acquiror Parent to the Acquiror in consideration for common shares of Acquiror), immediately prior to the effective time of the Amalgamation. As a result of the foregoing, the Rollover Shareholder will continue to hold an interest (indirectly through Acquiror Parent) in Amalco following the completion of the Amalgamation, and the Amalgamation may be considered a “business combination” under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”).

SunOpta Inc. (“SunOpta”), the Rollover Shareholder and the directors and officers of Opta Minerals (with the exception of Mr. Austin Beutel), together holding in the aggregate approximately 69.2% of the outstanding Opta Shares, have entered into support and voting agreements pursuant to which they have agreed to support and vote in favour of the resolution to approve the Amalgamation (the “Amalgamation Resolution”) at the Meeting. The support and voting agreements entered into by SunOpta and the Rollover Shareholder cannot be terminated in the event of a superior proposal for Opta Minerals. SunOpta has also irrevocably agreed under its support and voting agreement to elect to receive the Cash and Note Option pursuant to the Amalgamation.

The fact that SunOpta has elected to receive the Cash and Note Option pursuant to the Amalgamation and the fact that the Subordinated Notes are being made available to all Shareholders should not be interpreted by Shareholders as being an endorsement of the Cash and Note Option.

The board of directors of Opta Minerals (with Mr. Bernhard Rumbold as an interested director abstaining), following the receipt and review of recommendations from a special committee of independent directors of Opta Minerals, has approved the Acquisition Agreement and the Amalgamation and has determined that the Amalgamation is fair to Shareholders (other than the Rollover Shareholder and Shareholders who elect to receive the Cash and Note Option pursuant to the Amalgamation) and is in the best interests of Opta Minerals, and recommends that Shareholders vote in favour of the Amalgamation Resolution.

In making the foregoing recommendation, the board focused on the Cash-only Option. Shareholders considering the election of the Cash and Note Option pursuant to the Amalgamation should exercise caution and are strongly urged to consult their own financial, legal, tax or other professional advisors having regard to their own particular circumstances.

It is very important that you vote no matter how many Opta Shares you own. In order for the Amalgamation and other transactions described in the accompanying Management Information Circular (the “Information Circular”) to become effective, the Amalgamation Resolution to be considered at the Meeting must be approved by not less than 66 2/3% of the votes cast by the Shareholders who vote either in person or by proxy at the Meeting. The minority approval requirements of MI 61-101 may also be applicable in connection with the Amalgamation, and in addition to obtaining approval of the Amalgamation Resolution by not less than 66 2/3% of the votes cast by the Shareholders who vote either in person or by proxy at the Meeting, approval will also be sought from a majority of the votes cast by the Shareholders who vote either in person or by proxy at the Meeting after excluding the votes of the Rollover Shareholder. Completion of the Amalgamation is also subject to a number of conditions precedent customary in a transaction of this nature. See “Securities Laws Matters — MI 61-101” and “The Acquisition Agreement — Conditions Precedent to the Amalgamation” in the accompanying Information Circular for further details.

Full details of the Amalgamation are set out in the accompanying Notice of Special Meeting of Shareholders and Information Circular. We urge you to read the Information Circular, give it your careful consideration, attend the Meeting and vote. If you require assistance, consult your financial, legal, tax or other professional advisors. If you are unable to attend the Meeting in person, please vote by submitting a proxy in the manner detailed in the Information Circular to ensure your representation at the Meeting.

If the Amalgamation is approved by Shareholders and all other conditions to the implementation of the Amalgamation are satisfied or waived, Opta Minerals anticipates that the Amalgamation will become effective on or about April 1, 2016.

Yours truly,

(signed) “John Dietrich”

John Dietrich

Executive Vice President and Secretary

Opta Minerals Inc.

OPTA MINERALS INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the holders (“Shareholders”) of common shares (“Opta Shares”) in the capital of Opta Minerals Inc. (“Opta Minerals”) will be held at the offices of Wildeboer Dellelce LLP, 365 Bay Street, Suite 800, Toronto, Ontario, M5H 2V1 at 9:00 a.m. (Toronto time) on March 31, 2016, for the following purposes:

(a)	to consider, and if thought advisable, to pass a special resolution (the “Amalgamation Resolution”), a copy of which is attached as Appendix A to the management information circular (the “Information Circular”), approving the amalgamation (the “Amalgamation”) of Opta Minerals and Wedge Acquisition Inc. (the “Acquiror”), under section 181 of the Canada Business Corporations Act (“CBCA”), on the terms and conditions set forth in the amalgamation agreement dated February 11, 2016 between Opta Minerals and the Acquiror, a copy of which is attached as Appendix B to the Information Circular; and

(b)	to transact such other business, including amendments to the foregoing, as may properly be brought before the Meeting or any adjournment or postponement thereof.

The board of directors of Opta Minerals (with Mr. Bernhard Rumbold as an interested director abstaining) recommends that Shareholders vote FOR the Amalgamation Resolution.

The nature of the business to be transacted at the Meeting and the specific details regarding the Amalgamation are described in further detail in the accompanying Information Circular and the appendices thereto. The full text of the Amalgamation Agreement is attached as Appendix B to the Information Circular.

Each Opta Share entitled to be voted at the Meeting will entitle the holder thereof to one vote at the Meeting in respect of each matter to be voted on at the Meeting. The record date for determination of Shareholders entitled to receive notice of and to vote at the Meeting is March 1, 2016 (the “Record Date”).

Only Shareholders whose names have been entered on the register of Shareholders at the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

If you are a registered Shareholder and are unable to attend the Meeting or any adjournment or postponement thereof in person, please complete, sign and return the enclosed form of proxy to TMX Equity Transfer Services Inc., Attn: Proxy Dept., 200 University Avenue, Suite 300, Toronto, Ontario M5H 4H1, or by fax to (416) 595-9593 not later than 48 hours (excluding Saturdays, Sundays and holidays in Ontario) prior to the time of the Meeting or any adjournment or postponement thereof.

If you are not a registered Shareholder and received these materials through your broker or through another intermediary, please complete and return the voting instruction form provided to you in accordance with the instructions provided therein.

Pursuant to section 190 of the CBCA, registered Shareholders are entitled to exercise rights of dissent in respect of the proposed Amalgamation and, if the Amalgamation becomes effective, to be paid the fair value of the Opta Shares in respect of which the holder thereof dissents. A dissenting Shareholder must send to Opta Minerals a written objection to the Amalgamation Resolution on or before the date of the Meeting or any adjournment or postponement thereof to be effective.

The written objection must be addressed to Opta Minerals, c/o Wildeboer Dellelce LLP, 365 Bay Street, Suite 800, Toronto, Ontario M5H 2V1, Attention: James Brown, and must be received on or before the date of the Meeting. Failure to strictly comply with the requirements set forth in section 190 of the CBCA may result in the loss of any right to dissent. Persons who are beneficial owners of Opta Shares registered in the name of a broker, dealer, bank or trust company or other nominee who wish to dissent should be aware that only registered holders of Opta Shares are entitled to dissent. Some, but not all, of the Opta Shares have been issued in the form of a global certificate in the name of CDS Clearing and Depositary Services Inc. or its nominee (which is, as of the date hereof, CDS & Co.) (“CDS”) and, as such, CDS is the registered holder of some, but not all, of the Opta Shares. Accordingly, a beneficial owner of Opta Shares who wishes to exercise the right of dissent must make arrangements for the Opta Shares beneficially owned by such Shareholder to be registered in the Shareholder’s name prior to the time the written objection to the Amalgamation Resolution is required to be received by Opta Minerals or, alternatively, make arrangements for the registered Shareholder of such Opta Shares to dissent on the holder’s behalf. You may have received this Information Circular and Notice of Meeting but still be a beneficial owner of Opta Shares. Shareholders wishing to exercise their dissent rights are encouraged to seek advice of their legal or financial advisor.

i

DATED at Waterdown, Ontario this 1st day of March, 2016.

BY ORDER OF THE BOARD OF DIRECTORS OF OPTA MINERALS INC.

(signed) “John Dietrich”

John Dietrich

Executive Vice President and Secretary

Opta Minerals Inc.

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GLOSSARY OF TERMS

The following is a glossary of certain terms used in this Information Circular. Certain other terms used herein but not defined herein are defined in the Acquisition Agreement and, unless the context otherwise requires, shall have the same meanings herein as in the Acquisition Agreement.

“Acceptable Confidentiality Agreement” means a confidentiality agreement providing access to non-public information concerning Opta Minerals and the Opta Minerals Subsidiaries to any person (other than the Acquiror Parent, the Acquiror or any of their affiliates), such confidentiality agreement containing substantially the same terms and conditions as the Confidentiality Agreement;

“Acquiror” means Wedge Acquisition Inc., a corporation existing under the laws of Canada;

“Acquiror Common Shares” means common shares in the capital of the Acquiror;

“Acquiror Financial Statements” has the meaning ascribed thereto under the heading “Information concerning the Acquiror, the Acquiror Parent and the Guarantor – Financial Statements of Acquiror”;

“Acquiror Parent” means Wedge Acquisition Holdings Inc., a corporation existing under the laws of British Columbia;

“Acquisition Agreement” means the acquisition agreement dated February 11, 2016 entered into between Opta Minerals, the Acquiror, the Acquiror Parent and the Guarantor, including all schedules thereto and any amendments thereto, a copy of which was filed on SEDAR and is available for review under Opta Minerals’ profile at www.sedar.com;

“Acquisition Proposal” means, other than the transactions contemplated by the Acquisition Agreement, any offer, proposal, expression of interest, or inquiry (written or oral) from any person or group of persons (other than the Acquiror Parent, the Acquiror, the Guarantor or any of their affiliates) after the date hereof relating to:

(a)	a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding-up or other similar transaction involving Opta Minerals or any Opta Minerals Subsidiary;

(b)	any take-over bid, tender offer or exchange offer for any class of voting or equity securities (or any securities exchangeable for or convertible into voting or equity securities) of Opta Minerals or any Opta Minerals Subsidiary;

(c)	any sale (or any lease, joint venture, licensing, long-term supply agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets of Opta Minerals or any Opta Minerals Subsidiary;

(d)	any sale of shares or equity interest (or securities exchangeable for or convertible into such shares or equity interest) of Opta Minerals or any Opta Minerals Subsidiary, or

(e)	any similar transaction or series of transactions,

which, in any case, if consummated would result in such person or group of persons (other than the Acquiror Parent, the Acquiror, the Guarantor or any of their affiliates) beneficially owning 20% or more of the voting rights attached to any class of shares or other equity interests of Opta Minerals or beneficially owning assets representing 20% or more of the fair market value of the assets of Opta Minerals and the Opta Minerals Subsidiaries on a consolidated basis or contributing 20% or more of the consolidated revenue of Opta Minerals and the Opta Minerals Subsidiaries;

“affiliate” has the meaning ascribed thereto in the Securities Act;

“Alternative Transaction” has the meaning ascribed thereto in Section 8.7 of the Acquisition Agreement;

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“Amalco” means the corporation resulting from the Amalgamation, which will be named “Opta Minerals Inc.”;

“Amalco Common Shares” means common shares in the capital of Amalco;

“Amalco Pro Forma Financial Statements” has the meaning ascribed thereto under the heading “Pro Forma Financial Information Concerning Amalco”;

“Amalco Redeemable Shares” means the redeemable shares in the capital of Amalco having the rights, privileges, conditions and restrictions set forth in Exhibit 1 to the Amalgamation Agreement;

“Amalgamation” means the amalgamation of Opta Minerals and the Acquiror under the provisions of Section 181 of the CBCA on the terms and conditions set out in the Amalgamation Agreement;

“Amalgamation Agreement” means the amalgamation agreement dated February 11, 2016 entered into between Opta Minerals and the Acquiror, including all schedules thereto and any amendments thereto, a copy of which is attached as Appendix B;

“Amalgamation Resolution” means the special resolution of Shareholders approving the Amalgamation to be considered at the Meeting, in substantially the form attached hereto as Appendix A;

“Articles of Amalgamation” means the articles confirming the Amalgamation to be filed with the Director under the CBCA;

“associate” has the meaning ascribed thereto in the Securities Act;

“Authorization” means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation;

“Beneficial Holder” has the meaning ascribed thereto under the heading “General Proxy Matters – Advice to Beneficial Holders of Opta Shares” in this Information Circular;

“Board” or “Board of Directors” means the board of directors of Opta Minerals;

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks located in Toronto, Ontario, and New York, New York, are open for the conduct of business;

“CBCA” means the Canada Business Corporations Act, including the regulations promulgated thereunder;

“CDS” means CDS Clearing and Depositary Services Inc. or its nominee (which is, as of the date hereof, CDS & Co.);

“Certificate of Amalgamation” means the certificate of amalgamation issued by the Director pursuant to the CBCA;

“Confidentiality Agreement” means the confidentiality agreement dated as of June 19, 2015 between Speyside Equity and Opta Minerals;

“Consideration” means, collectively, the Share Consideration and the Option Consideration;

“Contract” means any contract, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership, note, instrument or other agreement or obligation (whether written or oral) to which Opta Minerals or any Opta Minerals Subsidiary is a party or by which Opta Minerals or any Opta Minerals Subsidiary is bound or affected or to which any of their respective properties or assets is subject;

“Court” means a court as defined in the CBCA;

“Corporation” or “Opta Minerals” means Opta Minerals Inc.;

“Depositary” means Equity Financial Trust Company or such other person that may be appointed by the Acquiror for the purpose of receiving deposits of certificates representing Opta Shares;

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“Director” means the Director appointed under section 260 of the CBCA;

“Dissent Rights” means the right of a registered Shareholder pursuant to section 190 of the CBCA to dissent with respect to the Amalgamation Resolution and to be paid the fair value of the Opta Shares in respect of which the Shareholder dissents, all in accordance with section 190 of the CBCA;

“Dissenting Shareholder” means a registered Shareholder exercising Dissent Rights;

“D&O Support Agreements” means, collectively, the support and voting agreements dated as of the date of the Acquisition Agreement between the Acquiror Parent, the Acquiror and each of the directors and officers of Opta Minerals, with the exception of Mr. Austin Beutel, providing for, among other things, and subject to the exceptions contained therein, each such individual to hold his or her Opta Shares until the Meeting and to vote in favour of the Amalgamation at the Meeting;

“Effective Date” means the third (3rd) Business Day immediately following the date on which all the conditions set forth in Article 6 of the Acquisition Agreement are satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date), or such other Business Day as may be agreed upon by the Parties;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date;

“Election Deadline” means 9:00 a.m. (Toronto time) on March 29, 2016;

“Excluded Shareholders” means the Rollover Shareholder and those Shareholders electing to receive the Cash and Note Option pursuant to the Amalgamation;

“Financial Advisor” means Houlihan Lokey Capital, Inc.

“Fairness Opinion” means the fairness opinion rendered to the Board by the Financial Advisor dated February 11, 2016, a copy of which is attached as Appendix C;

“Governmental Entity” means (i) any supranational, national, governmental, federal, provincial, state, territorial, municipal, quasi-governmental, administrative, judicial or regulatory authority, agency, board, bureau, commission, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing, including Securities Authorities; and (ii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court;

“Guarantor” means Speyside Equity Fund I LP, acting through its general partner Speyside I GP LLC;

“IFRS” means International Financial Reporting Standards;

“Information Circular” means this management information circular of Opta Minerals dated March 1, 2016, together with all appendices hereto;

“Intermediary” has the meaning ascribed thereto under the heading “General Proxy Matters – Advice to Beneficial Holders of Opta Shares” in this Information Circular;

“Laws” or “Law” means any applicable laws, including national, provincial, state, municipal, territorial and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, protocols, codes, guidelines, policies, notices, directions or other requirements of any Governmental Entity having the force of law;

“Letter of Transmittal and Election Form” means the Letter of Transmittal and Election Form accompanying this Information Circular, for use by the Shareholders, in connection with the Amalgamation;

“Material Adverse Effect” means, in respect of Opta Minerals, a change, effect, event, fact or occurrence that is, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities, capitalization, condition (financial or otherwise), operations or results of operations of Opta Minerals and the Opta Minerals Subsidiaries taken as a whole, other than any effect relating to or arising in connection with:

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(a)	changes in general economic, business, regulatory or political conditions or securities, capital, credit, financial or banking markets generally, or any worsening thereof, in Canada, the United States or Europe;

(b)	changes in currency exchange rates, interest rates or inflation;

(c)	changes generally affecting any of the industries in which Opta Minerals and the Opta Minerals Subsidiaries conduct business;

(d)	the failure by Opta Minerals (in and of itself) to meet any earnings projections, forecasts or estimates, whether internal or previously publicly announced (it being understood that the causes underlying such failure may be taken into account in determining whether there has been a Material Adverse Effect);

(e)	any act of terrorism or any outbreak of hostility or war or declaration of national emergency or any escalation of any such event;

(f)	any natural disaster or act of God;

(g)	a change in the market trading price or trading volume of shares of Opta Minerals (it being understood that the causes underlying such change may be taken into account in determining whether there has been a Material Adverse Effect);

(h)	any generally applicable change in applicable Laws (other than orders, judgments or decrees against Opta Minerals or any of the Opta Minerals Subsidiaries); or

(i)	any generally applicable change in IFRS;

provided that any change, effect, event, fact or occurrence referred to in clauses (a), (b), (c), (e), (f), (h) and (i) above, does not, in any material respect, disproportionately adversely affect Opta Minerals and the Opta Minerals Subsidiaries taken as a whole, compared to other companies operating in the industry in which Opta Minerals and the Opta Minerals Subsidiaries operate;

“Meeting” means the special meeting of the Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with Laws for the purpose of considering and approving the Amalgamation Resolution and all other matters requiring approval pursuant to the terms and conditions of the Acquisition Agreement;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“Opta Financial Statements” means the audited consolidated financial statements of Opta Minerals as at and for the financial years ended December 31, 2015 and 2014, together with the notes thereto and the auditors’ report thereon;

“Opta Minerals Governing Documents” means Opta Minerals’ articles, by-laws or other constating documents;

“Opta Options” means the outstanding options to purchase Opta Shares granted under the stock option plan of Opta Minerals (as amended and restated as of April 27, 2011);

“Opta Shares” means common shares in the capital of Opta Minerals including common shares issued on the exercise of Options;

“Opta Minerals Subsidiaries” means the subsidiaries of Opta Minerals, and “Opta Minerals Subsidiary” means any one of them;

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“Option Consideration” means, in respect of each Opta Option, a cash amount (in Canadian dollars) equal to the amount, if any, by which (i) the product obtained when (x) the number of Opta Shares underlying such Opta Option is multiplied by (y) the amount that the Share Consideration exceeds (ii) the aggregate exercise price payable under such Opta Option by the holder thereof to acquire the Opta Shares underlying such Opta Option;

“Outside Date” means June 10, 2016, or such later date as the Parties may agree in writing;

“Parties” means Opta Minerals, the Acquiror Parent, the Acquiror and the Guarantor, and “Party” means any of them;

“person” includes an individual, general partnership, limited partnership, corporation, company, limited liability company, body corporate, joint venture, unincorporated organization, other form of business organization, trust, trustee, executor, administrator or other legal representative;

“Record Date” means March 1, 2016;

“Regulation S” means Regulation S promulgated under the U.S. Securities Act;

“Required Contractual Consents” means those consents, approvals and notices required from, or required to be given to, any third-party in connection with the transactions contemplated by the Acquisition Agreement and which are required to be obtained or given by, as applicable, Opta Minerals prior to the Effective Time;

“Required Regulatory Approval” means those sanctions, rulings, consents, authorizations, orders, clearances, exemptions, permits and other approvals (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, that are required to be obtained in connection with the transactions contemplated by the Acquisition Agreement prior to the Effective Time;

“Requisite Shareholder Approval” means a vote passed by not less than 66 2/3% of the votes cast by Shareholders who vote either in person or by proxy at the Meeting and by a majority of the votes cast by the Shareholders who vote either in person or by proxy at the Meeting after excluding the votes of the Rollover Shareholder;

“Rollover Shareholder” means Stormvalley Investments B.V., an entity which is associated with Mr. Bernhard Rumbold (an officer and director of Opta Minerals);

“Rollover Shareholder Support Agreement” means the irrevocable support and voting agreement dated as of the date of the Acquisition Agreement between the Acquiror Parent, the Acquiror and the Rollover Shareholder providing for, among other things, the Rollover Shareholder to hold its Opta Shares until the Meeting and to vote in favour of the Amalgamation at the Meeting;

“SEC” means the United States Securities Exchange Commission;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Authorities” means the applicable securities commissions and other securities authorities in Canada;

“Securityholders” means, collectively, the holders of Opta Shares and Opta Options;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Share Consideration” means the consideration payable by Amalco for the redemption of the Amalco Redeemable Shares issued pursuant to the Amalgamation as follows: (i) $0.52 per share, payable entirely in cash (the “Cash-only Option”); or (ii) at the election of the Shareholder, $0.35 per share, payable in cash, and a Subordinated Note in the principal amount of $0.17 per share (the “Cash and Note Option”);

“Shareholders” means the registered or beneficial holders from time to time of the Opta Shares, as the context requires;

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“Special Committee” means the special committee of independent directors of Opta Minerals formed in connection with the review of strategic alternatives of Opta Minerals;

“Specified Lock-Up Termination Event” means the valid termination of the Specified Support Agreements in accordance with their terms;

“Specified Support Agreements” means, collectively, the SunOpta Support Agreement and the Rollover Shareholder Support Agreement;

“Speyside Equity” means Speyside Equity LLC, acting on its own behalf or on behalf of its affiliates or funds under their management;

“Subordinated Notes” means the subordinated unsecured notes of Amalco, having substantially the terms set out in Appendix E hereto, issuable upon redemption of the Amalco Redeemable Shares immediately following the completion of the Amalgamation to those Shareholders that elect to receive the Cash and Note Option;

“subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions;

“SunOpta” means SunOpta Inc.;

“SunOpta Support Agreement” means, the irrevocable support and voting agreement dated as of the date of the Acquisition Agreement between the Acquiror Parent, the Acquiror and SunOpta providing for, among other things, SunOpta to hold its Opta Shares until the Meeting and to vote in favour of the Amalgamation at the Meeting;

“Superior Proposal” means a written Acquisition Proposal:

(a)	to purchase or otherwise acquire, directly or indirectly, (i) all of the Opta Shares (not beneficially owned by the party making such Acquisition Proposal) and pursuant to which all Shareholders are offered the same consideration in form and amount per Opta Share to be purchased or otherwise acquired, or (ii) all or substantially all of the assets of Opta Minerals and the Opta Minerals Subsidiaries taken as a whole;

(b)	that did not result from a breach of Article 7 of the Acquisition Agreement;

(c)	that complies with applicable Laws in all material respects;

(d)	in respect of which any required financing to complete such Acquisition Proposal has been obtained or committed, as demonstrated to the satisfaction of the Board, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel);

(e)	that is not subject to any due diligence condition;

(f)	that the Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) (i) is reasonably capable of completion taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal, and (ii) would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable from a financial point of view to the Shareholders (other than the Acquiror and its affiliates) than the Amalgamation (including any adjustment to the terms and conditions of the Amalgamation proposed by the Acquiror pursuant to Section 7.3(c) of the Acquisition Agreement); and

(g)	in respect of which the Board has determined in good faith (after receipt of advice from its outside legal counsel) that failure to recommend such Acquisition Proposal to Shareholders would be inconsistent with its fiduciary duties;

“Support Agreements” means, collectively, the D&O Support Agreements, the Rollover Shareholder Support Agreement and the SunOpta Support Agreement;

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“Supporting Shareholders” means, collectively, those Shareholders who are parties to the Support Agreements (and who collectively hold, in the aggregate, approximately 69.2% of the outstanding Opta Shares);

“Tax Act” means the Income Tax Act (Canada), including the regulations promulgated thereunder;

“Termination Payment” means the payment of an amount equal to $1,000,000;

“TSX” means the Toronto Stock Exchange;

“United States” or “U.S.” means the United States, as defined in Rule 902(1) of Regulation S;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Holder” means a “U.S. holder”, as such term is defined in Rule 800 under the U.S. Securities Act; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

All dollar amounts set forth in this Information Circular are in Canadian dollars, unless otherwise noted.

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MANAGEMENT INFORMATION CIRCULAR

Introduction

This Information Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of Opta Minerals for use at the Meeting to be held on March 31, 2016 and any adjournments or postponements thereof. No person has been authorized to give any information or make any representation in connection with the Amalgamation or any other matters to be considered at the Meeting other than those contained in this Information Circular and, if given or made, any such information or representation must not be relied upon as having been authorized.

The information concerning the Acquiror, the Acquiror Parent and the Guarantor contained in this Information Circular has been provided by the Acquiror, the Acquiror Parent or the Guarantor. Although Opta Minerals has no knowledge that would indicate that any of such information is untrue or incomplete, Opta Minerals does not assume any responsibility for the accuracy or completeness of such information or the failure by the Acquiror, the Acquiror Parent or the Guarantor to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to Opta Minerals.

All summaries of, and references to, the Acquisition Agreement in this Information Circular are qualified in their entirety by reference to the complete text of the Acquisition Agreement, a copy of which is available for review under the Corporation’s SEDAR profile at www.sedar.com.

All capitalized terms used in this Information Circular but not otherwise defined herein have the meanings set forth under “Glossary of Terms”. Information contained in this Information Circular is given as of March 1, 2016 unless otherwise specifically stated.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Information Circular contains certain forward-looking statements and forward-looking information (as defined in applicable Canadian securities legislation) which are based on Opta Minerals’ current internal expectations, estimates, projections, assumptions and beliefs, including, among other things, assumptions with respect to the Amalgamation and management’s assessment of future capital expenditures and cash flows. Readers are cautioned that assumptions used in the preparation of such information may prove to be incorrect. The use of any of the words “may”, “will”, “expect”, “anticipate”, “continue”, “estimate”, “project”, “plan”, “should”, “could”, “believe” and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements or information. Opta Minerals believes that the expectations reflected in those forward-looking statements and information are reasonable but no assurance can be given that these expectations, or the assumptions underlying these expectations, will prove to be correct and such forward-looking statements and information included in this Information Circular should not be unduly relied upon. Such forward-looking statements and information speak only as of the date of this Information Circular and Opta Minerals does not undertake any obligation to publicly update or revise any forward-looking statements or information, except as required by Laws.

In particular, this Information Circular contains forward-looking statements which include, but are not limited to, statements and information pertaining to the following:

•	the completion of the Amalgamation and satisfaction of the conditions to completion of the Amalgamation;

•	the expected timing of the Meeting and the anticipated Effective Date;

•	the expectation that the Rollover Shareholder will become a shareholder of Acquiror Parent;

•	the expectation that the officers and directors of Opta Minerals (other than Mr. Bernhard Rumbold through his association with the Rollover Shareholder) will elect to receive the Cash-only Option pursuant to the Amalgamation;

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•	the delisting of the Opta Shares from the TSX and the expected timing thereof;

•	Opta Minerals ceasing to be a reporting issuer and the expected timing thereof;

•	the Share Consideration to be received by Shareholders;

•	the treatment of Shareholders under Laws;

•	Opta Minerals’ assessment of future plans and operations;

•	availability and sources of financing available to Opta Minerals;

•	the solvency of Opta Minerals;

•	global debt and equity markets;

•	Opta Minerals’ business strategy; and

•	Opta Minerals’ market value and the reasons therefor and risks in respect thereof.

The forward-looking statements contained in this Information Circular are based on certain assumptions which include, but are not limited to, the following:

•	the Parties complying with the terms and conditions of the Acquisition Agreement;

•	the approval of the Amalgamation Resolution by Shareholders and satisfaction of the other conditions to completion of the Amalgamation;

•	no occurrence of any event, change or other circumstance which could give rise to the termination of the Acquisition Agreement; and

•	Opta Minerals’ debt levels, expenses, revenue and cash flows.

These factors should not be construed as exhaustive. The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this Information Circular are made as of the date of this Information Circular and Opta Minerals undertakes no obligation to update such forward-looking statements to reflect new information, subsequent events or otherwise unless so required by applicable Canadian securities Laws.

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INFORMATION FOR SHAREHOLDERS RESIDENT IN THE UNITED STATES

The Amalgamation involves, among other things, the issuance of Amalco Redeemable Shares in exchange for Opta Shares, and the issuance of Subordinated Notes to Shareholders who elect to receive the Cash and Note Option in exchange for the Amalco Redeemable Shares. Opta Minerals is a corporation existing under the federal laws of Canada. The Amalgamation is subject to the disclosure requirements of Canada, which are different from those of the United States. The Amalco Redeemable Shares that will be issued to Shareholders and the Subordinated Notes that will be issued to Shareholders electing to receive the Cash and Note Option have not been registered under the U.S. Securities Act or the securities laws of any state of the United States and are being issued in the United States in reliance on the exemption from the registration requirements of the U.S. Securities Act set forth in Rule 802 thereunder (“Rule 802”) and exemptions provided under the securities laws of each applicable state of the United States. Rule 802 provides an exemption from registration under the U.S. Securities Act for offers and sales of securities issued in exchange for securities of a foreign subject company where:

•	the subject company is a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act;

•	U.S. Holders of the foreign subject company hold no more than 10% of the securities that are the subject of the exchange offer or business combination;

•	U.S. Holders are permitted to participate in the exchange offer or business combination on terms at least as favourable as those offered to any other holder of the subject securities;

•	if an informational document is disseminated to shareholders in connection with the exchange offer or business combination, the informational document must include certain disclosure required under Rule 802, and must be disseminated to U.S. Holders, including any amendments thereto, in English, on a comparable basis to that provided to shareholders in the foreign subject company’s home jurisdiction; and

•	if an informational document is disseminated to shareholders in connection with the exchange offer or business combination, the informational document, including any amendments thereto, must be furnished to the SEC on Form CB, together with a Form F-X to appoint an agent for service of process in the United States.

This Information Circular will be filed with the SEC on Form CB.

The solicitation of proxies for the Meeting is not subject to the requirements of Section 14(a) of the U.S. Exchange Act. Accordingly, the solicitations and transactions contemplated in this Information Circular are made in the United States for securities of a Canadian issuer in accordance with Canadian corporate and securities laws, and this Information Circular has been prepared solely in accordance with disclosure requirements applicable in Canada. Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act and proxy statements under the U.S. Exchange Act.

Specifically, information concerning the operations of Opta Minerals contained herein has been prepared in accordance with Canadian disclosure standards, which are not comparable in all respects to United States disclosure standards. The unaudited and audited historical financial statements of Opta Minerals are presented in U.S. dollars. All financial statements were prepared in accordance with IFRS for financial periods after January 1, 2011 and are subject to Canadian auditing and auditor independence standards, which differ from United States generally accepted accounting principles and auditing and auditor independence standards in certain material respects, and thus may not be comparable to financial statements of United States companies. Likewise, information concerning assets and operations of Opta Minerals contained herein has been prepared in accordance with Canadian standards and is not comparable in all respects to similar information for United States companies.

Shareholders should be aware that the Amalgamation and ownership of Amalco Redeemable Shares and Subordinated Notes may have material tax consequences in the United States, including, without limitation, the possibility that the Amalgamation is a taxable transaction, in whole or in part, for United States federal income tax purposes. Tax considerations applicable to Shareholders subject to United States federal income tax have not been included in this Information Circular. Shareholders should consult their own tax advisors to determine the particular tax consequences to them of the Amalgamation.

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Enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that Opta Minerals and Amalco are organized under the laws of a jurisdiction outside the United States, that some of their respective officers and directors are residents of countries other than the United States, that certain of the experts named in this Information Circular may be residents of countries other than the United States, and that a substantial portion of the assets of Opta Minerals and Amalco, and such persons are located outside of the United States. As a result, it may be difficult or impossible for Shareholders in the United States to effect service of process within the United States upon Opta Minerals, Amalco, their respective officers and directors or the experts named herein, or to realize, against them, upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States. In addition, the Shareholders in the United States should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States.

The Amalco Redeemable Shares that will be issued to Shareholders and the Subordinated Notes that will be issued to Shareholders electing to receive the Cash and Note Option will be restricted securities under Rule 144(a)(3) under the U.S. Securities Act to the extent and proportion that the Opta Shares exchanged for such Amalco Redeemable Shares and Subordinated Notes were restricted securities prior to the Amalgamation. Consequently, any resale of such Amalco Redeemable Shares and such Subordinated Notes is subject to the registration requirement of the U.S. Securities Act unless they are resold under an exemption or exclusion from the U.S. Securities Act. Subject to certain limitations, holders of such Amalco Redeemable Shares and such Subordinated Notes may resell their Amalco Redeemable Shares and Subordinated Notes outside the United States without registration under the U.S. Securities Act under Regulation S. Additionally, the U.S. Securities Act imposes restrictions on Amalco Redeemable Shares and Subordinated Notes held by “affiliates” of Amalco after the Amalgamation or who have been “affiliates” of the Amalco within 90 days prior to the Amalgamation. Persons who may be deemed to be “affiliates” of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer. Such affiliates (and former affiliates) may also resell Amalco Redeemable Shares and Subordinated Notes pursuant to Rule 144 under the U.S. Securities Act, if available. However, unless certain conditions are satisfied, Rule 144 is not available for the resale of securities of issuers that have ever had (i) no or nominal operations; and (ii) no or nominal assets other than cash and cash equivalents.

Additionally, no broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this Information Circular and, if given or made, such information or representation must not be relied upon as having been authorized by Amalco or Opta Minerals.

THE AMALCO REDEEMABLE SHARES AND SUBORDINATED NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THE UNITED STATES, NOR HAS THE SEC OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS INFORMATION CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

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GENERAL PROXY MATTERS

Purpose of Solicitation

This Information Circular is provided in connection with the solicitation of proxies by or on behalf of management of Opta Minerals for use at the Meeting to be held at the offices of Wildeboer Dellelce LLP, 365 Bay Street, Suite 800, Toronto, Ontario, M5H 2V1 at 9:00 a.m. (Toronto time) on March 31, 2016, and at any adjournment or postponement thereof, for the purposes set forth in the Notice of Meeting accompanying this Information Circular.

Proxies will be solicited primarily by mail but may also be solicited personally, by telephone or by facsimile by the directors, officers or employees of the Corporation at nominal costs. The costs of solicitation will be borne by the Corporation. Pursuant to National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), arrangements have been made with clearing agencies, brokerage houses and other financial intermediaries to forward proxy solicitation materials to the beneficial owners of Opta Shares. The Corporation will provide, without cost to such persons, upon request to the Secretary of the Corporation, additional copies of the foregoing documents required for this purpose.

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy are representatives of management of the Corporation and are directors and/or officers of the Corporation. A registered Shareholder has the right to appoint a person or company (who need not be a Shareholder of the Corporation), other than the persons designated in the accompanying form of proxy, to represent the Shareholder at the Meeting. Such right may be exercised by inserting the name of such person or company in the blank space provided in the proxy or by completing another proper form of proxy. A registered Shareholder wishing to be represented by proxy at the Meeting or any adjournment or postponement thereof must deposit his, her or its executed form of proxy with the Corporation’s transfer agent and registrar, TMX Equity Transfer Services Inc., 200 University Avenue, Suite 300, Toronto, Ontario, M5H 4H1 (Attention: Proxy Department), on or before 9:00 a.m. (Toronto time) on March 29, 2016, or at least 48 hours, excluding Saturdays, Sundays and holidays in Ontario, before any adjournment or postponement of the Meeting at which the proxy is to be used, or by delivering it to the Chair of the Meeting before the time of voting on the day of the Meeting or any adjournment or postponement thereof. After such time, the Chair of the Meeting may accept or reject a form of proxy delivered to him or her in his or her discretion but is under no obligation to accept or reject any particular late form of proxy. A proxy should be executed by the Shareholder or his or her attorney duly authorized in writing or, if the Shareholder is a corporation, by a duly authorized officer or attorney.

In addition to any other manner permitted by law, a proxy may be revoked, before it is exercised, by an instrument in writing executed in the same manner as a proxy and deposited to the attention of the Secretary of the Corporation at the registered office of the Corporation at any time up to 5:00 p.m. (Toronto time) on the last business day before the day of the Meeting or any adjournment or postponement thereof at which the proxy is to be used or with the Chair of the Meeting on the day of the Meeting or any adjournment or postponement thereof and thereupon the proxy is revoked. The document used to revoke a proxy must be in writing and completed and signed by the registered Shareholder or his or her attorney authorized in writing or, if the Shareholder is a corporation, by a duly authorized officer or attorney thereof. The registered office of the Corporation is located at 407 Parkside Drive, Waterdown, Ontario, L0R 2H0.

A registered Shareholder attending the Meeting has the right to vote in person and, if he, she or it does so, his, her or its proxy is nullified with respect to the matters such person votes upon and any subsequent matters thereafter to be voted upon at the Meeting or any adjournment or postponement thereof.

Under normal conditions, confidentiality of voting is maintained by virtue of the fact that the Corporation’s transfer agent tabulates proxies and votes. However, such confidentiality may be lost as to any proxy or ballot if a question arises as to its validity or revocation or any other like matter. Loss of confidentiality may also occur if the Board decides that disclosure is in the interests of the Corporation or the Shareholders.

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Advice to Beneficial Holders of Opta Shares

The information set forth in this section is of significant importance to many Shareholders as a substantial number of Shareholders do not hold Opta Shares in their own name and therefore are considered non-registered Beneficial Holders. Shareholders who do not hold Opta Shares in their own name (“Beneficial Holders”) should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation as the registered holders of Opta Shares can be recognized and acted upon at the Meeting. If Opta Shares are listed in an account statement provided to a Shareholder by a broker then, in almost all cases, those Opta Shares will not be registered in the Shareholder’s name on the records of the Corporation. Opta Shares beneficially owned by a Beneficial Holder are typically registered either: (i) in the name of an intermediary (an “Intermediary”) (including, among others, banks, trust companies, securities dealers, brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans) that the Beneficial Holder deals with in respect of the Opta Shares, or (ii) in the name of a clearing agency (such as CDS) of which the Intermediary is a participant. In accordance with the requirements of the Canadian Securities Administrators, the Corporation will have distributed copies of the Notice of Meeting, this Information Circular and the enclosed form of proxy to the Intermediaries or clearing agencies for onward distribution to Beneficial Holders. If you are a Beneficial Holder, your Intermediary will be the entity legally entitled to vote your Opta Shares at the Meeting. Opta Shares held by an Intermediary can only be voted upon the instructions of the Beneficial Holder. Without specific instructions, Intermediaries are prohibited from voting Opta Shares.

Applicable regulatory policy requires Intermediaries to seek voting instructions from Beneficial Holders in advance of the Meeting. Often, the form of proxy supplied to a Beneficial Holder by its Intermediary is identical to the form of proxy provided to registered Shareholders; however, its purpose is limited to instructing the registered Shareholder how to vote on behalf of the Beneficial Holder. The majority of Intermediaries now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically mails a scannable voting instruction form in lieu of the form of proxy. The Beneficial Holder is requested to complete and return the voting instruction form to Broadridge by mail or facsimile. Alternatively, the Beneficial Holder may call a toll-free telephone number or access the Internet to provide instructions regarding the voting of Opta Shares held by the Beneficial Holder. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of the Opta Shares to be represented at the Meeting. A Beneficial Holder receiving a voting instruction form cannot use that voting instruction form to vote Opta Shares directly at the Meeting, as the voting instruction form must be returned as directed by Broadridge well in advance of the Meeting in order to have such Opta Shares voted.

Beneficial Holders should ensure that instructions respecting the voting of their Opta Shares are communicated in a timely manner and in accordance with the instructions provided by their Intermediary or Broadridge, as applicable. Every Intermediary has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Holders in order to ensure that their Opta Shares are voted at the Meeting.

Although a Beneficial Holder may not be recognized directly at the Meeting for the purpose of voting Opta Shares registered in the name of their Intermediary, a Beneficial Holder may attend the Meeting as proxyholder for the Intermediary and vote the Opta Shares in that capacity. Beneficial Holders who wish to attend the Meeting and indirectly vote their Opta Shares as a proxyholder should enter their own names in the blank space on the form of proxy or voting instruction form provided to them by their Intermediary and/or Broadridge, as applicable, and return the same in accordance with the instructions provided by their Intermediary and/or Broadridge, as applicable, well in advance of the Meeting.

The purpose of the above-noted procedures is to permit Beneficial Holders to direct the voting of the Opta Shares which they beneficially own. Beneficial Holders should carefully follow the instructions and procedures of their Intermediary or Broadridge, as applicable, including those regarding when and where the form of proxy or voting instruction form is to be delivered.

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Voting of Proxies

The persons named in the accompanying form of proxy have been selected by the Board, are directors and/or officers of Opta Minerals and have indicated their willingness to represent, as proxyholder, the Shareholders who appoint them. Each registered Shareholder may instruct the proxyholder how to vote the Shareholder’s Opta Shares by completing the boxes on the form of proxy. Opta Shares represented by properly executed forms of proxy in favour of the person designated on the enclosed form will be voted or withheld from voting in accordance with the instructions given on the form of proxy. Opta Shares represented by proxy will be voted or withheld from voting in accordance with the instructions of the registered Shareholder on any ballot that may be called for and, if the registered Shareholder specifies a choice with respect to any matter to be acted upon, the Opta Shares will be voted accordingly.

In the absence of such instructions, such Opta Shares will be voted FOR the Amalgamation Resolution. The form of proxy confers discretionary authority upon the persons named therein with respect to amendments and variations to matters identified in the Notice of Meeting and with respect to any other matters which may properly come before the Meeting. The Opta Shares represented by the proxy will be voted on such matters in accordance with the best judgment of the person voting such Opta Shares. As of the date of this Information Circular, the management of Opta Minerals knows of no such amendments, variations or other matters to come before the Meeting.

Notice to Beneficial Holders

Beneficial Holders who have not objected to their Intermediary disclosing certain ownership information about themselves to the Corporation are referred to as non-objecting beneficial owners, or “NOBOs”. Beneficial Holders who have objected to their Intermediary disclosing the ownership information about themselves to the Corporation are referred to as objecting beneficial owners, or “OBOs”. In accordance with the requirements of NI 54-101, the Corporation is sending the Notice of Meeting, this Information Circular, and a form of proxy or voting instruction form, as applicable (collectively, the “Meeting Materials”) directly to the NOBOs and, indirectly, through Intermediaries to the OBOs. By choosing to send these materials to you directly, the Corporation (and not the Intermediary holding on your behalf) has assumed responsibility for: (i) delivering these materials to you; and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions. The Corporation has determined to pay the fees and costs of Intermediaries for their services in delivering Meeting Materials to OBOs in accordance with NI 54-101.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as disclosed below or elsewhere in this Information Circular, and other than through the ownership of Opta Shares, no person who has been a director or executive officer of the Corporation at any time since the beginning of the Corporation’s last financial year, or any associate or affiliate of any such person, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

Mr. Bernhard Rumbold, a director and officer of Opta Minerals, is an individual associated with the Rollover Shareholder. The Rollover Shareholder has entered into an agreement with the Acquiror Parent, pursuant to which the Rollover Shareholder has agreed to transfer to the Acquiror Parent, immediately prior to the Amalgamation, all of the Opta Shares held by the Rollover Shareholder in exchange for class A shares of the Acquiror Parent, and such Opta Shares will be transferred by the Acquiror Parent to the Acquiror in consideration of Acquiror Common Shares. The Rollover Shareholder holds, and will transfer to the Acquiror Parent, 480,000 Opta Shares, representing approximately 2.6% of the issued and outstanding Opta Shares. See “Particulars of Matters to be Acted Upon – The Amalgamation – Rollover Shareholder”.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

Opta Shares and Record Date

Opta Minerals is authorized to issue an unlimited number of Opta Shares and an unlimited number of preferred shares. As of March 1, 2016 there were 18,129,566 Opta Shares and no preferred shares issued and outstanding. Shareholders are entitled to one vote for each Opta Share held.

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The Board has fixed March 1, 2016 as the Record Date for the Meeting. Any registered Shareholder at the close of business on the Record Date is entitled to receive notice of the Meeting and to vote thereat or at any adjournments or postponements thereof.

Principal Holders

To the best of the knowledge of the directors and executive officers of Opta Minerals, as at March 1, 2016, no person or corporation beneficially owns or controls or directs, directly or indirectly, Opta Shares carrying 10% or more of the votes attached to all of the issued and outstanding Opta Shares, except as set forth below:

Name of Shareholder	Number of Opta Shares Beneficially Owned, or Controlled or Directed, Directly or Indirectly	Percentage of Outstanding Opta Shares
SunOpta Inc.	11,933,900	65.8%
Oakwest Corporation Limited	3,430,946	18.9%

Quorum

Two Shareholders, present in person or represented by proxy, entitled to cast votes representing at least 10% of the outstanding Opta Shares will constitute a quorum at the Meeting or any adjournment or postponement thereof. Opta Minerals’ list of Shareholders as of the Record Date has been used to deliver to Shareholders the Notice of Meeting and this Information Circular as well as to determine who is eligible to vote at the Meeting. If a quorum is not present at the Meeting, the Meeting may be adjourned to a fixed time and place, but no other business shall be transacted at the Meeting.

PARTICULARS OF MATTERS TO BE ACTED UPON

Purpose of the Meeting

At the Meeting, Shareholders will be asked to consider and vote on the Amalgamation Resolution and such other business as may properly come before the Meeting. At the time of printing of this Information Circular, the management of the Corporation knows of no other matter expected to come before the Meeting, other than the vote on the Amalgamation Resolution.

The Amalgamation

If approved by the Shareholders and if the conditions set out in the Acquisition Agreement are satisfied or waived, the Amalgamation will be effected in accordance with the Amalgamation Agreement and each Opta Share outstanding immediately prior to the Amalgamation (other than the Opta Shares held by the Acquiror) will be exchanged for one Amalco Redeemable Share. Each Amalco Redeemable Share will then immediately be redeemed by Amalco for the Share Consideration, which payment will be made following the redemption of the Amalco Redeemable Shares and upon the deposit by Shareholders of a validly completed and duly signed Letter of Transmittal and Election Form, together with accompanying share certificate(s), the whole in accordance with the Amalgamation Agreement and the terms of the Amalco Redeemable Shares.

Immediately after the Amalgamation, Amalco will continue to carry on the business and operations of Opta Minerals, and the name of Amalco shall be “Opta Minerals Inc.”

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The following description of the Amalgamation is qualified in its entirety by reference to the full text of the Amalgamation Agreement, a copy of which is attached as Appendix B to this Information Circular. At the Effective Time, shares of the share capital of each of Opta Minerals and the Acquiror as constituted prior to the filing of the Articles of Amalgamation shall be converted and cancelled as follows:

(a)	all issued and outstanding Opta Shares that are held by the Acquiror shall be cancelled, without any repayment of capital in respect thereof, and such shares shall not be converted into shares of Amalco;

(b)	all issued and outstanding Opta Shares, other than those held by the Acquiror, shall be converted into fully paid and non-assessable Amalco Redeemable Shares, on the basis of one fully paid and non-assessable Amalco Redeemable Share for each issued and outstanding Opta Share;

(c)	all of the issued and outstanding Acquiror Common Shares shall be converted into Amalco Common Shares on the basis of one issued, fully paid and non-assessable Amalco Common Share for each issued and outstanding Acquiror Common Share;

(d)	no fraction of an Amalco Redeemable Share or Amalco Common Share will be issued upon the Amalgamation contemplated hereby; instead, the number of Amalco Redeemable Shares and Amalco Common Shares so issuable, shall be rounded up or down, as the case may be, to the nearest whole number of Amalco Redeemable Shares and Amalco Common Shares, as applicable; and

(e)	all of the authorized and unissued shares in the share capital of each of the Acquiror and Opta Minerals shall be cancelled.

Share Consideration

Upon the redemption of the Amalco Redeemable Shares immediately following the Amalgamation, Shareholders (other than the Rollover Shareholder and any Shareholders that have properly exercised the rights of dissent) shall receive $0.52 payable in cash pursuant to the Cash-only Option or, at the election of the Shareholder, $0.35 payable in cash and a Subordinated Note in the principal amount of $0.17 pursuant to the Cash and Note Option. Shareholders who fail to make a proper election or fail to make an election by the Election Deadline will be deemed to have elected to receive the Cash-only Option pursuant to the Amalgamation. The actual amount of Share Consideration will be determined based on four decimal points, as further described below.

Each Shareholder will be deemed to have elected the Cash-only Option with respect to its Opta Shares unless such holder has deposited with the Depositary a duly completed and executed Letter of Transmittal and Election Form indicating that it has elected the Cash and Note Option prior to the Election Deadline, together with all documents and certificates required to be accompanied therewith.

Beneficial owners of Opta Shares registered in the name of CDS must make arrangements for the Opta Shares beneficially owned by them to be registered in their own name in order to receive the Cash and Note Option. Beneficial Holders are therefore encouraged to seek the advice of their legal or financial advisor prior to electing the Cash and Note Option.

In accordance with the Acquisition Agreement, the Share Consideration payable by Amalco in respect of the redemption of each Amalco Redeemable Share was determined as follows:

(i)	in the case of the Cash-only Option, an amount equal to $0.6933 per Opta Share minus the Per Share Estimated Transaction Cost (in the amount of $0.1731), payable entirely in cash; and

(ii)	in the case of the Cash and Note Option, an amount equal to $0.5257 per Opta Share minus the Per Share Estimated Transaction Cost (in the amount of $0.1731), payable in cash, and a Subordinated Note in the principal amount of $0.1676.

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The “Per Share Estimated Transaction Cost” was determined by dividing the Estimated Transaction Costs by the total number of Opta Shares issued and outstanding. For the purposes of calculating Per Share Estimated Transaction Cost, “Estimated Transaction Costs” means the aggregate amount of all fees and expenses incurred or to be incurred by Opta Minerals up to the Effective Date in connection with the negotiation, preparation and execution of the Acquisition Agreement, the Amalgamation Agreement, the Meeting or the Information Circular and the other transactions contemplated by the Acquisition Agreement, including, but not limited to, legal fees and expenses, investment banking fees, financial advisory fees and expenses (including any fees payable on the rendering of any opinion, including the Fairness Opinion, or the consummation of the Amalgamation), change of control and retention payments to management and employees, costs of Opta Mineral’s director and officer liability run-off insurance valid for six years following the Effective Date, fees payable to directors, printing and mailing costs in respect of the Information Circular, transfer agent fees and any other out-of-pocket costs and expenses incurred in connection with the Acquisition Agreement, the Amalgamation Agreement and other transactions contemplated thereby, subject to certain exclusions as agreed to by the Parties. The Estimated Transaction Costs for purposes of calculating the Share Consideration totalled $3,138,950.

All fees, costs and expenses incurred in connection with the Amalgamation are to be paid by the Party incurring such fees, costs or expenses (including, in the case of Opta Minerals, those fees, costs and expenses that constitute Estimated Transaction Costs).

Subordinated Notes

The Subordinated Notes partially comprising the Cash and Note Option will be unsecured direct obligations of Amalco, will not be guaranteed by any party and will be subordinated in right of payment to senior indebtedness of Amalco. The Subordinated Notes will bear interest at a rate of 2% per annum (payable at the earlier of the maturity date or the date on which all principal outstanding thereunder is repaid), mature 30 months following the date of issuance and be subject to prepayment (in whole or in part), at any time, at the option of Amalco, and mandatory partial prepayments in certain circumstances. The Subordinated Notes may not be transferred other than a transfer of all but not less than all of the Subordinated Notes held by a holder to such holder’s direct or indirect wholly-owned subsidiary. The Subordinated Notes will not be listed on any stock exchange and there is no market through which the Subordinated Notes may be sold.

Further details concerning the Subordinated Notes are set out in Appendix E – “Terms of the Subordinated Notes” and under the heading “Risk Factors – Risks Relating to the Ownership of Subordinated Notes”. See also “Pro Forma Financial Information Concerning Amalco”.

Shareholders considering the election of the Cash and Note Option pursuant to the Amalgamation should exercise caution and are strongly urged to consult their own financial, legal, tax or other professional advisors having regard to their own particular circumstances.

Treatment of Opta Options

As of the date hereof, there are 847,645 Opta Options issued and outstanding. Pursuant to the terms of the Acquisition Agreement, the holders of the outstanding Opta Options prior to the Effective Time shall receive the Option Consideration, if any, and such Opta Options shall immediately be cancelled. If a holder of Opta Options is entitled to Option Consideration that is equal to or less than zero, the holder of such Opta Options will not be entitled to any amount in respect of such Opta Options. As all of the outstanding Opta Options have an exercise price that is significantly above the amount of the Share Consideration (and are therefore “out-of-the money”), the amount obtained when applying the calculation used to determine the Option Consideration with respect to each Opta Option will be less than zero, and, therefore, holders of Opta Options will not be entitled to any amount in respect of their Opta Options. All Opta Options will be cancelled effective immediately prior to the Effective Time.

Rollover Shareholder

The Rollover Shareholder has agreed to transfer to the Acquiror Parent, immediately prior to the Amalgamation, all of the Opta Shares held by the Rollover Shareholder in exchange for class A shares of the Acquiror Parent, and such Opta Shares will be transferred by the Acquiror Parent to the Acquiror in consideration of Acquiror Common Shares. The Rollover Shareholder holds, and will transfer to the Acquiror Parent, 480,000 Opta Shares, representing approximately 2.6% of the issued and outstanding Opta Shares.

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Source of the Consideration

Subject to the satisfaction or waiver of any conditions contained in the Acquisition Agreement, the Acquiror (or the Acquiror Parent on behalf of the Acquiror) will, no later than the Effective Date, provide to the Depositary sufficient funds as agent for Shareholders, and Opta Minerals will, no later than the Effective Date, provide to the Depositary sufficient Subordinated Notes as agent for Shareholders, to pay in full the aggregate Share Consideration for the redemption of all of the Amalco Redeemable Shares issued pursuant to the Amalgamation to the holders of the Opta Shares, so as to permit the Depositary to make all cash and Subordinated Notes payments to Shareholders.

Change of Control Payments

In connection with the Amalgamation, the following officers of Opta Minerals are entitled to lump sum change of control payments (in the amounts set forth below) under the terms of their respective employment arrangements:

Name and Position	Change of Control Payment

John Dietrich, Executive Vice President and Secretary	$150,000
Paul Uguccioni, Vice President Operations	$235,000
David Rumble, Divisional Vice President and General Manager	$180,000
Peter Fryters, Chief Financial Officer and Treasurer	$167,000
Martin Caouette, Vice-President and General Manager	$134,000
$866,000

As each of these individuals holds less than 1% of the outstanding Opta Shares, such individuals are not considered to receive a collateral benefit under MI 61-101 pursuant to the Amalgamation.

BACKGROUND TO THE AMALGAMATION

Prior to the completion of Opta Minerals’ initial public offering in February 2005, Opta Minerals was an operating division of SunOpta. At all times following the completion of the initial public offering, SunOpta has continued to hold a controlling interest in Opta Minerals. As at the date of this Information Circular, SunOpta holds approximately 65.8% of the outstanding Opta Shares.

For the past several years, SunOpta has been focused on its core natural, organic and specialty foods business and has sought out and pursued various opportunities to divest of non-core assets, including its interest in Opta Minerals.

On September 7, 2011, Opta Minerals announced that, following discussions with SunOpta, the Board had commenced a process to identify and review strategic alternatives to enhance Shareholder value. A financial advisor was engaged by the Board and various possible alternatives were considered by the Board. The Board ultimately determined in December 2011 to suspend the strategic review process. The decision to suspend the strategic review process was based, in part, on an assessment of global market conditions, combined with a number of actionable near-term growth opportunities for Opta Minerals. The Board concluded that the interests of the Shareholders would be best served by pursuing, completing and integrating these expansion activities.

In late 2011 Opta Minerals acquired Inland RC, LLC, a manufacturer of pre-cast refractory shapes, injection lances and electric furnace deltas. During 2012 Opta Minerals completed two significant acquisitions. In February 2012, Opta Minerals acquired all of the outstanding common shares of Babco Industrial Corp., an industrial processor and supplier of petroleum coke (pet coke), synthetic slag, ladle sand and crushed graphite, and, in September 2012, Opta Minerals acquired WGI Heavy Minerals, Incorporated, a processor and supplier of industrial abrasive minerals and ultra-high pressure waterjet cutting machine replacement parts and components. These acquisitions were financed substantially by way of term debt (approximately $34 million in aggregate) under Opta Minerals’ credit agreement.

During late 2012 and 2013, the two industry segments in which Opta Minerals operates, namely the steel and magnesium segment and the industrial minerals segment, each faced significant challenges and the financial performance of Opta Minerals began to decline during this period. The steel and magnesium segment suffered from generally weak economic conditions in the steel industry and the industrial minerals segment suffered from, among other factors, reduced spending on infrastructure projects and significantly increased competitive pressure.

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On February 4, 2014, the Board was informed by SunOpta that it was again interested in pursuing the disposition of its interest in Opta Minerals in connection with its stated objective to dispose of non-core assets and focus on its core natural, organic and specialty foods business. The Board determined that it was in the best interest of Shareholders to work together with SunOpta to obtain the best transaction possible and maximize value for all Shareholders, having regard to the fact that SunOpta held a controlling interest in Opta Minerals and was committed to disposing of such interest.

In March 2014, the Financial Advisor was engaged by Opta Minerals to assist the Board in connection with the renewed strategic review process.

In July 2014, in connection with the strategic review process, the Board established the Special Committee to consider potential strategic alternatives to maximize Shareholder value, to review the aspects, features and terms of any particular strategic alternative identified, and to make recommendations to the Board with respect to any particular strategic alternative identified. The Special Committee was initially comprised of Messrs. Joe Riz, Donald Loeb and Bernhard Rumbold.

During the course of the strategic review process, which culminated with the execution of the Acquisition Agreement, management of Opta Minerals, the Special Committee and the Board, with the assistance of their respective legal advisors and the Financial Advisor, and in consultation with SunOpta, considered various alternatives available to Opta Minerals which were primarily focused on potential transactions involving the sale of Opta Minerals or the sale of all or substantially all of the assets of Opta Minerals. The Special Committee and the Board met separately on numerous occasions to review and consider the status of the strategic review process during the course of such process.

Over the course of the strategic review process: 148 parties were contacted from April 2014 to July 2014; 92 parties received a confidential information memorandum describing Opta Minerals and the potential sale of Opta Minerals; 16 parties submitted indications of interest by early July 2014; and 11 parties were invited to attend management presentations by late July 2014. Only three parties ultimately submitted proposals for the acquisition of the Corporation during 2014; however, none of these proposals led to a definitive offer acceptable to Opta Minerals and SunOpta and, as such, beginning in November 2014, Opta Minerals expanded options under consideration to include the potential alternative of selling its business units separately to different buyers, among other value-enhancing initiatives.

During 2014 and 2015, the operating performance of Opta Minerals continued to decline, in particular in the industrial minerals segment. The Corporation was, and continues to be, highly leveraged relative to its operations. Among other actions undertaken by Opta Minerals to address its operating performance, it began the process of restructuring its business (specifically the industrial minerals segment and corporate office), which included closing unprofitable locations, reducing costs and simplifying operations, and improving the balance sheet by reducing inventory, thereby improving liquidity. Opta Minerals’ restructuring efforts remain ongoing.

At the request of Opta Minerals, from May 2015 to June 2015, the Financial Advisor contacted three new parties, including Speyside Equity, and six parties that had previously expressed an indication of interest in acquiring Opta Minerals. On June 19, 2015, Speyside Equity entered into a confidentiality agreement with Opta Minerals and commenced its due diligence review of Opta Minerals and its business, operations and assets.

Two of the nine parties contacted, including Speyside Equity, submitted proposals for the acquisition of Opta Minerals. Speyside Equity emerged as the leading bidder in July 2015 and Opta Minerals entered into an exclusivity undertaking with Speyside Equity.

It was proposed during the course of negotiations with Speyside Equity that Oakwest Corporation Limited (a corporation controlled by Mr. Austin Beutel, a director of Opta Minerals) and the Rollover Shareholder (a corporation associated with Mr. Bernhard Rumbold, a director and officer of Opta Minerals) each retain an interest in Opta Minerals. At this point, Mr. Rumbold resigned from the Special Committee due to his potential interest in a transaction with Speyside Equity and the Special Committee continued to operate thereafter with two independent directors, namely, Messrs. Riz and Loeb.

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Ultimately, only the Rollover Shareholder agreed to exchange all of the Opta Shares held by it for shares of Acquiror Parent immediately prior to the effective time of the Amalgamation and, as a result, the Rollover Shareholder would continue to hold an interest (indirectly through Acquiror Parent) in Amalco following the completion of the Amalgamation.

Over the course of the next number of months Opta Minerals, SunOpta, the Rollover Shareholder and Speyside Equity continued to negotiate the terms and conditions of the Acquisition Agreement and other ancillary agreements. Specifically:

•	Opta Minerals and Speyside Equity negotiated the terms and conditions of the Acquisition Agreement, Amalgamation Agreement and D&O Support Agreements;

•	SunOpta and Speyside Equity negotiated the terms and conditions of the SunOpta Support Agreement and the terms of the Subordinated Notes;

•	the Rollover Shareholder and Speyside Equity negotiated the terms and conditions of the Rollover Shareholder Support Agreement and the exchange agreement relating to the acquisition of shares of Acquiror Parent by the Rollover Shareholder; and

•	Opta Minerals, Speyside Equity and the lenders under Opta Minerals’ credit agreement negotiated the terms and conditions of certain approvals, amendments and waivers necessary for the consummation of the Amalgamation (as more particularly described below).

The fact that SunOpta has elected to receive the Cash and Note Option pursuant to the Amalgamation and the fact that the Subordinated Notes are being made available to all Shareholders should not be interpreted by Shareholders as being an endorsement of the Cash and Note Option.

At a meeting held on February 1, 2016, the Special Committee met to review the terms and conditions of the proposed Amalgamation. The Special Committee’s legal counsel and, at the request of the Board, the Financial Advisor were present. At the request of the Board, the Financial Advisor reviewed with the Special Committee its preliminary financial analysis of Opta Minerals and the proposed Amalgamation. The Special Committee was provided with the opportunity to ask questions of legal counsel to the Special Committee and the Financial Advisor.

At a subsequent meeting held on February 4, 2016, the Special Committee met, with its legal counsel and, at the request of the Board, the Financial Advisor in attendance. At the request of the Board, the Financial Advisor updated the Special Committee regarding its preliminary financial analysis of Opta Minerals and the proposed Amalgamation. The Special Committee was provided with the opportunity to ask questions of its legal counsel and the Financial Advisor with respect to various matters concerning the Amalgamation. The Board (including members of the Special Committee) met later in the day on February 4, 2016, with legal counsel to Opta Minerals and the Financial Advisor present. Legal counsel to Opta Minerals reviewed with the Board the terms and conditions of the proposed Amalgamation. The Financial Advisor updated the Board regarding its preliminary financial analysis of Opta Minerals and the proposed Amalgamation. The directors were provided with the opportunity to ask questions of the Special Committee, legal counsel to Opta Minerals and the Financial Advisor with respect to various matters concerning the Amalgamation.

Over the past few years, Opta Minerals has periodically been in breach of certain financial covenants under its credit agreement with a syndicate of banks. On May 8, 2014, Opta Minerals amended its banking facilities to reset certain financial covenant ratios through to December 31, 2015. On June 30, 2015 and September 30, 2015, Opta Minerals was not able to fulfill certain financial covenants as stipulated under the credit agreement, which constituted a breach thereunder. On August 11, 2015, in respect of the June 30, 2015 breach, and on October 30, 2015, in respect of the September 30, 2015 breach, Opta Minerals obtained waivers in respect of such covenant breaches from the syndicate of banks. As consideration for the waivers, Opta Minerals was obligated to comply with certain additional financial restrictions related to weekly cash disbursements and weekly closing line of credit facility drawn balances. The syndicate of banks has also periodically extended the maturity date of Opta Minerals’ revolving credit facility (originally due August 14, 2015). Opta Minerals again breached certain financial covenants under the credit agreement as at December 31, 2015 (which breaches were ultimately waived as described below).

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As a condition precedent to entering into the Acquisition Agreement, the Acquiror Parent and the Acquiror required that Opta Minerals obtain all approvals required under the terms of its credit agreement necessary for the completion of the Amalgamation, including in respect of the proposed change of control of Opta Minerals. Further, the Acquiror Parent and the Acquiror also required Opta Minerals to obtain (i) certain amendments to its credit facilities in order to extend the maturity of such facilities to a date that is 24 months from the closing of the Amalgamation and provide additional flexibility to Opta Minerals with respect to certain financial covenants set forth in the credit agreement for the facilities, and (ii) waivers of certain defaults under financial covenants of the credit facilities, including as of December 31, 2015, pending completion of the Amalgamation.

As a condition to the syndicate of banks consenting to the Amalgamation and agreeing to the extensions, waivers and amendments in favour of Opta Minerals that were necessary for Speyside Equity to pursue the Amalgamation, the banks required that an equity investment be made by the Acquiror (or the Acquiror Parent) in Opta Minerals in the amount of $3,000,000 upon the completion of the Amalgamation, and that the full amount of such equity investment be applied against outstanding indebtedness under Opta Minerals’ credit facilities. As such, after further negotiations among Speyside Equity, Opta Minerals, SunOpta and the syndicate of lenders, it was determined that the consideration offered by the Acquiror for the Opta Shares pursuant to the Amalgamation would include Subordinated Notes of Amalco, and SunOpta irrevocably agreed to receive such Subordinated Notes under the Cash and Note Option. As a result of such irrevocable election, at least $2 million of proceeds that would otherwise have been paid in cash to SunOpta will be replaced by Subordinated Notes issued by Amalco to SunOpta, and such $2 million will then be available to fund in part the equity injection required by the lenders in order to consent to the Amalgamation, extend the maturity date of the credit facilities and provide a waiver of existing defaults under the credit facility. The Shareholders other than SunOpta are not obligated to take the Cash and Note Option and will receive all of their Share Consideration in cash unless they specifically elect for the Cash and Note Option.

All approvals, amendments and waivers required from Opta Minerals’ lenders were obtained on February 11, 2016 provided, however, such approvals and amendments are conditional upon and will not be effective until the completion of the Amalgamation on or prior to April 14, 2016, and such waivers will expire upon the earlier of the termination of the Acquisition Agreement, the completion of the Amalgamation and April 14, 2016.

At a meeting held on February 11, 2016, the Special Committee met to review the final terms and conditions of the Amalgamation. Also present at this meeting were the Special Committee’s legal counsel and, at the request of the Board, the Financial Advisor. Legal counsel to the Special Committee reviewed with the members of the Special Committee their responsibility as members of the Special Committee and the terms of the Acquisition Agreement and the Amalgamation Agreement. At the request of the Board, the Financial Advisor reviewed with the Special Committee its financial analysis of Opta Minerals and the proposed Amalgamation. At this meeting, the Special Committee also considered the status of discussions respecting the Acquisition Agreement and the terms of the Amalgamation and determined that the Amalgamation is in the best interests of Opta Minerals and resolved to recommend the approval of the Acquisition Agreement and the Amalgamation Agreement to the Board.

Subsequently, at a meeting held following the Special Committee meeting on February 11, 2016, the Board (including members of the Special Committee) met to review the final terms and conditions of the Amalgamation, including revised drafts of the Acquisition Agreement and Amalgamation Agreement. Legal counsel to Opta Minerals and the Financial Advisor were also present at this meeting at the request of the Board. Legal counsel to Opta Minerals reviewed with the members of the Board their responsibility as directors and the terms of the Acquisition Agreement and the Amalgamation Agreement. At the request of the Board, the Financial Advisor reviewed with the Board its financial analysis of Opta Minerals and the proposed Amalgamation. Thereafter, at the request of the Board, the Financial Advisor rendered its oral opinion to the Board to the effect that, as of February 11, 2016, and based upon and subject to the limitations, assumptions and qualifications and other matters considered in connection with the preparation of such opinion, the Cash-only Option to be received by the Shareholders (other than the Excluded Shareholders) under the Amalgamation pursuant to the Acquisition Agreement and the Amalgamation Agreement was fair, from a financial point of view, to the Shareholders (other than the Excluded Shareholders). After further discussion among the members of the Board and following the receipt and review of recommendations from the Special Committee, the Board (with Mr. Rumbold as an interested director abstaining) approved the Acquisition Agreement and the Amalgamation Agreement and determined that the Amalgamation is fair to Shareholders (other than Excluded Shareholders) and is in the best interests of Opta Minerals, and resolved to recommend to Shareholders that they vote in favour of the Amalgamation Resolution.

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In making the foregoing recommendation, the Board focused on the Cash-only Option. All of the directors and officers of Opta Minerals (other than the Rollover Shareholder) intend to elect the Cash-only Option pursuant to the Amalgamation.

Mr. Beutel was the sole director to vote against the resolutions to approve the Acquisition Agreement and the Amalgamation Agreement.

On February 11, 2016, following the meeting of the Board, the Parties executed the Acquisition Agreement, Amalgamation Agreement and related ancillary agreements and the Amalgamation was publicly disclosed prior to the opening of the TSX on February 12, 2016.

RECOMMENDATION OF THE SPECIAL COMMITTEE

Having undertaken a thorough review of, and having carefully considered the Acquisition and the Amalgamation, the Special Committee concluded that the Amalgamation is fair to Shareholders (other than the Excluded Shareholders), is in the best interests of Opta Minerals and recommended that the Board approve the entering into of the Acquisition Agreement and the Amalgamation Agreement and the making of the recommendation that the Shareholders vote in favour of the Amalgamation Resolution.

RECOMMENDATION OF THE BOARD

The Board, following the receipt and review of recommendations from the Special Committee, has determined (with Mr. Rumbold as an interested director abstaining) that the Amalgamation is fair to the Shareholders (other than the Excluded Shareholders) and is in the best interests of Opta Minerals, and accordingly has approved (with Mr. Rumbold as an interested director abstaining) the entering into of the Acquisition Agreement and the Amalgamation Agreement, and recommends that Shareholders vote all of their Opta Shares in favour of the Amalgamation Resolution.

REASONS FOR THE RECOMMENDATION OF THE BOARD

In determining that the Amalgamation is in the best interests of Opta Minerals and recommending that Shareholders vote in favour of the Amalgamation Resolution, the Board considered and relied upon a number of factors, including, among other things, the following:

Extensive Review Process

The Acquisition Agreement and proposed Amalgamation is the result of a lengthy and extensive strategic review process undertaken by Opta Minerals with the assistance of the Corporation’s and the Special Committee’s legal advisors and the Financial Advisor and the Board and the Special Committee believe the Acquisition Agreement and proposed Amalgamation provide the highest available value to Shareholders.

The strategic review process was initiated following various discussions with SunOpta whereby SunOpta expressed its desire to dispose of its interest in Opta Minerals, in furtherance of its stated objective of focusing on its core natural, organic and specialty foods business. Over the course of the strategic review process, 148 parties were contacted, 92 parties received a confidential information memorandum describing Opta Minerals and the potential sale of Opta Minerals and 16 parties submitted indications of interest. Five parties ultimately submitted proposals (between September 2014 and July 2015) for the acquisition of the Corporation with Speyside Equity emerging as the leading bidder in July 2015. Negotiations between Opta Minerals, SunOpta and Speyside Equity occurred until the execution of the Acquisition Agreement on February 11, 2016.

For further details concerning the strategic review process, see “Background to the Amalgamation”.

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Strong Support from Supporting Shareholders

The Supporting Shareholders, which beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 12,545,363 Opta Shares, representing approximately 69.2% of the outstanding Opta Shares, have expressed their intention, under the Support Agreements, to vote in favour of the Amalgamation Resolution. The Supporting Shareholders include SunOpta, the Rollover Shareholder and the directors and officers of Opta Minerals (other than Mr. Beutel). The SunOpta Support Agreement and the Rollover Shareholder Support Agreement are irrevocable and cannot be terminated in the event of a Superior Proposal. Opta Minerals is required to hold the Meeting even in the event of a Superior Proposal.

Shareholder Approval

In order for the Amalgamation to become effective, the Amalgamation Resolution must be passed by not less than 66 2/3% of the votes cast by Shareholders who vote either in person or by proxy at the Meeting. The minority approval requirements of MI 61-101 may also be applicable in connection with the Amalgamation, and in addition to obtaining approval of the Amalgamation Resolution by not less than 66 2/3% of the votes cast by the Shareholders who vote either in person or by proxy at the Meeting, approval will also be sought from a majority of the votes cast by the Shareholders who vote either in person or by proxy at the Meeting after excluding the votes of the Rollover Shareholder. See “Securities Laws Matters — MI 61-101”.

All-Cash Consideration, Immediate Value and Liquidity

Shareholders will receive all cash pursuant to the Cash-only Option provided for under the Amalgamation. The Cash-only Option permits Shareholders to immediately realize value for their investment and provides Shareholders with certainty of value for their Opta Shares that will not be impacted by market fluctuations while removing financing, market and risks associated with the current business and operations of Opta Minerals. The Opta Shares are thinly traded and the Amalgamation provides immediate liquidity to Shareholders.

Fairness Opinion

The Financial Advisor provided the Board with a written opinion to the effect that, as of February 11, 2016, and based upon and subject to the limitations, assumptions and qualifications and other matters considered in connection with the preparation of such opinion, the Cash-only Option to be received by the Shareholders (other than the Excluded Shareholders) under the Amalgamation pursuant to the Acquisition Agreement and the Amalgamation Agreement was fair, from a financial point of view, to the Shareholders (other than the Excluded Shareholders). A complete copy of the opinion, which was prepared by the Financial Advisor for the Board is attached as Appendix C to this Information Circular.

Special Committee Recommendation

The Special Committee recommended that the Board approve the entering into of the Acquisition Agreement and the Amalgamation Agreement and the making of the recommendation that the Shareholders vote in favour of the Amalgamation Resolution.

Reasonableness of the Acquisition Agreement

The terms and conditions of the Acquisition Agreement were reviewed by the members of the Special Committee in consultation with counsel to the Special Committee and were determined to be fair and reasonable in the particular circumstances of the Acquisition. Such terms and conditions are the result of arm’s length negotiations between Opta Minerals and the Acquiror and Acquiror Parent. The Special Committee was kept informed of the negotiations at all times and had the opportunity to provide comments on proposed transaction terms, including as reflected in the Acquisition Agreement and Amalgamation Agreement.

Risks under Credit Agreement

Over the past few years, Opta Minerals has periodically been in breach of certain financial covenants under its credit agreement with a syndicate of banks.

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In connection with the entering into of the Acquisition Agreement, Opta Minerals has entered into an amendment agreement with respect to its credit facilities with a syndicate of banks in order to extend the maturity of such facilities to a date that is 24 months from the closing of the Amalgamation and provide additional flexibility to Opta Minerals with respect to certain financial covenants set forth in the credit agreement for the facilities. Such amendments are conditional upon (i) the repayment of certain amounts outstanding under the credit facilities as of closing of the Amalgamation, which repayments will be funded by the Acquiror Parent, and (ii) the closing of the Amalgamation occurring no later than April 14, 2016. The amendments to the credit facilities are also conditional upon the closing of the Amalgamation and will only be effective only as of the closing of the Amalgamation.

The syndicate of banks has also agreed to (i) waive certain defaults under financial covenants of the credit facilities, including breaches as of December 31, 2015, such waiver being effective until the earlier of the closing of the Amalgamation, the termination of the Acquisition Agreement and April 14, 2016, and (ii) extend the maturity date of the revolving term credit facility of Opta Minerals until the earlier of the closing of the Amalgamation, the termination of the Acquisition Agreement and April 14, 2016, subject in each case to the satisfaction of certain conditions.

As a condition of the credit agreement amendments, the Acquiror (or the Acquiror Parent) is required to make an equity investment in Opta Minerals in the amount of $3,000,000 upon the completion of the Amalgamation. The full amount of the equity investment is required to be applied against outstanding indebtedness under Opta Minerals’ credit facilities. The repayment of the credit facilities was a condition to the syndicate of banks consenting to the Amalgamation and agreeing to the extensions, waivers and amendments in favour of Opta Minerals as described above.

If the Amalgamation is not consummated, there can be no assurance that any further extensions, amendments or waivers under the credit agreement will be obtained on terms and conditions acceptable to Opta Minerals (or at all) and alternative sources of financing may not be available on terms and conditions acceptable to Opta Minerals (or at all). The Corporation’s failure to comply with the financial covenants and other terms of the credit agreement could result in an event of default and the acceleration of amounts owing under the credit agreement, unless the Corporation were able to negotiate a waiver. The lenders could condition any such waiver on an amendment to the credit agreement on terms that may be unfavorable to the Corporation. If the Corporation is unable to negotiate a covenant waiver or replace or refinance the credit agreement on favorable terms or at all, the syndicate of banks may exercise their remedies and initiate insolvency proceedings, which would result in a material adverse effect on Opta Minerals and the value of the Opta Shares.

Market Challenges

The two industry segments in which the Corporation operates, namely the steel and magnesium segment and the industrial minerals segment, have each faced significant challenges over the past number of years and the financial performance of the Corporation, and in particular the industrial minerals segment, has declined during that period. In response, the Corporation has undertaken a restructuring of its business (specifically the industrial minerals segment and corporate office) which includes closing unprofitable locations, reducing costs and simplifying operations and improving the balance sheet by reducing inventory, thereby improving liquidity. The challenging market conditions under which the Corporation operates may not improve in the near or medium term and its restructuring efforts may not be successful. The Amalgamation provides Shareholders the opportunity for value certainty having regard to the uncertain industrial conditions under which Opta Minerals operates.

Low Execution Risk

There are no regulatory issues which are expected to arise in connection with the Amalgamation that would hinder or prevent its completion and a significant number of Opta Shares are “locked up” pursuant to the Support Agreements to ensure the Requisite Shareholder Approval is obtained. Further, the Amalgamation is not subject to further due diligence on the part of the Acquiror or Acquiror Parent and is not subject to a financing condition.

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The foregoing summary of the information and factors considered by the Board is not, and is not intended to be, exhaustive. In view of the variety of factors and the amount of information considered in connection with its evaluation of the Amalgamation, the Board did not quantify, rank or otherwise attempt to assign any relative weight to each of the specific factors considered in reaching its conclusion and recommendation. The Board’s recommendations were made after consideration of numerous factors, including all of the above-noted factors and in light of the Board’s collective knowledge of the business, financial condition and prospects of Opta Minerals, and were also based on the advice of the Financial Advisor, legal advisors and the Special Committee. In addition, the members of the Board may have assigned different weights to different factors and may have applied different analyses to each of the material factors considered by the Board. The Board has recommended that Shareholders vote in favour of the Amalgamation Resolution based upon the totality of the information presented and considered by it.

FAIRNESS OPINION

On February 11, 2016, the Financial Advisor rendered its oral opinion to the Board (which was confirmed in writing by delivery of the Financial Advisor’s written opinion dated the same date) to the effect that, as of February 11, 2016, and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Cash-only Option to be received by Shareholders (other than the Excluded Shareholders) in the Amalgamation pursuant to the Acquisition Agreement and the Amalgamation Agreement was fair, from a financial point of view, to the Shareholders (other than the Excluded Shareholders). The Fairness Opinion was only one of many factors considered by the Special Committee and the Board in their evaluation of the Amalgamation and should not be viewed as determinative of the views of the Special Committee or the Board with respect to the Amalgamation or the Cash-only Option pursuant to the Amalgamation.

The Fairness Opinion was addressed to the Board and only addressed the fairness, from a financial point of view, to the Shareholders (other than the Excluded Shareholders) of the Cash-only Option to be received by the Shareholders (other than the Excluded Shareholders) in the Amalgamation pursuant to the Acquisition Agreement and the Amalgamation Agreement and did not address any other aspect or implication of the Amalgamation. The summary of the Fairness Opinion in this Information Circular is qualified in its entirety by reference to the full text of the Fairness Opinion, which is included as Appendix C to this Information Circular and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by the Financial Advisor in preparing the Fairness Opinion. The Fairness Opinion was furnished solely for the use of the Board (solely in its capacity as such) in connection with its evaluation of the Amalgamation and may not be relied upon by any other person or entity (including, without limitation, security holders, creditors or other constituencies of Opta Minerals) or used for any other purpose. The Fairness Opinion does not constitute a recommendation to Opta Minerals, any director, officer or security holder of Opta Minerals or any other person as to how to act or vote with respect to the Amalgamation or any matter relating thereto.

The Financial Advisor will receive a fee for its services as financial advisor to Opta Minerals, a significant portion of which is contingent upon the consummation of the Amalgamation. In addition, the Financial Advisor became entitled to receive a fee upon rendering the Fairness Opinion, which is not contingent upon the consummation of the Amalgamation. Opta Minerals has agreed to reimburse certain of the Financial Advisor’s expenses and to indemnify the Financial Advisor and certain related parties for certain potential liabilities arising out of its engagement.

PRIOR VALUATIONS

To the knowledge of the directors and officers of Opta Minerals, after reasonable inquiry, there have been no “prior valuations” (as defined in MI 61-101) prepared in respect of Opta Minerals within the 24 months before the date of this Information Circular.

PROCEDURE FOR THE AMALGAMATION TO BECOME EFFECTIVE

Procedural Steps

The Amalgamation is proposed to be carried out pursuant to the CBCA. The following procedural steps must be taken for the Amalgamation to become effective:

(a)	the Amalgamation Resolution must receive the Requisite Shareholder Approval;

(b)	all conditions precedent to the Amalgamation, as set forth in the Acquisition Agreement, must be satisfied or waived by the appropriate Party; and

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(c)	the Articles of Amalgamation and related documents, in the form prescribed by the CBCA, must be filed with the Director and the Certificate of Amalgamation must be issued by the Director.

Shareholder Approval

In order for the Amalgamation to be approved by the Shareholders in accordance with Laws, the Amalgamation Resolution must be approved by not less than 66 2/3% of the votes cast by the Shareholders who vote either in person or by proxy at the Meeting. The minority approval requirements of MI 61-101 may also be applicable in connection with the Amalgamation, and in addition to obtaining approval of the Amalgamation Resolution by not less than 66 2/3% of the votes cast by the Shareholders who vote either in person or by proxy at the Meeting, approval will also be sought from a majority of the votes cast by the Shareholders who vote either in person or by proxy at the Meeting after excluding the votes of the Rollover Shareholder. See “Securities Laws Matters – MI 61-101”.

Each of the directors and officers of Opta Minerals, with the exception of Mr. Beutel, as well as SunOpta and the Rollover Shareholder, representing in aggregate approximately 69.2% of the issued and outstanding Opta Shares, have entered into the Support Agreements and committed, subject to the terms of such Support Agreements, to vote their Opta Shares in favour of the Amalgamation Resolution at the Meeting. The votes of such persons in favour of the Amalgamation will be sufficient to satisfy all shareholder approval requirements for the Amalgamation under the CBCA and MI 61-101.

Timing for Completing the Amalgamation

The Amalgamation will become effective upon the issuance of the Certificate of Amalgamation by the Director. If the Meeting is held as scheduled and is not adjourned or postponed, the Requisite Shareholder Approval is obtained and all other conditions set forth in the Acquisition Agreement are satisfied or waived, Opta Minerals expects the Effective Date will be on or about April 1, 2016. It is not possible, however, to state with certainty when the Effective Date will occur; however, Opta Minerals’ objective is to have the Effective Date occur as soon as practicable after the Meeting.

Legal Effect of the Amalgamation

In accordance with the CBCA, upon the Articles of Amalgamation becoming effective:

(a)	Opta Minerals and the Acquiror will be amalgamated and continue as Amalco under the terms and conditions prescribed in the Amalgamation Agreement;

(b)	the property of each of Opta Minerals and the Acquiror will continue to be the property of Amalco;

(c)	Amalco will continue to be liable for the obligations of each of the Acquiror and Opta Minerals;

(d)	any existing cause of action, claim or liability to prosecution as against Opta Minerals or the Acquiror will be unaffected by the Amalgamation;

(e)	any civil, criminal or administrative action or proceeding pending by or against Opta Minerals or the Acquiror may be continued to be prosecuted by or against Amalco;

(f)	any conviction against, or ruling, order or judgment in favour of or against Opta Minerals or the Acquiror may be enforced by or against Amalco; and

(g)	the Articles of Amalgamation will be deemed to be the articles of incorporation of Amalco and the Certificate of Amalgamation will be deemed to be the certificate of incorporation of Amalco.

In addition to the above, Amalco will become a wholly-owned subsidiary of the Acquiror Parent and it is expected that Amalco will apply to have the Opta Shares delisted from the TSX as soon as possible after the Effective Date and that Amalco will also apply to cease to be a “reporting issuer” under the applicable Canadian securities Laws.

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THE ACQUISITION AGREEMENT

The following description of certain material provisions of the Acquisition Agreement is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of the Acquisition Agreement. A copy of the Acquisition Agreement was filed on SEDAR and is available under Opta Minerals’ profile at www.sedar.com.

Conditions Precedent to the Amalgamation

Mutual Conditions Precedent

The respective obligations of the Parties to consummate the transactions contemplated by the Acquisition Agreement, and in particular the completion of the Amalgamation, are subject to the satisfaction, on or before the Effective Date, of the following conditions, each of which may only be waived in whole or in part by the mutual written consent of the Parties:

(a)	Requisite Shareholder Approval of the Amalgamation Resolution shall have been obtained at the Meeting;

(b)	no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Amalgamation illegal or otherwise preventing or prohibiting consummation of the Amalgamation;

(c)	the Required Regulatory Approvals shall have been obtained; and

(d)	the Acquisition Agreement shall not have been terminated in accordance with its terms.

Conditions Precedent to Obligations of the Acquiror

The obligation of the Acquiror to complete the Amalgamation is subject to, among other conditions, the fulfillment of the following conditions on or before the Effective Date:

(a)	the representations and warranties made by Opta Minerals in paragraphs 1, 2, 3, 6(a),(b), (c)(i)(A) and (c)(i)(B), 14 and 29 of Schedule B to the Acquisition Agreement shall be true and correct at and as of the Effective Date, as if made at and as of such time (except for those expressly stated to speak at or as of an earlier time) and Opta Minerals shall have provided to the Acquiror a certificate of two senior officers of Opta Minerals certifying such accuracy on the Effective Date;

(b)	the representations and warranties made by Opta Minerals in the Acquisition Agreement, other than those representations referred to in paragraph (a) above, shall be true and correct at and as of the Effective Date, as if made at and as of such time (except for those expressly stated to speak at or as of an earlier time), except where any inaccuracies in such representations and warranties (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representations and warranties), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and Opta Minerals shall have provided to the Acquiror a certificate of two senior officers of Opta Minerals certifying such accuracy on the Effective Date;

(c)	subject to Section 6.4 of the Acquisition Agreement, Opta Minerals shall have complied in all material respects with its covenants in the Acquisition Agreement and Opta Minerals shall have provided to the Acquiror Parent and the Acquiror a certificate of two senior officers of Opta Minerals certifying that it has so complied with its covenants in the Acquisition Agreement;

(d)	all Required Contractual Consents shall have been obtained;

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(e)	the binding extension agreement and waiver of defaults of financial covenants, and the binding amendments to the terms of the credit agreement and related credit documents, in each case as entered into prior to or as of the date of the Acquisition Agreement by Opta Minerals with a syndicate of financial institutions shall remain valid, in force and binding on all parties and in full force and effect, such extensions, waivers and amendments shall not have been terminated prior to the closing of the Amalgamation, and the lenders thereunder shall not have exercised any of their recourses or remedies as lenders prior to closing of the Amalgamation, and all conditions precedent to the effectiveness of such extension agreement, waiver and amendments shall have been satisfied on or before the Effective Time;

(f)	from the date of execution of the Acquisition Agreement and up to and including the Effective Date, there shall have been no change, effect, event, circumstance, fact or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(g)	Shareholders holding no more than 5% of the outstanding Opta Shares shall have validly exercised their Dissent Rights (and not withdrawn such exercise);

(h)	following the redemption by Amalco of the Amalco Redeemable Shares issued pursuant to the Amalgamation, no more than 10% of the principal amount of the Subordinated Notes shall be held by the U.S. Holders;

(i)	none of the Support Agreements shall have been terminated;

(j)	the Board shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Opta Minerals, to permit the consummation of the Amalgamation, and the Board shall not have approved or recommended any Acquisition Proposal; and

(k)	there shall not be threatened in writing or pending any suit, action or proceeding by any Governmental Entity or a third party challenging the Acquisition Agreement or the transactions contemplated thereby, that would reasonably be expected to result in a judgment, order or decree delaying, restraining or prohibiting the Amalgamation (or the Acquiror Parent’s direct or indirect ownership of Opta Minerals on or following the Effective Date) or compelling the Acquiror Parent or the Acquiror to dispose of or hold separate any material portion of the business or assets of Opta Minerals (or any equity interest in Opta Minerals) or of the Acquiror Parent, the Acquiror or any of their affiliates.

The conditions precedent noted above are for the exclusive benefit of the Acquiror Parent and the Acquiror and may be waived, in whole or in part, by the Acquiror Parent and the Acquiror in writing at any time.

Conditions Precedent to Obligations of Opta Minerals

The obligations of Opta Minerals to complete the Amalgamation is subject to the fulfillment of the following conditions on or before the Effective Date:

(a)	the representations and warranties made by the Acquiror Parent, the Acquiror and the Guarantor in the Acquisition Agreement shall be true and correct in all material respects, in each case as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak at or as of an earlier time), and the Acquiror Parent, the Acquiror and the Guarantor shall have each provided to Opta Minerals a certificate of two senior officers of the Acquiror Parent, the Acquiror and the Guarantor certifying such accuracy on the Effective Date;

(b)	subject to Section 6.4 of the Acquisition Agreement, each of the Acquiror Parent, the Acquiror and the Guarantor shall have complied in all material respects with its covenants in the Acquisition Agreement, and the Acquiror Parent, the Acquiror and the Guarantor shall have provided to Opta Minerals a certificate of two senior officers of the Acquiror Parent, the Acquiror and the Guarantor certifying that each of the Acquiror Parent, the Acquiror and the Guarantor have so complied with its covenants in the Acquisition Agreement; and

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(c)	the Acquiror Parent and the Acquiror shall have complied with their obligations under Section 2.6 of the Acquisition Agreement and the Depositary shall have confirmed receipt of the Share Consideration.

The conditions precedent noted above are for the exclusive benefit of Opta Minerals and may be waived, in whole or in part, by Opta Minerals in writing at any time.

Representations and Warranties

The Acquisition Agreement contains representations and warranties of Opta Minerals, on the one hand, and the Acquiror, the Acquiror Parent and the Guarantor, on the other hand, to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Acquisition Agreement and may be subject to important qualifications and limitations agreed to by Opta Minerals, the Acquiror, the Acquiror Parent and the Guarantor in connection with negotiating its terms. Certain representations and warranties in the Acquisition Agreement may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable under Canadian provincial securities Laws or were used for the purpose of allocating risk between Opta Minerals, the Acquiror, the Acquiror Parent and the Guarantor rather than establishing matters as facts. For the foregoing reasons, Shareholders should not rely on the representations and warranties in the Acquisition Agreement as statements of factual information.

Covenants of the Parties

The Acquisition Agreement also contains customary negative and affirmative covenants of Opta Minerals, the Acquiror and the Acquiror.

Covenants of Opta Minerals Regarding the Conduct of the Business

In the Acquisition Agreement, Opta Minerals has covenanted and agreed that until the earlier of the Effective Time and the termination of the Acquisition Agreement, except as expressly contemplated or permitted by the Acquisition Agreement or as the Acquiror Parent and the Acquiror shall otherwise agree in writing, Opta Minerals shall, and shall cause each of the Opta Minerals Subsidiaries to:

(a)	conduct its businesses only in, and not take any action except in, the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its present business organization, assets and goodwill, maintain its real property interests in good standing (including title to, and leasehold interests in respect of, any real property), keep available the services of its officers and employees as a group and preserve the current relationships with suppliers, distributors, employees, consultants, customers and others having business relationships with it;

(b)	not issue or sell or agree to issue or sell any securities (other than the issuance of Opta Shares upon the exercise of outstanding Opta Options);

(c)	without limiting the generality of paragraph (b) above, not to authorize, approve, agree to issue, issue or award any new Opta Options under the stock option plan of Opta Minerals;

(d)	not set aside, declare or pay any dividend, return of capital or other distribution to Shareholders;

(e)	not redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Opta Minerals or any Opta Minerals Subsidiaries;

(f)	not amend the terms of any outstanding securities of Opta Minerals or any Opta Minerals Subsidiaries;

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(g)	not split, consolidate or reclassify any of its outstanding shares or undertake any other capital reorganization in respect of its outstanding Opta Shares;

(h)	not amend the Opta Minerals Governing Documents;

(i)	not enter into, create, declare, adopt, amend, vary, modify or take any other action with respect to any bonus, target bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, trust fund, award or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits, except for employees (other than executives or officers) in the ordinary course of business consistent with past practice;

(j)	except as disclosed by Opta Minerals to the Acquiror, not incur or commit to incur, any capital expenditures having a value in excess of $150,000 in the aggregate;

(k)	not acquire or commit to acquire any capital assets or group of related capital assets (through one or more related or unrelated acquisitions) having a value in excess of $150,000 in the aggregate;

(l)	except as disclosed by Opta Minerals to the Acquiror, not sell, lease, option, encumber or otherwise dispose of, or commit to sell, lease, option, encumber or otherwise dispose of, any assets or group of related assets (through one or more related or unrelated transactions) having a value in excess of $150,000 in the aggregate;

(m)	except for the borrowing of working capital in the ordinary course of business and consistent with past practice or as disclosed by Opta Minerals to the Acquiror, not (i) incur or commit to incur any indebtedness for borrowed money or issue any debt securities, (ii) amend any credit facility or evidence of indebtedness or enter into new credit facilities, (iii) grant any security interest, charge or encumbrance over its assets, and (iv) incur or commit to incur, or guarantee, endorse or otherwise become responsible for, any other material liability, obligation or indemnity or any material obligation of any other person;

(n)	not make any loans or advances to any person, except with respect to reimbursement of expenses to officers and employees in the ordinary course of business and consistent with past practice;

(o)	not make any changes to existing accounting policies, other than as required by Laws or by IFRS;

(p)	not pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the financial statements or incurred in the ordinary course of business consistent with past practice;

(q)	except as disclosed by Opta Minerals to the Acquiror, not commence or settle or assign any rights relating to or any interest in any litigation, proceeding, claim, action, assessment or investigation involving Opta Minerals or any Opta Minerals Subsidiary;

(r)	not engage in any transaction with any related parties other than with wholly-owned subsidiaries in the ordinary course of business consistent with past practice;

(s)	use commercially reasonable efforts to maintain and preserve all of its material rights under each Contract or Authorization to which it is a party;

(t)	not waive, release, transfer, modify or amend, in any material respect, any material Contract or Authorization to which it is a party;

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(u)	not enter into any new interest rate, currency, equity or commodity swaps, hedges, derivatives or other similar financial instruments;

(v)	use commercially reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or permit any coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(w)	not increase any coverage or premiums under any directors’ and officers’ insurance policy or enter into any new policy or indemnity agreement (except as permitted pursuant to Section 8.4 of the Acquisition Agreement);

(x)	not adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Opta Minerals or any Opta Minerals Subsidiary;

(y)	duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable corporate Laws or securities Laws;

(z)	(i) duly and timely file all tax returns required to be filed by it on or after the date hereof and all such tax returns will be true, complete and correct in all material respects; (ii) timely withhold, collect, remit and pay all taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, except for any taxes contested in good faith pursuant to applicable Laws or that are immaterial in amount (either individually or in the aggregate); (iii) not make or rescind any material express or deemed election relating to taxes; (iv) not make a request for a tax ruling or enter into a closing agreement with any taxing authorities; (v) not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes; and (vi) not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the tax year ending December 31, 2014, except as may be required by Laws;

(aa)	not take any action or enter into any transaction that would preclude the Acquiror Parent or the Acquiror from obtaining the tax “bump”, determined under paragraph 88(1)(d) of the Tax Act, in respect of the non-depreciable capital property of Opta Minerals upon a wind-up of, or amalgamation with, Opta Minerals;

(bb)	notify the Acquiror Parent and the Acquiror immediately orally and then promptly in writing of (i) any material change in relation to Opta Minerals; (ii) any material complaints, litigation, proceedings, investigations or hearings (or communications indicating that the same are or may be contemplated) by any Governmental Entity or other third party; or (iii) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would reasonably be likely to (x) cause any of the representations or warranties of Opta Minerals contained in the Acquisition Agreement to be untrue or inaccurate in any material respect (without giving effect to, applying or taking into consideration any materiality or material adverse effect qualification already contained within such representation or warranty); or (y) result in the failure of Opta Minerals to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied prior to the Effective Time;

(cc)	except as contemplated in Article 7 of the Acquisition Agreement, not enter into any transaction or perform any act which would interfere with or be materially inconsistent with the successful completion of the Amalgamation or the successful completion of an Alternative Transaction or which would render, or which would reasonably be expected to render, any of Opta Minerals’ representations and warranties contained in the Acquisition Agreement to be untrue or inaccurate in any material respect (without giving effect to, applying or taking into consideration any materiality or material adverse effect qualification already contained within such representations or warranties);

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(dd)	not enter into or adopt any shareholder rights plan or any other similar agreement or arrangement; or

(ee)	not announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subsections.

Covenants of Opta Minerals Regarding the Amalgamation

Opta Minerals has agreed that it shall, and shall cause the Opta Minerals Subsidiaries to, use commercially reasonable efforts to perform all obligations required to be performed by Opta Minerals or any of the Opta Minerals Subsidiaries under the Acquisition Agreement, co-operate with the Acquiror Parent and the Acquiror in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective as soon as reasonably practicable, the transactions contemplated by the Acquisition Agreement and, without limiting the generality of the foregoing, Opta Minerals shall and, where appropriate, shall cause each of the Opta Minerals Subsidiaries to:

(a)	use commercially reasonable efforts to obtain, as soon as practicable following execution of the Acquisition Agreement, the Required Regulatory Approvals and Required Contractual Consents required to be obtained by it;

(b)	use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Opta Minerals or any of the Opta Minerals Subsidiaries challenging or affecting the Acquisition Agreement or the consummation of the transactions contemplated thereby and use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Opta Minerals or any of the Opta Minerals Subsidiaries which may materially adversely affect the ability of the Parties to consummate the Amalgamation; and

(c)	use commercially reasonable efforts to satisfy all conditions precedent in the Acquisition Agreement and take all steps set forth in the Amalgamation Agreement and comply promptly with all requirements which Laws may impose on Opta Minerals or any of the Opta Minerals Subsidiaries with respect to the transactions contemplated by the Acquisition Agreement.

Covenants of the Acquiror Parent and the Acquiror Relating to the Amalgamation

Each of the Acquiror Parent and the Acquiror has agreed to use commercially reasonable efforts to perform all obligations required to be performed by the Acquiror Parent and the Acquiror under the Acquisition Agreement, co-operate with Opta Minerals in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective as soon as reasonably practicable, the transactions contemplated by the Acquisition Agreement and, without limiting the generality of the foregoing, each of the Acquiror Parent and the Acquiror shall:

(a)	use commercially reasonable efforts to obtain as soon as practicable following execution of the Acquisition Agreement the Required Regulatory Approvals required to be obtained by it;

(b)	use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against the Acquiror Parent or the Acquiror challenging or affecting the Acquisition Agreement or the consummation of the transactions contemplated hereby and use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to the Acquiror Parent or the Acquiror which may materially adversely affect the ability of the Parties to consummate the Amalgamation; and

(c)	use commercially reasonable efforts to satisfy all conditions precedent in the Acquisition Agreement and take all steps set forth in the Amalgamation Agreement and comply promptly with all requirements which Laws may impose on the Acquiror Parent or the Acquiror with respect to the transactions contemplated by the Acquisition Agreement.

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Pre-Acquisition Reorganization

Opta Minerals has agreed that, upon request by the Acquiror, Opta Minerals shall, and shall cause each of the Opta Minerals Subsidiaries to (a) effect such reorganizations of Opta Minerals' or any of the Opta Minerals Subsidiaries' business, operations and assets or such other transactions as the Acquiror may request, acting reasonably (each a “Pre-Acquisition Reorganization”) and (b) co-operate with the Acquiror and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that Opta Minerals need not affect any Pre-Acquisition Reorganization which, in the opinion of Opta Minerals acting reasonably (i) is prejudicial to Opta Minerals, the Opta Minerals Subsidiaries or the Securityholders in any material respect, (ii) would require Opta Minerals to obtain the approval of the Shareholders in respect of such Pre-Acquisition Reorganization other than at the Meeting, (iii) would impede or materially delay the consummation of the Amalgamation, (iv) would unduly interfere with the operations of Opta Minerals or the Opta Minerals Subsidiaries, in any material respect, prior to the Effective Time, (v) could require Opta Minerals or the Opta Minerals Subsidiaries to contravene applicable Laws, Contracts or Authorizations or their respective articles, by-laws or other constating documents, (vi) result in any taxes being imposed on, or any adverse tax consequences to, any Securityholder incrementally greater than the taxes or other consequences to such person in connection with the consummation of the Amalgamation in the absence of the Pre-Acquisition Reorganization or (vii) cannot be completed immediately prior to or contemporaneously with the Effective Time. The Acquiror shall provide written notice to Opta Minerals of any proposed Pre-Acquisition Reorganization at least ten (10) Business Days prior to the Effective Date (or such longer period as may be necessary to take account of any regulatory approvals required in connection with such Pre-Acquisition Reorganization). Upon receipt of such notice, the Acquiror and Opta Minerals shall work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, and any such Pre-Acquisition Reorganization shall occur as close to the Effective Time as is practical. If the Amalgamation is not completed, the Acquiror shall (a) reimburse Opta Minerals for all costs and expenses, including reasonable legal fees and disbursements, incurred in connection with any Pre-Acquisition Reorganization, if any, and to reverse or unwind such Pre-Acquisition Reorganization; and (b) indemnify Opta Minerals and each Opta Minerals Subsidiary, if applicable and their Representatives for any losses resulting from any Pre-Acquisition Reorganization, or to reverse or unwind such Pre-Acquisition Reorganization, if any.

Outstanding Opta Options

All material details respecting the particulars of the Opta Options outstanding as at the date of the Acquisition Agreement have been disclosed in writing to the Acquiror. Each Opta Option which is outstanding and that has not been duly exercised prior to the Effective Time shall be cancelled and the holder thereof shall receive the Option Consideration, if any, in accordance with Section 5.5 of the Acquisition Agreement.

Opta Minerals’ Covenants Regarding Non-Solicitation

(a)	Under the Acquisition Agreement, except as otherwise provided therein or consented to in writing by each of the Acquiror Parent and the Acquiror, Opta Minerals has agreed that it will not, and will cause each of the Opta Minerals Subsidiaries, no to, directly or indirectly, including through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of Opta Minerals or any Opta Minerals Subsidiary:

(i)	make, solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Opta Minerals or any Opta Minerals Subsidiary or entering into any form of written or oral agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

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(ii)	engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any manner with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or complete any Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to constitute or lead to an Acquisition Proposal;

(iii)	make a Change in Recommendation other than as specifically permitted in Article 7 of the Acquisition Agreement; or

(iv)	accept or enter into, or publicly propose to accept or enter into, any Contract in respect of an Acquisition Proposal other than as specifically permitted in Article 7 of the Acquisition Agreement.

For the purposes hereof, a “Change in Recommendation” will have occurred if, prior to obtaining the Requisite Shareholder Approval, the Board shall not have publicly stated on or prior to the Business Day following the execution of the Acquisition Agreement that it is the recommendation of the Board that the Shareholders (other than the Rollover Shareholder) vote in favour of the Amalgamation, or the Board (A) withdraws, amends, modifies or qualifies, in a manner adverse to the Acquiror, or fails to publicly reaffirm within three (3) Business Days after having been requested in writing to do so by the Acquiror, such recommendation or (B) accepts, approves, endorses or recommends, or proposes publicly to accept, approve, endorse or recommend, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than seven (7) Business Days following the formal announcement thereof will not be considered a Change in Recommendation).

(b)	Opta Minerals has agreed to cause, and to cause each of the Opta Minerals Subsidiaries and its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of the Acquisition Agreement with any person (other than the Acquiror Parent, the Acquiror or their affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection with such termination shall:

(i)	discontinue access to and disclosure of all information, including any data rooms (virtual or otherwise) and any confidential information, properties, facilities, books and records of Opta Minerals or any of the Opta Minerals Subsidiaries; and

(ii)	promptly request, and exercise all rights it has to require (A) the return or destruction of all copies of any information regarding Opta Minerals or any of the Opta Minerals Subsidiaries provided to any person other than the Acquiror, and (B) the destruction of all material including or incorporating or otherwise reflecting such information regarding Opta Minerals or any of the Opta Minerals Subsidiaries, to the extent that such information has not previously been returned or destroyed, using its commercially reasonable efforts to ensure that such requests are fully complied with.

(c)	Opta Minerals has provided representations and warranties that Opta Minerals has not waived any confidentiality, standstill or similar agreement or restriction to which Opta Minerals or any of the Opta Minerals Subsidiaries is a party, and covenants and agrees that (i) Opta Minerals shall take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which Opta Minerals or any of the Opta Minerals Subsidiaries is a party, and (ii) neither Opta Minerals, nor any Opta Minerals Subsidiary nor any of their respective Representatives have released or will, without the prior written consent of the Acquiror (which may be withheld or delayed in the Acquiror’s sole and absolute discretion), release any person from, or waive, amend, suspend or otherwise modify such person’s obligations respecting Opta Minerals, or any of the Opta Minerals Subsidiaries, under any confidentiality, standstill or similar agreement or restriction to which Opta Minerals or any of the Opta Minerals Subsidiary (it being acknowledged by the Acquiror Parent and the Acquiror that the automatic termination or release of any standstill restrictions of any such agreements as a result of entering into and announcing the Acquisition Agreement shall not be a violation of Section 7.1(c) of the Acquisition Agreement.

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(d)	Opta Minerals has agreed to ensure that its Representatives are aware of the prohibitions in Section 7.1 of the Acquisition Agreement and Opta Minerals shall be responsible for any breach of Section 7.1 of the Acquisition Agreement by its Representatives.

Notice of Acquisition Proposal

From the date of the Acquisition Agreement, Opta Minerals has agreed to immediately notify the Acquiror Parent and the Acquiror, at first orally, and then promptly (and in any event within 24 hours) in writing, of any proposal, inquiry, offer or request (or any amendment thereto) relating to or constituting an Acquisition Proposal, any request for discussions or negotiations relating to, or which would reasonably be expected to lead to, an Acquisition Proposal, or any request for non-public information relating to Opta Minerals or any Opta Minerals Subsidiary or for access to properties, books and records of Opta Minerals or any Opta Minerals Subsidiary or a list of the registered Shareholders of which Opta Minerals or its Representatives are or become aware, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of the person making, any proposal, inquiry, offer or request (including any amendment thereto) and shall include copies of any such proposal, inquiry, offer or request (including any amendment thereto) and copies of all documents, correspondence or other material received in respect of, from or on behalf of any such person. Opta Minerals shall keep the Acquiror Parent and the Acquiror promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or request (including any amendment thereto), and will respond promptly to all inquiries by the Acquiror Parent and the Acquiror with respect thereto.

Superior Proposals and Right of Opta Minerals to Engage in Discussions

(a)	Notwithstanding the restrictions set out above under “Opta Minerals’ Covenants Regarding Non-Solicitation” or any other provision of the Acquisition Agreement, if at any time following the occurrence of a Specified Lock-Up Termination Event and prior to obtaining the Requisite Shareholder Approval, Opta Minerals or any of its Representatives receives a bona fide written Acquisition Proposal and such Acquisition Proposal was not solicited after the date of the Acquisition Agreement in contravention of the restrictions set out above under “Opta Minerals’ Covenants Regarding Non-Solicitation”, then Opta Minerals may:

(i)	contact the person making such Acquisition Proposal and its representatives for the sole purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Proposal; and

(ii)	if the Board first determines in good faith, after consultation with its financial advisors, outside legal counsel and the Special Committee, that such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Proposal and the failure to provide the person making such Acquisition Proposal with access to such information would be inconsistent with the fiduciary duties of the Board: (A) provide the person making such Acquisition Proposal and its representatives with access to information regarding Opta Minerals for a period of not more than seven (7) Business Days (the “Diligence Period”); and (B) engage in discussions and negotiations with respect to the Acquisition Proposal with the person making such Acquisition Proposal and its representatives; provided that (x) Opta Minerals first enters into an Acceptable Confidentiality Agreement with such person, (y) Opta Minerals provides a copy of such Acceptable Confidentiality Agreement to the Acquiror Parent and the Acquiror promptly following its execution and the Acquiror Parent and the Acquiror are promptly provided (to the extent not previously provided) with all information provided to such person, and (z) as of the expiry of the Diligence Period, unless such person has made a Superior Proposal, Opta Minerals shall request the return or destruction of all information provided to such person pursuant to such Acceptable Confidentiality Agreement and use commercially reasonable efforts to ensure that such requests are honoured.

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(b)	Notwithstanding the restrictions set out above under “Opta Minerals’ Covenants Regarding Non-Solicitation” or any other provision of the Acquisition Agreement, Opta Minerals may at any time following the occurrence of a Specified Lock-Up Termination Event and prior to obtaining the Shareholder Approval (A) enter into an agreement (other than an Acceptable Confidentiality Agreement, with respect to an Acquisition Proposal that is a Superior Proposal and/or (B) withdraw, modify or qualify its approval or recommendation of the Amalgamation and recommend or approve an Acquisition Proposal that is a Superior Proposal, provided:

(i)	the person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill or similar restriction;

(ii)	Opta Minerals shall have at all times been, and continue to be, in compliance with its obligations under Article 7 of the Acquisition Agreement;

(iii)	the Board has determined, after consultation with its outside legal counsel and financial advisors and the Special Committee, that such Acquisition Proposal is a Superior Proposal and that the failure to take the relevant action would be inconsistent with its fiduciary duties;

(iv)	Opta Minerals has delivered written notice to the Acquiror Parent and the Acquiror (A) of the determination of the Board that the Acquisition Proposal is a Superior Proposal, (B) of the intention of the Board to approve or recommend such Superior Proposal and/or of Opta Minerals to enter into an agreement with respect to such Superior Proposal, together with a copy of such proposed agreement to be executed by the person making such Superior Proposal and (C) providing a summary of the valuation analysis attributed by the Board in good faith to any non-cash consideration included in such Acquisition Proposal after consultation with its financial advisors (the “Superior Proposal Notice”);

(v)	at least five (5) Business Days have elapsed since the date the Superior Proposal Notice was received by the Acquiror Parent and the Acquiror, which five (5) Business Day period is referred to as the “Match Period” (for greater certainty, the Match Period shall expire at 5:00 p.m. (Toronto time) on the fifth (5th) Business Day following the day that the Superior Proposal Notice was delivered to the Acquiror Parent and the Acquiror);

(vi)	if the Acquiror Parent and the Acquiror have offered to amend the terms of the Amalgamation and the Acquisition Agreement during the Match Period pursuant to Section 7.3(c) of the Acquisition Agreement, the Board has determined in good faith, after consultation with Opta Minerals’ outside legal counsel and financial advisors, that such Acquisition Proposal continues to be a Superior Proposal compared to the terms of the Amalgamation and this Agreement as proposed to be amended by the Acquiror Parent and the Acquiror at the termination of the Match Period;

(vii)	such Superior Proposal does not require Opta Minerals or any other person to seek to interfere with the attempted successful completion of the Amalgamation (including requiring Opta Minerals to delay, adjourn, postpone or cancel the Meeting) or provide for the payment of any break, termination or other fees or expenses or confer any rights or options to acquire assets or securities of Opta Minerals or any of its Subsidiaries to any person in the event that Opta Minerals completes the Amalgamation or any other similar transaction with the Acquiror Parent or the Acquiror agreed to prior to the termination of the Acquisition Agreement; and

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(viii)	prior to, or concurrently with, entering into such definitive agreement, Opta Minerals pays the Termination Payment to the Acquiror.

Right of the Acquiror to Match any Superior Proposal

During the Match Period, or such longer period as Opta Minerals may approve for such purpose, the Acquiror Parent and the Acquiror shall have the opportunity, but not the obligation, to propose to amend the terms of the Acquisition Agreement and the Amalgamation Agreement and Opta Minerals shall co-operate with the Acquiror Parent and the Acquiror with respect thereto, including negotiating in good faith with the Acquiror Parent and the Acquiror to enable the Acquiror to make such adjustments to the terms and conditions of the Acquisition Agreement and the Amalgamation Agreement as the Acquiror deems appropriate and as would enable the Acquiror to proceed with the Amalgamation on such adjusted terms. The Board will review any proposal by the Acquiror Parent and the Acquiror to amend the terms of the Amalgamation in order to determine, in good faith in the exercise of its fiduciary duties, whether the Acquiror’s proposal to amend the Amalgamation would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Amalgamation. If the Board determines that the Acquisition Proposal would cease to be a Superior Proposal, Opta Minerals shall promptly so advise the Acquiror Parent and the Acquiror and Opta Minerals and the Acquiror Parent and the Acquiror shall amend the Acquisition Agreement to reflect such offer made by the Acquiror, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

Termination of the Acquisition Agreement

The Acquisition Agreement may be terminated at any time prior to the Effective Date:

(a)	by mutual written consent of the Acquiror, the Acquiror Parent and Opta Minerals;

(b)	by Opta Minerals or the Acquiror if, (i) a Specified Lock-Up Termination Event shall have occurred and the Requisite Shareholder Approval is not obtained at the Meeting, except that the right to terminate under this provision shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the Acquisition Agreement has been the cause of, or resulted in, the failure to obtain the Requisite Shareholder Approval; (ii) the Effective Time has not occurred on or prior to the Outside Date, except that the right to terminate under this provision shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date; and (iii) any Governmental Entity shall have enacted any Law or issued an order, decree or ruling permanently restraining or enjoining or otherwise prohibiting any of the transactions contemplated by the Acquisition Agreement (unless such law, order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) which order, decree or ruling is final and non-appealable;

(c)	by Opta Minerals if, (i) subject to Section 6.4 of the Acquisition Agreement, any representation or warranty of the Acquiror Parent, the Acquiror or the Guarantor under the Acquisition Agreement is untrue or incorrect or shall have become untrue or incorrect such that the condition contained in Section 6.3(a) of the Acquisition Agreement would be incapable of satisfaction; (ii) subject to Section 6.4 of the Acquisition Agreement, the Acquiror Parent, the Acquiror or the Guarantor is in default of a covenant or obligation under the Acquisition Agreement such that the condition contained in Section 6.3(b) of the Acquisition Agreement would be incapable of satisfaction; provided that Opta Minerals is not in breach of the Acquisition Agreement Agreement, and provided further that any such default of a covenant or obligation, if applicable, did not result solely from a default by Opta Minerals of its obligations under the Acquisition Agreement; or (iii) following the occurrence of a Specified Lock-Up Termination Event and prior to obtaining the Requisite Shareholder Approval, Opta Minerals proposes to enter into a definitive agreement with respect to a Superior Proposal, provided that Opta Minerals has complied with Sections 2.2, 7.1 and 7.3 of the Acquisition Agreement and has previously, or concurrently will have, paid to the Acquiror the Termination Payment; and

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(d)	by the Acquiror, if, (i) subject to Section 6.4 of the Acquisition Agreement, any representation or warranty of Opta Minerals under the Acquisition Agreement is untrue or incorrect or shall have become untrue or incorrect such that the condition contained in Sections 6.2(a) or 6.2(b) of the Acquisition Agreement would be incapable of satisfaction; (ii) subject to Section 6.4 of the Acquisition Agreement, Opta Minerals is in default of a covenant or obligation under the Acquisition Agreement such that the condition contained in Section 6.2(c) of the Acquisition Agreement would be incapable of satisfaction; provided that neither the Acquiror Parent nor the Acquiror is in breach of the Acquisition Agreement and provided further that any such default of a covenant or obligation, if applicable, did not result solely from a material default by the Acquiror Parent or the Acquiror of its obligations under this Agreement; (iii) following the occurrence of a Specified Lock-Up Termination Event and prior to obtaining the Requisite Shareholder Approval, the Board makes a Change in Recommendation or fails to reaffirm its recommendation of the Amalgamation in the circumstances set out in Section 7.3(d) of the Acquisition Agreement; (iv) following the occurrence of a Specified Lock-Up Termination Event and prior to obtaining the Requisite Shareholder Approval, Opta Minerals proposes to enter into a definitive agreement with respect to a Superior Proposal, provided that Opta Minerals has complied with Sections 2.2, 7.1 and 7.3 of the Acquisition Agreement; or (v) Opta Minerals is in default of any covenant or obligation under Section 2.2 or Article 7 of the Acquisition Agreement.

In the event of the termination of the Acquisition Agreement in the circumstances set out in paragraphs (a) through (d) above, the Acquisition Agreement shall forthwith become void and neither Party shall have any liability or further obligation to the other Party under the Acquisition Agreement except with respect to the obligations set forth in or as otherwise specified in Article 7 of the Acquisition Agreement and each Party’s obligations under the Confidentiality Agreement, which shall survive such termination.

Unless otherwise provided in the Acquisition Agreement, the exercise by any Party of any right of termination under the Acquisition Agreement shall be without prejudice to any other remedy available to such Party.

Termination Payment

The Acquiror shall be entitled to the Termination Payment upon the occurrence of any of the following events (each a “Termination Payment Event”) which shall be paid by Opta Minerals within the time specified in respect of such Termination Payment Event:

(a)	the Acquisition Agreement is terminated by the Acquiror pursuant to Section 9.2(d)(iii) thereof, provided that neither the Acquiror Parent nor the Acquiror is in breach of the Support Agreements, in which case the Termination Payment shall be paid to the Acquiror by 1:00 p.m. (Toronto time) on the first Business Day following termination;

(b)	the Acquisition Agreement is terminated by the Acquiror pursuant to Section 9.2(d)(iv) thereof, provided that neither the Acquiror Parent nor the Acquiror is in breach of the Support Agreements, in which case the Termination Payment shall be paid to the Acquiror by 1:00 p.m. (Toronto time) on the first Business Day following termination;

(c)	the Acquisition Agreement is terminated by Opta Minerals pursuant to Section 9.2(c)(iii) thereof, in which case the Termination Payment shall be paid prior to or concurrently with such termination as stated in Section 9.2(c)(iii) of the Acquisition Agreement; and

(d)	the Acquisition Agreement is terminated pursuant to Section 9.2(b)(i) thereof, provided that neither the Acquiror Parent nor the Acquiror is in breach of the Support Agreements and the following conditions are satisfied, in which case the Termination Payment shall be paid to the Acquiror on the date on which the Acquisition Proposal referred to in clause (ii) below is completed:

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(i)	prior to the termination of the Acquisition Agreement, a bona fide Acquisition Proposal has been made or publicly announced, or any person other than the Acquiror Parent, the Acquiror or their affiliates has publicly announced an intention to do so;

(ii)	within twelve (12) months following the date of the termination of the Acquisition Agreement, a definitive agreement is entered into with respect to an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above), and such Acquisition Proposal is subsequently completed; and

(iii)	for purposes of this Termination Event Payment, the term “Acquisition Proposal” will have the meaning assigned to such term in Section 1.1 of the Acquisition Agreement, except that references to “20% or more” will be deemed to be references to “50% or more”.

The Termination Payment shall be paid by Opta Minerals to the Acquiror by wire transfer in immediately available funds to an account specified by the Acquiror. Opta Minerals has acknowledged in the Acquisition Agreement that the Termination Payment represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Acquiror will suffer or incur as a result of the event giving rise to such damages and resultant termination of the Acquisition Agreement, and is not a penalty. Opta Minerals has irrevocably waived any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Opta Minerals shall not be obligated to make more than one Termination Payment.

SUPPORT AGREEMENTS

The following description of certain material provisions of the Support Agreements is a summary only and is qualified in its entirety by reference to the full text of the Support Agreements, copies of which were filed on SEDAR and are available under under Opta Minerals’ profile at www.sedar.com.

SunOpta Support Agreement

Under the SunOpta Support Agreement, SunOpta has covenanted and agreed, in favour of the Acquiror and the Acquiror Parent that, during the period commencing on the date of the SunOpta Support Agreement, and continuing until the earlier of Effective Date and the termination of the SunOpta Support Agreement in accordance with the terms thereof, except as permitted by the SunOpta Support Agreement:

(a)	at the Meeting (including in connection with any separate vote of any sub-group of Shareholders that may be required to be held and of which sub-group SunOpta forms part) or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Amalgamation Resolution (or a resolution with respect to an Alternative Transaction) is sought, SunOpta shall cause its Opta Shares to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Opta Shares (i) in favour of the approval of the Amalgamation Resolution (or a resolution with respect to an Alternative Transaction), and (ii) in favour of any other matter necessary for the consummation of transactions contemplated by the Acquisition Agreement;

(b)	at any meeting of Shareholders (including in connection with any separate vote of any sub-group of Shareholders that may be required to be held and of which sub-group SunOpta forms part) or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the Shareholders is sought (including by written consent in lieu of a meeting), SunOpta shall cause its Opta Shares to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Opta Shares against any (i) Acquisition Proposal and/or any matter that could reasonably be expected to delay, prevent or frustrate the successful completion of the Amalgamation (or an Alternative Transaction) or any of the transactions contemplated by the Acquisition Agreement, or (ii) action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Opta Minerals in the Acquisition Agreement or SunOpta in the SunOpta Support Agreement;

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(c)	as soon as practicable following the mailing of this Information Circular and in any event no later than 10 Business Days prior to the date of the Meeting, SunOpta shall deliver or cause to be delivered to Opta Minerals, with a copy to the Acquiror and the Acquiror Parent concurrently, a duly executed proxy or proxies directing those individuals as may be designated by Opta Minerals in the form of proxy to vote (i) in favour of the approval of the Amalgamation Resolution (or a resolution in favour of an Alternative Transaction), and (ii) in favour of any other matter necessary for the consummation of transactions contemplated by the Acquisition Agreement, and each such proxy or proxies shall not be revoked without the written consent of the Acquiror and the Acquiror Parent;

(d)	SunOpta shall tender its Opta Shares to any Alternative Transaction, if applicable;

(e)	in the event that any transaction (other than the Amalgamation or any Alternative Transaction) is presented for approval of, or acceptance by, Opta Minerals, whether or not it may be recommended by the Board, not to directly or indirectly, accept, assist or otherwise further the successful completion of such transaction or purport to tender or deposit into any such transaction any of the Opta Minerals Shares held by SunOpta, and SunOpta will, if requested by the Acquiror or the Acquiror Parent, publicly affirm its commitment to vote in favour of the Amalgamation (or any Alternative Transaction);

(f)	SunOpta shall not, directly or indirectly, or, if applicable, through any officer, director, employee, representative or agent of SunOpta or Opta Minerals:

(i)	solicit, assist, initiate, encourage or facilitate (including, without limitation, by way of furnishing non-public information, entering into any form of written or oral agreement, arrangement or understanding or soliciting proxies) any inquiries, proposals or offers regarding an Acquisition Proposal;

(ii)	engage in or facilitate any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal;

(iii)	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

(iv)	withdraw support, or propose publicly to withdraw support, from the transactions contemplated by the Acquisition Agreement;

(v)	influence the Board to withdraw or modify in a manner adverse to the Acquiror or the Acquiror Parent, its approval of the transactions contemplated in the Acquisition Agreement;

(vi)	enter, or propose publicly to enter, into any agreement related to any Acquisition Proposal; and

(vii)	join in the requisition of any meeting of Shareholders for the purpose of considering any resolution related to any Acquisition Proposal.

(g)	SunOpta shall immediately cease and cause to be terminated any existing solicitation, discussion or negotiation commenced prior to the date of this Agreement with any person (other than the Acquiror, the Acquiror Parent and their respective affiliates) by SunOpta or, if applicable, any of the officers, directors, employees, representatives or agents of SunOpta with respect to any potential Acquisition Proposal, whether or not initiated by a Shareholder or any of the officers, directors, employees, representatives or agents of SunOpta;

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(h)	SunOpta shall promptly notify the Acquiror and the Acquiror Parent, at first orally and then in writing, of any Acquisition Proposal received by SunOpta after the date hereof, any approach made by a third party to SunOpta regarding a potential Acquisition Proposal or any request received by SunOpta after the date of the SunOpta Support Agreement for non-public information relating to an Acquisition Proposal. Such notice shall include a description of the material terms and conditions (including but not limited to the purchase price, break fee, closing conditions and any other material terms and conditions) of any proposal received by SunOpta and provide such details of the proposal, enquiry or contact as the Acquiror or the Acquiror Parent may reasonably request, including the identity of the person making such proposal, inquiry or contact;

(i)	SunOpta shall not release or permit the release of any third party from or waive any confidentiality, non-solicitation or standstill agreement to which SunOpta and any such third party are parties;

(j)	SunOpta shall not directly or indirectly, (i) sell, transfer, gift, assign, grant a participation interest in, option, pledge, hypothecate, grant a security or voting interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of any of its Opta Shares to any person, other than pursuant to the Acquisition Agreement, (ii) grant any proxies or power of attorney, deposit any of its Opta Shares into any voting trust or enter into any voting arrangement, whether by proxy, support agreement or otherwise, with respect to its Opta Shares, other than pursuant to the SunOpta Support Agreement or (iii) agree to take any of the actions described in the foregoing clauses (i) and (ii);

(k)	SunOpta shall not take any other action of any kind, directly or indirectly, which would make any representation or warranty of SunOpta set forth in the SunOpta Support Agreement untrue or incorrect in any material respect or might reasonably be regarded, individually or in the aggregate, as likely to reduce the success of, or delay or interfere with, the completion of the transactions contemplated by the Acquisition Agreement;

(l)	SunOpta shall not exercise any rights of appraisal or rights of dissent provided under any Laws or otherwise in connection with the Amalgamation, an Alternative Transaction or the transactions contemplated by the Acquisition Agreement considered at the Meeting in connection therewith;

(m)	SunOpta shall promptly notify the Acquiror and the Acquiror Parent of the amount of any debt or equity securities or other interests in Opta Minerals acquired by SunOpta, to the extent it is permitted to do so, after the date hereof. Any such securities or other interests shall be subject to the terms of the SunOpta Support Agreement as though owned by SunOpta on the date of the SunOpta Support Agreement and shall be included in the number of Opta Shares held by SunOpta. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of Opta Minerals affecting the securities of Opta Minerals, the number of securities constituting the Opta Shares held by SunOpta shall be adjusted appropriately and the SunOpta Support Agreement and the obligations thereunder shall attach to any securities of Opta Minerals issued to SunOpta in connection therewith; and

(n)	SunOpta shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and shall take all such other action necessary or as the Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by the SunOpta Support Agreement and the Acquisition Agreement.

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Election of Cash and Note Option

SunOpta has also irrevocably agreed to elect to receive the Cash and Note Option, and that it will deposit with the Depositary a duly completed and executed Letter of Transmittal and Election Form indicating such election prior to the Election Deadline, together with all documents and certificates required to be accompanied therewith.

The fact that SunOpta has elected to receive the Cash and Note Option pursuant to the Amalgamation and the fact that the Subordinated Notes are being made available to all Shareholders should not be interpreted by Shareholders as being an endorsement of the Cash and Note Option.

Fiduciary Duties of the Supporting Shareholders

Notwithstanding any provision of the SunOpta Support Agreement to the contrary, any officer or director of SunOpta who is also a director or officer of Opta Minerals, shall not be limited or restricted in any way whatsoever in the exercise of his or her fiduciary duties as director or officer of Opta Minerals. Notwithstanding the foregoing, SunOpta shall not terminate the SunOpta Support Agreement in the event of a Superior Proposal and the performance of such fiduciary obligations may not impact SunOpta’s obligations under the SunOpta Support Agreement.

Representations and Warranties

The SunOpta Support Agreement contains customary representations and warranties of each party thereto.

Termination of the SunOpta Support Agreement

The SunOpta Support Agreement may be terminated by notice in writing:

(a)	at any time prior to the Effective Time by the mutual agreement of the parties to the SunOpta Support Agreement;

(b)	by the Acquiror or the Acquiror Parent if (i) SunOpta breaches or is in default of any of the covenants or obligations of SunOpta under the SunOpta Support Agreement and such breach or such default has or may reasonably be expected to have an adverse effect on the consummation of the transactions contemplated by the Acquisition Agreement, or (ii) any of the representations or warranties of SunOpta under the SunOpta Support Agreement shall have been at the date thereof, or subsequently become, untrue or incorrect in any material respect; provided in each case that the Acquiror or the Acquiror Parent has notified SunOpta in writing of any of the foregoing events and the same has not been cured by SunOpta within 10 days of the date such notice was received by SunOpta;

(c)	by SunOpta if (i) the Acquiror or the Acquiror Parent breaches or is in default of any of the covenants or obligations of the Acquiror or the Acquiror Parent under the SunOpta Support Agreement and such breach or such default has or may reasonably be expected to have an adverse effect on the consummation of the transactions contemplated by the Acquisition Agreement or (ii) any of the representations or warranties of the Acquiror or the Acquiror Parent under the SunOpta Support Agreement shall have been at the date thereof, or subsequently become, untrue or incorrect in any material respect, except to the extent any such failure to be true or correct would not have a material adverse effect on the Acquiror's or the Acquiror Parent’s ability to consummate the Amalgamation; provided in each case that SunOpta has notified the Acquiror or the Acquiror Parent in writing of any of the foregoing events and the same has not been cured by the Acquiror or the Acquiror Parent within 10 days of the date such notice was received by the Acquiror or the Acquiror Parent; or

(d)	by SunOpta if, without SunOpta’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Acquisition Agreement is amended in any material respect in such a manner that would be materially adverse to the interests of SunOpta, including, without limitation, to provide for any decrease in the Share Consideration set out in the Acquisition Agreement otherwise than pursuant to adjustments provided for in the Acquisition Agreement.

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The SunOpta Support Agreement cannot be terminated in the event of a Superior Proposal for Opta Minerals. If the SunOpta Support Agreement is terminated in accordance with its terms, the provisions of the SunOpta Support Agreement will become void and no party shall have liability to any other party, except in respect of a breach of a representation, warranty or covenant of the SunOpta Support Agreement which occurred prior to such termination. SunOpta shall be entitled to withdraw any form of proxy in respect of the Amalgamation Resolution in the event the SunOpta Support Agreement is duly terminated in accordance with its terms.

Indemnification

Pursuant to the SunOpta Support Agreement, SunOpta has agreed to indemnify Opta Minerals, the Acquiror and the Acquiror Parent and their respective successors, shareholders, directors, officers, employees, agents and representatives with respect to any losses, liabilities, damages or expenses that arise out of, under or pursuant to:

(a)	any breach or inaccuracy of any representation or warranty given by SunOpta contained in Section 4.1 of the SunOpta Support Agreement;

(b)	any breach or inaccuracy of any representation or warranty as to Opta Minerals or the Opta Minerals Subsidiaries given by SunOpta contained in Schedule “A” of the SunOpta Support Agreement, for up to a maximum amount of $700,000 and provided that the aggregate amount of such damages is at least $50,000 unless as a result of fraud or fraudulent or intentional misrepresentation; and

(c)	any failure of SunOpta to hold immediately prior to the Amalgamation or Alternative Transaction, and transfer to the Acquiror pursuant to the Amalgamation or Alternative Transaction, good and valid title to the Opta Shares held by SunOpta to the Acquiror, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever.

The Rollover Shareholder Support Agreement

The Rollover Shareholder Support Agreement contains substantially similar terms to the SunOpta Support Agreement, except that:

(a)	the Rollover Shareholder is entitled to transfer its Opta Shares to the Acquiror Parent pursuant to the terms of a rollover agreement between the Rollover Shareholder and the Acquiror Parent entered into on February 11, 2016;

(b)	the Rollover Shareholder has not provided any representations or warranties relating to Opta Minerals or any indemnification rights in favour of the Acquiror or the Acquiror Parent; and

(c)	the Rollover Shareholder is not entitled to terminate the Rollover Shareholder Support Agreement in the event that the Acquisition Agreement is amended in any material respect in such a manner that would be materially adverse to the interests of the Rollover Shareholder.

D&O Support Agreements

Under the D&O Support Agreements, each director and officer of Opta Minerals, with the exception of Mr. Beutel, has agreed, in favour of the Acquiror and the Acquiror Parent that, from the date of the D&O Support Agreements until the earlier of the date on which the (i) parties to the D&O Support Agreements agree, (ii) the Acquisition Agreement is terminated in accordance with its terms or (iii) the Board makes a Change in Recommendation upon the receipt of a Superior Proposal which is in compliance with Section 7.3 of the Acquisition Agreement:

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(a)	to vote or to cause to be voted the Opta Shares held by the individual, and any Opta Shares directly or indirectly acquired by or issued to the individual after the date of the D&O Support Agreement (including without limitation any Opta Shares issued upon the exercise of Opta Options), if any, in favour of the Amalgamation Resolution (or any resolution in respect of an Alternative Transaction) and any other matter necessary for the consummation of the Amalgamation (or any resolution in respect of an Alternative Transaction) at the Meeting, or, as applicable, tender the Opta Shares held by the individual, and any other securities directly or indirectly acquired by or issued to the individual after the date of the D&O Support Agreement (including without limitation any Opta Shares issued upon further exercise of options to purchase Opta Shares), to any Alternative Transaction;

(b)	if requested by the Acquiror Parent or the Acquiror, acting reasonably, to deliver or to cause to be delivered to Opta Minerals duly executed proxies in favour of the Acquiror Parent or the Acquiror or in favour of Opta Minerals, such proxies instructing the holder thereof to vote in favour of the Amalgamation (or any Alternative Transaction);

(c)	not to exercise his or her rights to dissent in connection with the Amalgamation (or any Alternative Transaction);

(d)	except in his or her capacity as director or officer of Opta Minerals and to the extent permitted by the Acquisition Agreement, not to take any action which may in any way adversely affect the success of the Amalgamation (or any Alternative Transaction);

(e)	except in his or her capacity as director or officer to the extent permitted by the Acquisition Agreement, not to, directly or indirectly, make or participate in or take any action that would reasonably be expected to result in an Acquisition Proposal, or engage in any discussion, negotiation or inquiries relating thereto or accept any Acquisition Proposal; and

(f)	not to, directly or indirectly, sell, transfer, pledge or assign or agree to sell, transfer, pledge or assign any of the Opta Shares held by the him or her or any interest therein, without the prior written consent of the Acquiror Parent or the Acquiror.

Notwithstanding any provision of the D&O Support Agreements to the contrary, and subject to the terms of the Acquisition Agreement, the directors and officers of Opta Minerals shall not be limited or restricted in any way whatsoever in the exercise of their fiduciary duties as directors or officers of Opta Minerals.

In addition, for the avoidance of doubt, each director and officer of Opta Minerals party to a D&O Support Agreement acknowledged and agreed that all of the Opta Options held by each such individual will be cancelled effective immediately prior to the Effective Time and that such person will have no further rights in respect of such Opta Options or under the stock option plan pursuant to which such Opta Options were granted.

RISK FACTORS

In evaluating whether to approve the Amalgamation Resolution and whether to elect to receive the Cash-only Option or the Cash and Note Option, Shareholders should carefully consider the following risk factors.

Risks Relating to the Amalgamation

The completion of the Amalgamation is subject to a number of conditions precedent, some of which are outside the control of Opta Minerals, including obtaining the Requisite Shareholder Approval and other conditions referred to in Section entitled “The Acquisition Agreement — Conditions Precedent to the Amalgamation”. There can be no certainty, nor can Opta Minerals provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied.

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Each of the Acquiror Parent, the Acquiror and Opta Minerals has the right, in certain circumstances, to terminate the Acquisition Agreement. Accordingly, there can be no certainty, nor can Opta Minerals provide any assurance, that the Acquisition Agreement will not be terminated by either the Acquiror Parent and the Acquiror or Opta Minerals prior to the completion of the Amalgamation. For example, it is a condition precedent to closing that no Material Adverse Effect has occurred in respect of Opta Minerals since the execution date of the Acquisition Agreement. Although a Material Adverse Effect excludes certain events that are beyond the control of Opta Minerals, there can be no assurance that a change having a Material Adverse Effect on Opta Minerals will not occur prior to the Effective Date of the Amalgamation, in which case the Amalgamation would not proceed.

If, for any reason, the Acquisition Agreement is terminated, the market price of the Opta Shares may be adversely affected. If the Amalgamation is not completed, it is expected that the Opta Shares will be delisted from the TSX on the basis that the Corporation is no longer able to meet the continued listing requirements of the TSX. Opta Minerals could also be subject to various other adverse consequences, including that Opta Minerals would remain liable for significant costs relating to the Amalgamation, including, among others, legal, accounting, financial advisory and financial printing expenses and could be liable under certain circumstances for the Termination Payment and expenses.

If the Amalgamation is not consummated, there can be no assurance that any further extensions, amendments or waivers under the credit agreement will be obtained on terms and conditions acceptable to Opta Minerals (or at all) and alternative sources of financing may not be available on terms and conditions acceptable to Opta Minerals (or at all). The Corporation’s failure to comply with the financial covenants and other terms of the credit agreement could result in an event of default and the acceleration of amounts owing under the credit agreement, unless the Corporation were able to negotiate a waiver. The lenders could condition any such waiver on an amendment to the credit agreement on terms that may be unfavorable to the Corporation. If the Corporation is unable to negotiate a covenant waiver or replace or refinance the credit agreement on favorable terms or at all, the syndicate of banks may exercise their remedies and initiate insolvency proceedings, which would result in a material adverse effect on Opta Minerals and the value of the Opta Shares.

Risks Relating to the Ownership of Subordinated Notes

Opta Minerals currently has, and following the Amalgamation Amalco will have, a significant amount of senior indebtedness under its existing credit facilities, which will rank in priority to the Subordinated Notes. There can be no assurance that Opta Minerals will not default under its existing credit facilities and that the lenders thereunder will not exercise their remedies and recourses to the exclusion of any rights of holders of Subordinated Notes. See “Pro Forma Financial Information Concerning Amalco”.

The Subordinated Notes will be unsecured direct obligations of Amalco and will not be guaranteed by any party and will be subordinated in right of payment to senior indebtedness of Amalco. There is no guarantee that the Subordinated Notes will be repaid at maturity, or at all, and there may not be any meaningful recourse available to a Shareholder who elects to receive the Cash and Note Option against Amalco should the obligations under the Subordinated Notes not be repaid at maturity. In addition, the Subordinated Notes may not be transferred (other than a transfer of all but not less than all of the Subordinated Notes held by a holder to such holder’s direct or indirect wholly-owned subsidiary). There is no market through which the Subordinated Notes may be sold and holders may not be able to resell the Subordinated Notes. The Subordinated Notes will not be listed on any stock exchange or other market.

The fact that SunOpta has elected to receive the Cash and Note Option pursuant to the Amalgamation and the fact that the Subordinated Notes are being made available to all Shareholders should not be interpreted by Shareholders as being an endorsement of the Cash and Note Option. All of the directors and officers of Opta Minerals currently intend to elect to receive the Cash-only Option pursuant to the Amalgamation.

Following completion of the Amalgamation, Opta Minerals will continue to face many of the risks that it currently faces with respect to its business and affairs. A description of certain risk factors applicable to Opta Minerals is contained under the headings “Description of the Business – Risk Factors” in the AIF (as defined below) and “Risks and Uncertainties” in the MD&A (as defined below), which documents are incorporated by reference in this Information Circular. The AIF and MD&A have been filed on SEDAR and are available under Opta Minerals’ profile at www.sedar.com.

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Shareholders considering the election of the Cash and Note Option pursuant to the Amalgamation should exercise caution and are strongly urged to consult their own financial, legal or other professional advisors with respect to the risks involved in holding unsecured subordinated debt obligations of Amalco having regard to their own particular circumstances.

PROCEDURE FOR EXCHANGE OF OPTA SHARES

The details of the procedures for the deposit of physical Opta Share certificates and the delivery by the Depositary of the elected Share Consideration payable to former registered Shareholders of Opta Shares are set out in the Letter of Transmittal and Election Form accompanying this Information Circular. Registered Shareholders who have not received a Letter of Transmittal and Election Form should contact the Depositary. The Letter of Transmittal and Election Form will also be filed under Opta Minerals’ profile on SEDAR at www.sedar.com.

Only registered Shareholders are required to submit a Letter of Transmittal and Election Form. If you are a Beneficial Holder holding your Opta Shares through a nominee such as a broker or dealer, you should carefully follow any instructions provided to you by such nominee.

Registered Shareholders must validly complete, duly sign and return the enclosed Letter of Transmittal and Election Form together with the certificate(s) representing their Opta Shares, to the Depositary at the office specified in the Letter of Transmittal and Election Form.

Registered Shareholders who deposit a validly completed and duly signed Letter of Transmittal and Election Form, together with accompanying share certificate(s), will (i) receive a cheque in respect of the aggregate Share Consideration payable for such holder’s Amalco Redeemable Shares pursuant to the Cash-only Option, or (ii) if the Shareholder has elected to receive the Cash and Note Option, receive a cheque and Subordinated Notes in respect of the aggregate Share Consideration payable for such holder’s Amalco Redeemable Shares pursuant to the Cash and Note Option.

Each Shareholder will be deemed to have elected the Cash-only Option with respect to its Opta Shares unless such holder has deposited with the Depositary a duly completed and executed Letter of Transmittal and Election Form indicating that it has elected the Cash and Note Option prior to the Election Deadline, together with all documents and certificates required to be accompanied therewith.

Beneficial owners of Opta Shares registered in the name of CDS must make arrangements for the Opta Shares beneficially owned by them to be registered in their own name in order to receive the Cash and Note Option. Beneficial Holders are therefore encouraged to seek the advice of their legal or financial advisor prior to electing the Cash and Note Option.

Whether or not Shareholders forward their share certificate(s) upon the completion of the Amalgamation on the Effective Date, Shareholders will cease to be shareholders of Opta Minerals as of the Effective Date and will only be entitled to receive the Share Consideration to which they are entitled under the Acquisition Agreement or, in the case of registered Shareholders who properly exercise Dissent Rights, the right to receive fair value for their Opta Shares in accordance with section 190 of the CBCA. Failure to surrender any certificates which, prior to the Effective Date, represented issued and outstanding Opta Shares with all other instruments required by the Letter of Transmittal and Election Form, on or prior to the sixth anniversary of the Effective Date, will result in a loss of any right to receive the Share Consideration and any claim or interest of any kind or nature against Opta Minerals, Amalco or the Depositary.

The method of delivery of certificates representing Opta Shares and all other required documents is at the option and risk of the person depositing their Opta Shares. Any use of mail to forward certificates representing Opta Shares and/or the related Letter of Transmittal and Election Form shall be at the election and sole risk of the person depositing Opta Shares, and documents so mailed shall be deemed to have been received by Opta Minerals only upon actual receipt by the Depositary. If such certificates and other documents are to be mailed, Opta Minerals recommends that registered mail be used with proper insurance and an acknowledgement of receipt requested.

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The cheques representing the cash or the cash and certificates evidencing the Subordinate Notes, pursuant to the Cash-only Option and the Cash and Note Option, respectively, representing the aggregate Share Consideration payable under the Acquisition Agreement to a former registered holder of Opta Shares who has complied with the procedures set out above and in the Letter of Transmittal and Election Form will be, as soon as practicable after the Effective Date and after the receipt of all required documents: (i) forwarded to the former Shareholder at the address specified in the Letter of Transmittal and Election Form by first-class mail; or (ii) made available at the office of the Depositary at which the Letter of Transmittal and Election Form and the certificate(s) for Opta Shares were delivered for pick-up by the Shareholder, as requested by the Shareholder in the Letter of Transmittal and Election Form. If no address is provided on the Letter of Transmittal and Election Form, a cheque or a cheque and certificates, as the case may be, will be forwarded to the address of the holder as shown on the register maintained by TMX Equity Transfer Services Inc., Opta Minerals’ transfer agent and registrar.

STOCK EXCHANGE LISTING

The Opta Shares are currently listed and posted for trading on the TSX under the trading symbol “OPM”. On January 12, 2016, the Corporation announced that it had received notice from the TSX that the Opta Shares would be delisted from the TSX effective at the close of market on February 11, 2016, on the basis that the Corporation no longer met the continued listed requirements of the TSX.  The proposed delisting of the Opta Shares has been extended until March 11, 2016.  It is anticipated that the Opta Shares will continue to be listed on the TSX pending the consummation of the Amalgamation, and it is expected that the Opta Shares will be delisted from the TSX thereafter. If the Amalgamation is not completed, it is expected that the Opta Shares will be delisted from the TSX on the basis that the Corporation is no longer able to meet the continued listing requirements of the TSX.

SECURITIES LAW MATTERS

MI 61-101

MI 61-101 is intended to regulate certain transactions to ensure equality of treatment among securityholders, generally requiring enhanced disclosure, approval by a majority of securityholders excluding interested or related parties, independent valuations and, in certain instances, approval and oversight of the transaction by a special committee of independent directors. The protections of MI 61-101 generally apply to “business combinations” (as defined in MI 61-101) that terminate the interests of securityholders without their consent. MI 61-101 provides that where a “related party” of an issuer (as defined in MI 61-101) would directly or indirectly acquire an issuer or the business of an issuer, such transaction may be considered a “business combination” for the purposes of MI 61-101 and subject to minority approval requirements.

The Rollover Shareholder is an entity which is associated with Mr. Rumbold, an officer and director of Opta Minerals. Prior to the Amalgamation, the Rollover Shareholder will exchange its Opta Shares for class A shares of the Acquiror Parent. As a result, Mr. Rumbold may be perceived to be indirectly acquiring Opta Minerals as a joint actor of the Acquiror. The Board is aware of this aspect of the Acquisition and has considered it, among other matters, when recommending approval of the Amalgamation by Shareholders.

Minority Approval Requirements

As a result of the foregoing analysis, the minority approval requirements of MI 61-101 may be applicable in connection with the Amalgamation and in addition to obtaining approval of the Amalgamation Resolution by not less than 66 2/3% of the votes cast by the Shareholders who vote either in person or by proxy at the Meeting, approval will also be sought from a majority of the votes cast by the Shareholders who vote either in person or by proxy at the Meeting after excluding the votes of the Rollover Shareholder. For purposes of the minority approval requirements of MI 61-101, all of the 480,000 Opta Shares owned by the Rollover Shareholder will be excluded in determining whether minority approval for the business combination is obtained.

Formal Valuation Not Required

MI 61-101 also provides that, unless an exemption is available, a reporting issuer proposing to carry out a business combination is required to obtain a formal valuation of the affected securities from a qualified independent valuator and to provide the holders of the affected securities with a summary of such valuation. For the purposes of the Amalgamation, the Opta Shares are considered “affected securities” within the meaning of MI 61-101.

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MI 61-101 provides for an exemption from the formal valuation requirement where the consideration per security under the business combination is at least equal in value to and is in the same form as the highest consideration agreed to, through arm’s length negotiations, with one or more selling security holders of a control block of securities or a selling security holder of a sizeable block of securities and such security holder had full knowledge of and access to information concerning the issuer and its securities.

SunOpta, which, as of the date hereof, beneficially owns or exercises control or direction over approximately 65.8% of the Opta Shares, has been engaged in discussions or negotiations in respect of the sale of Opta Shares held by SunOpta to potential acquirors, including in connection with Opta Minerals’ strategic review process. Given SunOpta’s active involvement in the discussions and negotiations in respect of the Amalgamation, Opta Minerals reasonably believes that SunOpta had full knowledge and access to information concerning Opta Minerals and the Opta Shares. Opta Minerals also reasonably believes, having made reasonable inquiries of SunOpta, that any factors peculiar to SunOpta’s interest, including non-financial factors that were considered by it in assessing the consideration offered for the Opta Shares under the Acquisition Agreement did not have the effect of reducing the price that would otherwise have been considered acceptable by SunOpta. At the time of entering into the SunOpta Support Agreement, neither the Acquiror nor the Acquiror Parent knew of any material information in respect of Opta Minerals or the Opta Shares that had not been generally disclosed and, if disclosed, could have reasonably been expected to increase the agreed consideration. Neither the Acquiror nor the Acquiror Parent knows, after reasonably inquiry, of any material information in respect of Opta Minerals or the Opta Shares since February 11, 2016 (the date of the SunOpta Support Agreement) that has not been generally disclosed and could reasonably be expected to increase the price of the Opta Shares.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations under the Tax Act of the Amalgamation and the redemption of Amalco Redeemable Shares generally applicable to Shareholders who, for the purposes of the Tax Act and at all relevant times, hold their Opta Shares and the Amalco Redeemable Shares as capital property and deal at arm’s length with, and are not affiliated with Opta Minerals, Amalco or the Acquiror Parent. Opta Shares and Amalco Redeemable Shares generally will constitute capital property to a Shareholder unless the Shareholder holds such shares in the course of carrying on a business or has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade. Certain Shareholders who are resident in Canada and whose Opta Shares or Amalco Redeemable Shares might not otherwise qualify as capital property may be entitled, in certain circumstances, to obtain such qualification by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

This summary is not applicable to Shareholder (i) that is a “specified financial institution” (as defined in the Tax Act), (ii) an interest in which is a “tax shelter investment” (as defined in the Tax Act), (iii) that is, for purposes of certain rules (referred to as the mark-to-market rules) applicable to securities held by financial institutions, a “financial institution” (as defined in the Tax Act), (iv) that reports its “Canadian tax results” (as defined in the Tax Act ) in a currency other than the Canadian currency, (v) that has entered into, with respect to their Opta Shares, a “derivative forward agreement” as that term is defined in the Tax Act, or (vi) that has acquired the Opta Shares pursuant to an option or other equity based employment compensation plan. Such Shareholders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act and the regulations issued thereunder (the “Regulations”) and on Opta Minerals’ understanding of the current published administrative practices of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Tax Act and the Regulations that have been publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), but does not otherwise take into account or anticipate changes in law, whether by judicial, governmental or legislative decision or action, or changes in administrative practices of the CRA. No assurances can be given that the Tax Proposals will be enacted as proposed, if at all. This summary does not take into account the tax legislation of any province or territory of Canada or of any non-Canadian jurisdiction.

This summary is not exhaustive of all Canadian federal income tax considerations. The following summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.

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Residents of Canada

The following portion of the summary is generally applicable to a Shareholder who, at all relevant times, is, or is deemed to be, resident in Canada for the purposes of the Tax Act and any applicable income tax treaty (a “Canadian Resident Holder”).

Amalgamation

A Canadian Resident Holder who receives Amalco Redeemable Shares in exchange for Opta Shares on the Amalgamation will not realize any capital gain or capital loss on the conversion. The Canadian Resident Holder will be considered to have disposed of the Opta Shares for proceeds of disposition equal to the aggregate adjusted cost base of the Opta Shares to the Canadian Resident Holder immediately before the Amalgamation and to have acquired the Amalco Redeemable Shares at an aggregate cost equal to those proceeds of disposition. There will, however, be income tax consequences to the Canadian Resident Holder on the redemption or sale of the Canadian Resident Holder’s Amalco Redeemable Shares, as discussed below.

Redemption of Amalco Redeemable Shares

The amount paid on the redemption of an Amalco Redeemable Share in excess of the paid-up capital of the share as determined for purposes of the Tax Act will be deemed to be a dividend (subject, as discussed below, to the potential re-characterization as a capital gain in the hands of certain corporate Shareholders). It is expected that the paid-up capital of each Amalco Redeemable Share will exceed the redemption price of each Amalco Redeemable Share and, accordingly, no deemed dividend should arise on the redemption of the Amalco Redeemable Share, however, there are no assurances in this regard.

A Canadian Resident Holder disposing of Amalco Redeemable Shares on their redemption by Amalco will realize a capital gain (or, subject to the comments below, a capital loss) to the extent that the proceeds of disposition thereof exceed (or are exceeded by) the adjusted cost base thereof to such Canadian Resident Holder. Should a deemed dividend arise on the redemption, the proceeds of disposition will exclude the amount of any such deemed dividend.

Subject to the application of subsection 55(2) of the Tax Act as described below, any dividends deemed to be received by a corporate Canadian Resident Holder on a redemption will be included in computing its income but normally will also be deductible in computing its taxable income. Subsection 55(2) of the Tax Act provides that where a corporation is deemed to receive a dividend which significantly reduces the capital gain otherwise arising, the deemed dividend will be re-characterized as proceeds of disposition of the shares for the purpose of computing the corporation’s capital gain on the disposition of the shares, except to the extent that the deemed dividend is paid out of “safe income” or is subject to Part IV tax which is not refunded as part of the series of transactions or events. Corporate Canadian Resident Holders should consult their tax advisors for specific advice as to the application to them of subsection 55(2) on the redemption of the Amalco Redeemable Shares.

Taxation of Interest on Subordinated Notes

This section applies to a Shareholder which, upon redemption of its Amalco Redeemable Shares Shares, elects to receive the Cash and Note Option as it pertains to the holding of a Subordinated Note.

A Canadian Resident Holder of a Subordinated Note that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on the Subordinated Note that accrues (or is deemed to accrue) to it to the end of the particular taxation year (or if the Canadian Resident Holder disposes of a note in the year, that accrues or is deemed to accrue to it until the time of disposition) or that has become receivable by or is received by the Canadian Resident Holder before the end of that taxation year, including on a conversion, redemption or repayment on maturity, except to the extent that such interest was included in computing the Canadian Resident Holder’s income for that or a preceding taxation year.

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Any other Canadian Resident Holder will be required to include in computing income for a taxation year all interest on a note that is received or receivable by such Canadian Resident Holder in that taxation year (depending on the method regularly followed by the resident holder in computing income), including on a conversion, redemption or repayment on maturity, except to the extent that the interest was included in the Canadian Resident Holder’s income for that or a preceding taxation year.

Dissenting Shareholders

Under the current administrative practice of the CRA, provided that the no deemed dividend arises on a redemption of Amalco Redeemable Shares, Canadian Resident Holders who exercise their right of dissent in respect of the Amalgamation will be considered to have disposed of their Opta Shares for proceeds of disposition equal to the amount paid by Amalco to them for such Opta Shares less the amount of any interest awarded by the court and will realize a capital gain (or capital loss) to the extent that those proceeds of disposition exceed (or are less than) the aggregate adjusted cost base of such Opta Shares to the Canadian Resident Holder who is a Dissenting Shareholder and any reasonable costs of disposition. Any interest awarded to a Canadian Resident Holder who is a Dissenting Shareholder will be included in the Canadian Resident Holder’s income. The tax treatment of capital gains and capital losses under the Tax Act is discussed below.

Taxation of Capital Gains or Losses

A Canadian Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by the Canadian Resident Holder, including a shareholder who exercises a right of dissent, in the year. A Canadian Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Canadian Resident Holder in such years, to the extent and in the circumstances described in the Tax Act.

The amount of any capital loss realized by a Canadian Resident Holder that is a corporation on the redemption of Amalco Redeemable Shares may be reduced by the amount of any dividends received (or deemed to be received) by it on such Amalco Redeemable Shares to the extent and under the circumstances described in the Tax Act. Similar rules may apply where an Amalco Redeemable Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Canadian Resident Holders to whom these rules may apply should consult their own tax advisors.

A Canadian Resident Holder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable for a refundable tax of 10 2/3% on its “aggregate investment income”, which is defined to include an amount in respect of taxable capital gains.

Capital gains realized by an individual or a trust, other than certain trusts, may give rise to alternative minimum tax under the Tax Act. Canadian Resident Holders should consult their own advisors with respect to the potential application of alternative minimum tax.

Taxation of Deemed Dividends

A Canadian Resident Holder that is a “private corporation” (as defined in the Tax Act) or a “subject corporation” (described in Part IV of the Tax Act) may be liable to pay a 38 1/3% refundable tax under Part IV of the Tax Act on the amount of any dividends deemed to be received on the redemption of the Amalco Redeemable Shares to the extent that such dividends are deductible in computing such corporation’s taxable income.

In the case of a Canadian Resident Holder who is an individual, any dividend deemed to be received on the redemption of the Amalco Redeemable Shares Shares will be included in computing that Shareholder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations.

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Non-Residents of Canada

This portion of the summary is generally applicable to Shareholder who, at all relevant times, for purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, the Opta Shares or Amalco Redeemable Shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere or that is an “authorized foreign bank” (as defined in the Tax Act).

Taxable Canadian Property

In general, the Amalco Redeemable Shares will not be taxable Canadian property to a Non-Resident Holder. Exceptionally, the Amalco Redeemable Shares will be considered taxable Canadian property for a Non-Resident Holder if, at any time during the 60 month period immediately preceding the disposition, (i) 50% of the fair market value of the Amalco Redeemable Shares was derived from certain Canadian real property interests (the “Real Property Requirement”) and (ii) the Non-Resident Holder, together with persons with whom the Non-Resident Holder does not deal at arm's length, owned 25% of more of the issued shares of any class of the capital stock of Opta Minerals. Management of Opta Minerals has advised that the Real Property Requirement with respect the Amalco Redeemable Shares should not likely be satisfied in the circumstances. Notwithstanding the foregoing, the Amalco Redeemable Shares may be deemed to be taxable Canadian property in certain circumstances specified in the Tax Act.

The gain arising on the disposition of the Amalco Redeemable Shares that are taxable Canadian property of a Non-Resident Holder may be exempt from tax under the Tax Act if the Amalco Redeemable Shares constitute “treaty protected property”. Amalco Redeemable Shares owned by a Non-Resident Holder will generally be treaty protected property if the gain from the disposition of such the Amalco Redeemable Shares would, because of an applicable income tax treaty, be exempt from tax under the Tax Act. As a general rule, under Canada’s income tax conventions, the Amalco Redeemable Shares would not constitute treaty protected property.

Amalgamation

A Non-Resident Holder who receives Amalco Redeemable Shares in exchange for Opta Shares on the Amalgamation will not realize any capital gain or capital loss on the conversion. The Non-Resident Holder will be considered to have disposed of the Opta Shares for proceeds of disposition equal to the aggregate adjusted cost base of the Opta Shares to the Non-Resident Holder immediately before the Amalgamation and to have acquired the Amalco Redeemable Shares at an aggregate cost equal to those proceeds of disposition. There may, however, be income tax consequences to the Non-Resident Holder on the redemption or sale of the Non-Resident Holder’s Amalco Redeemable Shares, as discussed below.

Redemption of Amalco Redeemable Shares

Should the redemption of an Amalco Redeemable Share result in a deemed dividend, as described above under “Resident of Canada — Redemption of Amalco Redeemable Shares”, the dividend will be subject to withholding tax at the rate of 25% subject to reduction under the terms of an applicable income tax treaty.

Should the Amalco Redeemable Shares be considered taxable Canadian property to a Non-Resident Holder, the taxation of capital gains or losses is described above under “Residents of Canada - Taxation of Capital Gains or Losses” will apply to such Non-Resident Holder.

Dissenting Shareholders

A Dissenting Shareholder who is a Non-Resident Holder will, under the current administrative practice of the CRA, be considered to have disposed of such shares to Amalco for proceeds of disposition equal to the amount paid by Amalco exclusive of any interest awarded by the court. A Non-Resident Holder will generally not be subject to Canadian income tax on capital gains arising on such disposition if the Opta Shares are not “taxable Canadian property”.

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The amount of any interest awarded by a court to a dissenting Non-Resident Holder will not be subject to Canadian withholding tax provided that such interest is not “participating debt interest” as defined in the Tax Act.

LEGAL MATTERS

Certain legal matters in connection with the Amalgamation will be passed upon for Opta Minerals by Wildeboer Dellelce LLP insofar as Canadian legal matters are concerned.

REGULATORY MATTERS

Opta Minerals is not aware of any material approval or other action by any Governmental Entity that would be required to be obtained prior to the Effective Date. If any additional filings or consents are required, such consents will be sought but these additional filings or consents could delay the Effective Date or prevent the completion of the Amalgamation.

RIGHTS OF DISSENT

The following description is not a comprehensive statement of the procedures to be followed by Shareholders who seek payment of the fair value of their Opta Shares and is qualified in its entirety by reference to the full text of section 190 of the CBCA, which is attached to this Information Circular as Appendix D. A Shareholder who intends to exercise the right of dissent should carefully consider and comply with the provisions of that section. Failure to comply with the provisions of that section and to adhere to the procedures established therein may result in a loss of all rights thereunder.

Section 190 of the CBCA provides that any registered holder of Opta Shares may dissent if, among other matters, Opta Minerals resolves to amalgamate with another corporation. Shareholders wishing to dissent with respect to the Amalgamation must send a written objection to the Amalgamation Resolution (a “notice of dissent”) to Opta Minerals at or before the Meeting or any adjournment or postponement thereof to be effective. The written notice of dissent may be sent by mail and addressed to Opta Minerals prior to the date of the Meeting, care of Opta Minerals’ legal counsel, Wildeboer Dellelce LLP, 365 Bay Street, Suite 800, Toronto, Ontario, M5H 2V1, Attention: James Brown. In addition to any other right a Dissenting Shareholder may have, a Dissenting Shareholder who complies with the dissent procedure of section 190 of the CBCA is entitled to be paid the “fair value” of the Opta Shares held by such holder, determined as at the close of business on the last Business Day before the day on which the Amalgamation Resolution was adopted.

A Dissenting Shareholder may claim under section 190 of the CBCA only with respect to all the Opta Shares held by such registered holder or on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder. Persons who are beneficial owners of Opta Shares registered in the name of a broker, custodian, nominee or other intermediary that wish to dissent should be aware that only the registered owner of Opta Shares is entitled to dissent. The sending of a notice of dissent does not deprive a Shareholder of the right to vote against the Amalgamation Resolution; however, a vote against the Amalgamation Resolution does not constitute a notice of dissent.

After the adoption of the Amalgamation Resolution, either the Dissenting Shareholder or the Acquiror (or Opta Minerals prior to the Effective Date) has the right to apply to the Court for determination of the fair value of such Dissenting Shareholder’s Opta Shares. Following such application to the Court, the Acquiror or Opta Minerals, as applicable, must, within seven (7) days of being served with a copy of the originating notice if the applicant is a Dissenting Shareholder, or within seven (7) days of the date the application is returnable, if the applicant is the Acquiror or Opta Minerals, send to each Dissenting Shareholder a written offer to pay such holder an amount for the holder’s Opta Shares considered by the Board to be the fair value of such holder’s Opta Shares determined as of the close of the last Business Day before the day on which the Amalgamation Resolution was adopted. Every offer made to a Dissenting Shareholder shall be made on the same terms and shall contain or be accompanied by a statement showing how the fair value was determined. The fair value so determined could be more or less than the value received by Shareholders who participate in the Amalgamation and could be based on considerations other than or in addition to the market price of Opta Shares or the net asset value of Opta Minerals, as the case may be.

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A Dissenting Shareholder may make an agreement with the Acquiror (or Opta Minerals before the Effective Date) for the purchase of such holder’s Opta Shares in an amount of the aforementioned offer, or otherwise, any time before the Court pronounces an order fixing the fair value of the Opta Shares.

A Dissenting Shareholder is not required to give security for costs in respect of an application to the Court to fix the fair value of such holder’s Opta Shares, and except in special circumstances shall not be required to pay the costs of the application or appraisal subject to Court imposed limits. On the application, the Court may make an order fixing the fair value of the Opta Shares of all Dissenting Shareholders who are parties to the application, giving judgment in that amount against the Acquiror or Opta Minerals, as applicable, and in favour of each of Dissenting Shareholders, and fixing the time within which the Acquiror or Opta Minerals, as applicable, must pay that amount to the Dissenting Shareholders. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder calculated from the date on which the Dissenting Shareholder ceases to have any rights as Shareholder until the date of payment.

A Dissenting Shareholder ceases to have any rights as Shareholder, other than the right to be paid the fair value of his, her or its Opta Shares, on the earliest of the Effective Date, the making of an agreement between the Dissenting Shareholder and the Acquiror or Opta Minerals, as applicable, or the pronouncement of the order of the Court fixing the fair value of the Opta Shares. Until any of the foregoing events occurs, the Shareholder may withdraw his, her or its dissent or Opta Minerals may rescind the Amalgamation Resolution in question and in either event proceedings under section 190 of the CBCA shall be discontinued.

Notwithstanding the above, neither Opta Minerals nor the Acquiror can make a payment to any Dissenting Shareholder under section 190 of the CBCA if there are reasonable grounds for believing that Opta Minerals, or the Acquiror, as the case may be, is or would after the payment be unable to pay its liabilities as they become due or the realizable value of Opta Minerals’ assets would thereby be less than the aggregate of its liabilities. In such event, Opta Minerals or the Acquiror, as the case may be, shall notify each Dissenting Shareholder that it is unable lawfully to pay Dissenting Shareholders for their Opta Shares, in which case the Dissenting Shareholder may, by written notice to Opta Minerals or the Acquiror, as the case may be, within 30 days after receipt of such notice, withdraw his, her or its written objection, in which case such Shareholder shall be reinstated to his full rights as Shareholder, failing which he, she or it will retain status as a claimant against Opta Minerals or the Acquiror, as the case may be, to be paid as soon as Opta Minerals or the Acquiror is lawfully entitled to do so or, on a liquidation, to be ranked subordinate to creditors but prior to Shareholders.

All Opta Shares held by Shareholders who validly exercise their Dissent Rights will, if the holders are ultimately entitled to be paid the fair value thereof, be cancelled. If such Shareholders ultimately are not entitled to be paid the fair value for their Opta Shares, such Opta Shares will be deemed to have been converted for an Amalco Redeemable Share as of the Effective Date and such Shareholders shall be entitled to receive the Share Consideration for each such Opta Share.

Failure to strictly comply with the requirements of section 190 of the CBCA may result in the loss of any Dissent Rights. Persons who are beneficial owners of the Opta Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only the registered holders of such Opta Shares are entitled to dissent. Accordingly, a Beneficial Holder who desires to exercise this right must make arrangements for the Opta Shares beneficially owned by such holder to be registered in such holder’s name prior to the time the written objection to the Amalgamation Resolution is required to be received by Opta Minerals or, alternatively, make arrangements for the registered holder of his Opta Shares to dissent on such holder’s behalf.

The Acquisition Agreement provides that it is a condition to the completion of the Amalgamation that holders of not more than 5% of the issued and outstanding Opta Shares shall have exercised Dissent Rights.

The above is only a summary of the provisions of section 190 of the CBCA which are technical and complex. The full text of section 190 of the CBCA is set out in Appendix D hereto. It is recommended that any Shareholder wishing to avail itself of Dissent Rights seek his, her or its own legal advice as failure to comply strictly with the provisions of the statute may prejudice his Dissent Rights.

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INFORMATION CONCERNING OPTA MINERALS

General

Opta Minerals was incorporated under the CBCA on July 8, 2004 under the name “Opta Minerals Inc.”

Opta Minerals is a vertically integrated provider of custom process solutions and industrial minerals products. Opta Minerals has grown through a combination of internal growth and strategic acquisitions in Canada, the U.S. and Europe.

The Corporation’s head and registered office is located at 407 Parkside Drive, P.O. Box 260, Waterdown, Ontario, Canada, L0R 2H0.

Documents Incorporated by Reference

The following documents filed on SEDAR by Opta Minerals with securities commissions or similar authorities in Canada, are specifically incorporated by reference in, and form an integral part of, this Information Circular:

1)	the Opta Financial Statements;

2)	management’s discussion and analysis of Opta Minerals for the financial year ended December 31, 2015 (the “MD&A”);

3)	the annual information form of Opta Minerals for the financial year ended December 31, 2014, dated March 19, 2015 (the “AIF”);

4)	the notice of meeting and management information circular of Opta Minerals dated June 15, 2015;

5)	the material change report of Opta Minerals dated May 26, 2015 in respect of the change of President and Chief Executive Officer; and

6)	the material change report of Opta Minerals dated February 17, 2016 in respect of the entering into of the Acquisition Agreement.

Copies of the foregoing documents incorporated herein by reference are available upon request and without charge from the Corporation at 407 Parkside Drive, Waterdown, Ontario, L0R 2H0, attention: Secretary. These documents are also available through SEDAR under Opta Minerals’ profile at www.sedar.com.

Any document of the type referred to above, including any annual information forms, material change reports (except confidential material change reports), business acquisition reports, interim financial statements, annual financial statements and the independent auditor's report thereon, management's discussion and analysis and information circulars of Opta Minerals filed by Opta Minerals with securities commissions or similar authorities in Canada after the date of this Information Circular and prior to the Meeting shall be deemed to be incorporated by reference into this Information Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Information Circular to the extent that a statement contained in this Information Circular or to any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Information Circular, except as modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances to which it was made.

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Market for Securities

The Opta Shares are listed and traded on the TSX. The trading symbol for the Opta Shares is “OPM”.

The following sets forth trading information for the Opta Shares for the periods indicated:

Period	High (C$)	Low (C$)	Total Volume
2016
February	0.75	0.45	5,100
January	1.25	1.10	29,400
2015
December	1.30	1.00	64,800
November	0.75	0.28	164,400
October	0.29	0.27	4,000
September	0.45	0.25	13,000
August	0.76	0.50	40,700
July	0.96	0.65	62,800
June	1.25	0.85	31,800
May	1.38	1.05	16,800
April	1.35	1.05	44,800
March	1.72	1.30	6,600
February	1.71	0.99	30,200

Source: TMX Equity

On February 11, 2016, the last trading day prior to the date of public announcement of the Amalgamation, the closing price of the Opta Shares on the TSX was $0.75. On February 29, 2016, the last trading day prior to the date of this Information Circular, the closing price of the Opta Shares on the TSX was $0.55.

It is expected that the Opta Shares will be delisted from the TSX as soon as possible after the Effective Date. See “Stock Exchange Listing”.

Previous Distributions of Securities

During the 12 months prior to the date hereof, Opta Minerals has not issued or sold any of its securities (excluding securities issued under the exercise of Opta Options) and has not purchased any of its securities.

Additional Information

Additional information relating to Opta Minerals is available to the public free of charge on SEDAR under Opta Minerals’ profile at www.sedar.com. Financial information in respect of Opta Minerals and its affairs is provided in the Opta Financial Statements and the related management’s discussion and analysis. Copies of Opta Minerals’ financial statements and related management’s discussion and analysis are available upon request and without charge from the Corporation at 407 Parkside Drive, Waterdown, Ontario, L0R 2H0, attention: Secretary.

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INFORMATION CONCERNING THE ACQUIROR, THE ACQUIROR PARENT AND THE GUARANTOR

Acquiror was incorporated under the laws of Canada on February 9, 2016 as Wedge Acquisition Inc., and it is a direct wholly-owned subsidiary of Acquiror Parent.

Acquiror Parent was incorporated under the laws of British Columbia on February 4, 2016 as Wedge Acquisition Holdings Inc., and it is a direct wholly-owned subsidiary of the Guarantor.

To date, neither Acquiror nor Acquiror Parent has carried on any business except in connection with its role in the Amalgamation.

The Guarantor is a $130 million buyout fund managed by Speyside Equity which closed in January 2016. The Guarantor intends to focus on investment opportunities in specialty chemicals, industrials/metal forming & food ingredients businesses. Formed in 2005, Speyside Equity employs an operationally intensive approach to investing in specialty chemicals, industrials/metal forming and food ingredients businesses.

Financial Statements of Acquiror

Audited financial statements of the Acquiror as at February 29, 2016 and for the period from incorporation (February 9, 2016) to February 29, 2016 are attached as Appendix F (the “Acquiror Financial Statements”). The Acquiror Financial Statements have been prepared in accordance with IFRS.

PRO FORMA FINANCIAL INFORMATION CONCERNING AMALCO

Unaudited pro forma financial statements of Opta Minerals (as Amalco), after giving effect to the Amalgamation, are attached as Appendix G (the “Amalco Pro Forma Financial Statements”).

The Amalco Pro Forma Financial Statements should be read in conjunction with: (i) the Acquiror Financial Statements, attached as Appendix F; (ii) the Opta Financial Statements, which are incorporated by reference in this Information Circular and are available for review on SEDAR under Opta Minerals’ profile at www.sedar.com; (iii) the detailed information concerning the Amalgamation contained in this Information Circular; (iv) the information concerning Opta Minerals contained in this Information Circular (including the documents incorporated by reference herein), including under the heading “Information Concerning Opta Minerals”; and (v) the information concerning the Acquiror contained in this Information Circular.

The pro forma financial information is provided for informational purposes only and does not purport to be indicative of results of operations of Amalco following the completion of the Amalgamation as of any future date or for any future period. See “Risk Factors”.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No current or former executive officer, director or employee of Opta Minerals is, or at any time since the beginning of the most recently completed financial year has been, indebted: (i) to Opta Minerals or (ii) to another entity, where the indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Opta Minerals.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as disclosed below or elsewhere in this Information Circular, and other than through the ownership of Opta Shares, no informed person (including any director, officer or holder of 10% or more of the outstanding Opta Shares), or any associate or affiliate of an informed person, had any material interest, direct or indirect, in any transaction since the commencement of Opta Minerals’ most recently completed financial year or in any proposed material transaction which has materially affected or would materially affect Opta Minerals or any Opta Minerals Subsidiary.

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Mr. Bernhard Rumbold, an officer and director of Opta Minerals, was a significant shareholder of Bimac, Inc. (“Bimac”), a corporation that was acquired by Opta Minerals in 2006. The consideration payable for the acquisition of Bimac included a contingent earn out payment based on the achievement of certain pre-determined earnings targets up to September 2016. As a result of his prior interest in Bimac, Mr. Rumbold receives 61.7% of any payments pursuant to the earn-out. During the financial year ended December 31, 2015, approximately $179,000 (2014 - $Nil) was paid to Mr. Rumbold in respect of the earn-out provision.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Corporation are Ernst & Young LLP, Chartered Accountants of Toronto, Ontario, and such auditors are independent in accordance with the Rules of Professional Conduct of Chartered Professional Accountants of Ontario. The registrar and transfer agent of the Opta Shares is TMX Equity Transfer Services Inc. and the Opta Shares are transferable at TMX Equity Transfer Services Inc.’s principal offices in Toronto, Ontario.

DIRECTORS’ APPROVAL

The contents and sending of this Information Circular have been approved by the Board.

DATED at Waterdown, Ontario this 1st day of March, 2016.

BY ORDER OF THE BOARD OF DIRECTORS OF OPTA MINERALS INC.

(Signed) “John Dietrich”

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CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

We refer to the opinion letter dated February 11, 2016 (the “Fairness Opinion”), which we prepared for the board of directors (the “Board”) of Opta Minerals Inc. (“Opta Minerals”). We hereby consent to the inclusion of the text of our Fairness Opinion as Appendix C to this management information circular prepared by the directors of Opta Minerals for use at the special meeting of shareholders of Opta Minerals to be held on March 31, 2016, or any adjournment or postponement thereof. The Fairness Opinion was provided solely for the information of the Board in connection with its consideration of the Amalgamation and may not be relied upon by any other person or used for any other purpose.

Chicago, Illinois, March 1st, 2016.

(Signed) “Houlihan Lokey Capital, Inc.”

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APPENDIX A – AMALGAMATION RESOLUTION

RESOLVED:

THAT the amalgamation (the “Amalgamation”) of Wedge Acquisition Inc. (the “Acquiror”) and Opta Minerals Inc. (the “Corporation”) in accordance with the terms of the acquisition agreement dated February 11, 2016 between the Acquiror, Wedge Acquisition Holdings Inc., Speyside Equity Fund I LP, acting through its general partner Speyside I GP LLC and the Corporation (the “Acquisition Agreement”) and upon the terms and conditions set forth in the amalgamation agreement dated February 11, 2016 between the Acquiror and the Corporation (the “Amalgamation Agreement”), attached as Appendix B to the management information circular of the Corporation dated March 1, 2016, be and it is hereby approved;

THAT the Amalgamation Agreement is hereby approved and ratified;

THAT any one or more officers or directors of the Corporation are hereby authorized and directed for and on behalf of the Corporation to execute and send to the Director appointed under the Canada Business Corporations Act the articles of amalgamation and such other documents as are necessary or desirable to effect the Amalgamation;

THAT any one or more officers or directors of the Corporation are hereby authorized and directed to execute and deliver for and in the name of and on behalf of the Corporation all such other certificates, instruments, agreements, documents, authorizations, directions, and notices and to take such further actions, as, in such person’s opinion, may be necessary or desirable to carry out the purposes and intent of this resolution, such determination to be conclusively evidenced by the execution and delivery of such certificate, authorization, document, agreement, instrument, direction or notice or the doing of any such act or thing.

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APPENDIX B – AMALGAMATION AGREEMENT

APPENDIX B - AMALGAMATION AGREEMENT

Execution Version

WEDGE ACQUISITION INC.

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OPTA MINERALS INC.

AMALGAMATION AGREEMENT

February 11, 2016

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TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION 4
1.1 Defined Terms 4
1.2 Construction and Interpretation 5
1.3 Currency 6
1.4 Exhibits 6
ARTICLE 2 AGREEMENT TO AMALGAMATE 6
2.1 Agreement to Amalgamate 6
ARTICLE 3 AMALCO 6
3.1 Name 6
3.2 Head Office 7
3.3 Authorized Share Capital 7
3.4 Private Issuer Restrictions 7
3.5 Number of Directors 7
3.6 Initial Directors 7
3.7 Restrictions on Business Activity 7
3.8 By-Laws 8
ARTICLE 4 EFFECTS OF AMALGAMATION 8
4.1 Share Conversion and Cancellation 8
4.2 Issued and Paid-Up Share Capital Accounts of Amalco 8
4.3 Effect of Amalgamation 9
ARTICLE 5 DISSENT RIGHTS 9
ARTICLE 6 APPROVAL AND COMING INTO FORCE 9
6.1 Approval and Coming into Force 9
ARTICLE 7 EFFECTIVE DATE AND TIME 10
7.1 Filing of Articles of Amalgamation 10
7.2 Effective Date and Time 10
ARTICLE 8 AMENDMENT AND TERMINATION 10
8.1 Amendment 10
8.2 Termination 10
ARTICLE 9 GENERAL PROVISIONS 11
9.1 Entire Agreement 11
9.2 Successors and Assigns 11
9.3 Governing Law 11
9.4 Counterparts 11

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AMALGAMATION AGREEMENT

THIS AGREEMENT is made as of February 11, 2016.

BETWEEN:	**WEDGE ACQUISITION INC.**, a corporation governed by the *Canada Business Corporations Act;*
	(the "**Acquiror**")
AND:	**OPTA MINERALS INC.**, a corporation governed by the the *Canada Business Corporations Act;*
	(hereinafter, the "**Company**")

WHEREAS the Acquiror was incorporated under the *Canada Business Corporations Act* by certificate and articles of incorporation dated February 9, 2016;

WHEREAS the Company was incorporated under the the *Canada Business Corporations Act* by certificate and articles of incorporation dated July 8, 2004;

WHEREAS the authorized share capital of the Acquiror is composed of an unlimited number of common shares ("**Acquiror Common Shares**"), of which 100 Acquiror Common Shares are issued and outstanding as of the date hereof, all of which are owned beneficially and of record by the Acquiror Parent (as defined herein);

WHEREAS the authorized share capital of the Company consists of an unlimited number of common shares ("**Company Common Shares**"), of which 18,129,566 Company Common Shares are issued and outstanding as of the date hereof, and an unlimited number of preference shares, none of which are issued and outstanding as of the date hereof;

WHEREAS the Acquiror and the Company have agreed to amalgamate and continue as one corporation pursuant to the *Canada Business Corporations Act* on the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby covenant and agree as follows:

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ARTICLE 1
INTERPRETATION

1.1 Defined Terms

In this Agreement, unless something in the subject matter or the context is inconsistent therewith, the following terms shall have the following meanings (and grammatical variations shall have the respective corresponding meanings):

"**Acquiror**" has the meaning ascribed thereto in the recitals hereof;

"**Acquiror Common Shares**" has the meaning ascribed thereto in the recitals hereof.

"**Acquiror Parent**" means Wedge Acquisition Holdings Inc., a corporation governed by the *Business Corporations Act* (British Columbia);

"**Acquisition Agreement**" has the meaning ascribed thereto in the recitals hereof;

"**Aggregate Paid-up Share Capital**" has the meaning ascribed thereto in Section 4.2;

"**Agreement**" means this amalgamation agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

"**Amalco**" has the meaning ascribed thereto in Section 2.1;

"**Amalgamating Corporations**" means, collectively, the Company and the Acquiror;

"**Amalgamation Resolution**" means the special resolution of the holders of Company Common Shares in respect of the Amalgamation to be considered at the Company Meeting, to be substantially in the form and content of Exhibit 2 attached to this Agreement;

"**Articles of Amalgamation**" means the articles of amalgamation giving effect to the Amalgamation required to be sent to the Director pursuant to Subsection 185(1) of the CBCA;

"**Business Day**" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of Ontario, Canada or in the State of New York, United States;

"**CBCA**" means the *Canadian Business Corporations Act;*

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"**Certificate of Amalgamation**" means the certificate of amalgamation issued by the Director pursuant to Section 185(4) of the CBCA attesting to the Amalgamation;

"**Company**" has the meaning ascribed thereto in the recitals hereof;

"**Company Common Shares**" has the meaning ascribed thereto in the recitals hereof;

"**Company Meeting**" means the special meeting of holders of Company Common Shares to be called and held in accordance with the Acquisition Agreement and the bylaws of the Company to consider the Amalgamation Resolution, including any adjournment or postponement of such special meeting in accordance with the terms of the Acquisition Agreement;

"**Director**" has the meaning ascribed thereto under the CBCA;

"**Effective Time**" has the meaning ascribed thereto in Section 7.2;

"**Interested Shareholder**" means Stormvalley Investments B.V., the vote of which is required to be excluded from the "minority approval" requirement under MI 61-101;

"**Parties**" means, collectively, the Acquiror and the Company, and "**Party**" means either of them.

1.2 Construction and Interpretation

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a) references to "herein", "hereby", "hereof", and similar expressions are references to this Agreement and not to any particular Section of or Exhibit to this Agreement;

(b) references to an "Article", "Section", or "Exhibit" followed by a number or letter refer to the specified Article or Section of or Exhibit to this Agreement (unless otherwise specified);

(c) words importing the singular shall include the plural and vice-versa, and words importing gender shall include the masculine, feminine and neuter genders;

(d) the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e) if the date on which any action is required to be taken hereunder by any Party is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day;

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(f) unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

(g) references to any legislation or to any provision of any legislation shall include any legislative provision substituted therefor and all regulations, rules and interpretations issued thereunder or pursuant thereto, in each case as the same may have been or may hereafter be amended or re-enacted from time to time;

(h) wherever the term "includes" or "including" is used, it shall be deemed to mean "includes, without limitation" or "including, without limitation", respectively; and

(i) words and phrases used but not defined in this Agreement and defined in the CBCA shall have the same meaning in this Agreement as in the CBCA unless the context or subject matter otherwise requires.

1.3 Currency

Except where indicated otherwise, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

1.4 Exhibits

The following Exhibits are attached to this Agreement and are incorporated by reference into this Agreement and form an integral part hereof:

Exhibit 1 Description of Share Capital

Exhibit 2 Amalgamation Resolution

ARTICLE 2
AGREEMENT TO AMALGAMATE

2.1 Agreement to Amalgamate

The Acquiror and the Company hereby agree to amalgamate and continue as one corporation (hereinafter referred to as "**Amalco**") pursuant to Section 181 of the CBCA, on the terms and subject to the conditions set forth in this Agreement.

ARTICLE 3
AMALCO

3.1 Name

The name of Amalco shall be "Opta Minerals Inc.".

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3.2 Head Office

The head office of Amalco shall be located at 407 Parkside Drive, P.O. Box 260, Waterdown, Ontario, Canada, L0R 2H0.

3.3 Authorized Share Capital

Amalco shall be authorized to issue an unlimited number of Amalco Common Shares and Amalco Redeemable Shares, of which the rights, privileges, conditions and restrictions are set out in Exhibit 1 attached hereto.

3.4 Private Issuer Restrictions

The transfer of securities of Amalco shall be restricted in that no securityholder shall be entitled to transfer any such security or securities without either: (a) the approval of the directors of Amalco expressed by a resolution passed by a majority of the directors at a meeting of the board of directors or by an instrument or instruments in writing signed by all of the directors, or (b) the approval of the holders of at least a majority of the shares of Amalco entitling the holders thereof to vote in all circumstances (other than holders of shares who are entitled to vote separately as a class) for the time being outstanding expressed by a resolution passed at a meeting of the holders of such shares or by an instrument or instruments in writing signed by all of the holders of such shares.

3.5 Number of Directors

The board of directors of Amalco shall consist of a minimum of one and a maximum of ten directors.

3.6 Initial Directors

The initial board directors of Amalco shall consist of the following persons, who shall hold office until the first annual meeting of shareholders of Amalco or until their successors are elected or appointed:

Name	Canadian Resident
Kevin Daugherty	No
Robert Sylvester	No
Oliver Maier	No
John Dietrich	Yes

3.7 Restrictions on Business Activity

There shall be no restrictions on the business which Amalco is authorized to carry on.

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3.8 By-Laws

The by-laws of Amalco, until repealed, amended or altered, shall be the by-laws of the Acquiror in effect prior to the Effective Time on the Effective Date.

ARTICLE 4
EFFECTS OF AMALGAMATION

4.1 Share Conversion and Cancellation

4.2 U.S. Restrictions on Amalco Redeemable Shares

The Amalco Redeemable Shares issued pursuant to Section 4.1(b) will be "restricted securities" (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act of 1933, as amended) to the same extent and proportion that the Company Common Shares were "restricted securities" prior to the Effective Date.

4.3 Issued and Paid-Up Share Capital Accounts of Amalco

The aggregate of the issued and paid-up share capital account maintained by the Company in respect of the Company Common Shares converted into Amalco Redeemable Shares in

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accordance with Section 4.1 and of the issued and paid-up share capital account maintained by the Acquiror in respect of the Acquiror Common Shares converted into Amalco Common Shares in accordance with Section 4.1 (such aggregate issued and paid-up share capital being the "**Aggregate Paid-up Share Capital**") shall be allocated as follows:

(a) for each Amalco Redeemable Share, an amount equal to its redemption value of the Share Consideration (as such term is defined in the Acquisition Agreement) shall be allocated to the issued and paid-up share capital account maintained by Amalco in respect of these Amalco Redeemable Shares; and

(b) the balance remaining of the Aggregate Paid-up Share Capital after the allocation in Section 4.3(a) shall be allocated to the issued and paid-up share capital account maintained by Amalco in respect of the Amalco Common Shares.

4.4 Effect of Amalgamation

On the Effective Date:

(a) the property, rights and assets of each of the Amalgamating Corporations shall become the property, rights and assets of Amalco; and

(b) Amalco shall assume and become liable for all of the obligations of each of the Amalgamating Corporations.

ARTICLE 5
DISSENT RIGHTS

Each of the Amalgamating Corporations hereby acknowledges that, pursuant to Section 190 of the CBCA, holders of shares of any of the Amalgamating Corporations may dissent by sending a written objection to the applicable Amalgamating Corporation at or before any meeting of shareholders at which a resolution to approve the Amalgamation is to be voted and by complying with the other requirements set forth in Section 190 of the CBCA. In addition to any other right the shareholder may have, but subject to Section 190(26) of the CBCA, a shareholder who complies with Section 190 of the CBCA shall be entitled, when the Amalgamation becomes effective, to be paid by Amalco the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

ARTICLE 6
APPROVAL AND COMING INTO FORCE

6.1 Approval and Coming into Force

This Agreement will come into force and effect following the requisite approval of the Amalgamation by (i) two-thirds of the votes cast on the Amalgamation Resolution by the shareholders of the Company present in person or represented by proxy; (ii) a majority of the votes cast on the Amalgamation Resolution by the shareholders of the Company (other than Interested Shareholder, the vote of which is required to be excluded from the "minority

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approval" requirement under MI 61-101); and (iii) two-thirds of the votes cast on a resolution approving the Amalgamation by the shareholders of Acquiror.

ARTICLE 7
EFFECTIVE DATE AND TIME

7.1 Filing of Articles of Amalgamation

After this Agreement shall have come into force in accordance with Section 6.1, an authorized director or officer of each of the Acquiror and the Company shall, subject to the terms and conditions of the Acquisition Agreement (including the satisfaction of all of the conditions set out in Article 6 of the Acquisition Agreement or waiver in writing of such conditions by the party for whose benefit the conditions are made), sign the Articles of Amalgamation and proceed to file such Articles of Amalgamation with the Director on the Effective Date, together with all related documents as may be required in order for the Amalgamation to become effective in accordance with the CBCA.

7.2 Effective Date and Time

The Amalgamation shall become effective as of the first moment of the day (Toronto time) (the "**Effective Time**") on the date shown on the Certificate of Amalgamation (the "**Effective Date**"), which date shall be determined in accordance with Section 2.4 of the Acquisition Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

ARTICLE 8
AMENDMENT AND TERMINATION

8.1 Amendment

Subject to applicable law, this Agreement may, at any time and from time to time before the Effective Time, be amended by mutual written agreement of the Parties without further notice to or authorization on the part of the holders of Company Common Shares, provided that such amendment does not: (i) invalidate any required approval of the Amalgamation by the holders of Company Common Shares; or (ii) after the holding of the Company Meeting, result in an adverse change in the quantum or form of consideration payable to the holders of Company Common Shares pursuant to the Amalgamation.

8.2 Termination

Without prejudice to any other rights or recourses of the Parties, this Agreement shall automatically terminate, without notice, immediately upon the termination of the Acquisition Agreement in accordance with its terms, and be of no further force or effect.

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ARTICLE 9
GENERAL PROVISIONS

9.1 Entire Agreement

This Agreement and the Acquisition Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder.

9.2 Successors and Assigns

This Agreement becomes effective only when executed by the Company and the Acquiror. After that time, it will be binding upon and enure to the benefit of the Company and the Acquiror and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

9.3 Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Amalgamation and waives any defences to the maintenance of an action in the courts of the Province of Ontario.

9.4 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF the Acquiror and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WEDGE ACQUISITION INC.

Per: (signed) *"Kevin Daugherty"*

Name: Kevin Daugherty

Title: Director

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OPTA MINERALS INC.

Per: (signed) *"John Dietrich"*

Name: John Dietrich

Title: Executive Vice President and Secretary

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EXHIBIT 1
DESCRIPTION OF SHARE CAPITAL

Opta Minerals Inc. ("**Amalco**"), which is the corporation resulting from the amalgamation (the "**Amalgamation**") under the *Canada Business Corporations Act* (the "**CBCA**") of Wedge Acquisition Inc. (the "**Acquiror**") and Opta Minerals Inc. (the "**Company**"), shall be authorized to issue an unlimited number of common shares (the "**Common Shares**") and an unlimited number of redeemable shares (the "**Redeemable Shares**").

1. COMMON SHARES

Subject to the rights, privileges, conditions and restrictions attached to the other classes of shares, the Common Shares shall carry the following rights:

1.1. **Voting right.** Each Common Share shall entitle the holder thereof to one vote at all meetings of the shareholders of Amalco (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the provisions of the CBCA).

1.2. **Dividend**. The holders of the Common Shares shall be entitled to receive non-cumulative dividends, as and when declared by the board of directors, subject to the rights, privileges, restrictions and conditions attaching to the Redeemable Shares and to any other class of shares ranking prior to the Common Shares. Any dividends paid on the Common Shares, when paid in money, shall be payable only in the lawful currency of Canada.

1.3. **Remaining property**. In the event of the liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, or other distribution of assets of Amalco among shareholders for the purpose of winding-up its affairs, subject to the rights, privileges, restrictions and conditions attaching to the Redeemable Shares and to any other class of shares ranking prior to the Common Shares, the holders of the Common Shares shall be entitled to share the remaining property of Amalco.

2. REDEEMABLE SHARES

The Redeemable Shares shall carry the following rights, privileges, restrictions and conditions:

2.1. **Voting right.** Subject to the provisions of the CBCA and the provisions herein, the Redeemable Shares shall not entitle the holder thereof to attend any meetings of shareholders of Amalco, and shall not, as such, entitle the holder thereof to have any voting rights.

2.2. **Redemption.** Subject to the provisions of the CBCA, Amalco shall, immediately after the issuance of the Redeemable Shares pursuant to the Amalgamation (collectively, the "**Redemption Time**"), redeem the Redeemable Shares and pay the Redemption Amount (as hereinafter defined) in respect of each Redeemable Share, as follows:

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(a) *Notice.* Except as hereinafter provided, no notice of redemption or other act or formality on the part of Amalco shall be required to call the Redeemable Shares for redemption.

(b) *Delivery of Aggregate Redemption Amount.* On or before the Redemption Time, Amalco shall deliver or cause to be delivered to the Depositary (as such term is defined in the acquisition agreement dated February 11, 2016 between the Acquiror, Wedge Acquisition Holdings Inc., Speyside Equity Fund I LP and the Company (the "**Acquisition Agreement**")) at its principal office in the City of Toronto, the Share Consideration (as such term is defined in the Acquisition Agreement) in respect of each Redeemable Share to be redeemed (the "**Redemption Amount**"). Delivery to and receipt by the Depositary of an amount sufficient to pay the Redemption Amount in respect of all Redeemable Shares outstanding as of the Redemption Time (the "**Aggregate Redemption Amount**") in such a manner shall constitute a full and complete discharge of Amalco's obligation to deliver the Redemption Amount to the holders of Redeemable Shares.

(c) *Entitlement to Redemption Amount.* At the Redemption Time, the Redeemable Shares shall be redeemed and the holders of such Redeemable Shares shall be entitled to receive the Redemption Amount in respect of each Redeemable Share.

(d) *Payment of Aggregate Redemption Amount.* From and after the Redemption Time, the Depositary shall pay and deliver or cause to be paid and delivered to the order of the holders of Redeemable Shares the Redemption Amount in respect of each Redeemable Share held by such holders by way of cheque or, in the case of holders of Redeemable Shares who elected the Cash and Note Option (as such term is defined in the Acquisition Agreement), by way of cheque and a Subordinated Note (as such term is defined in the Acquisition Agreement) in the relevant principal amount issued by Amalco, on presentation and surrender at the principal office of the Depositary in the City of Toronto of the certificate representing the common shares of the Company which were converted into Redeemable Shares pursuant to the Amalgamation and the holder's letter of transmittal and election form or such other documents as Amalco or the Depositary may, in its discretion, consider acceptable. Under no circumstances will interest on the Redemption Amount be payable by Amalco or the Depositary whether as a result of any delay in paying the Redemption Amount or otherwise.

(e) *Rights of Shareholders.* From and after the Redemption Time, the holders of Redeemable Shares shall not be entitled to exercise any of the rights of

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shareholders in respect thereof except to receive from the Depositary the Redemption Amount in respect of each Redeemable Share, unless payment of the Aggregate Redemption Amount to the Depositary has not been made in accordance with Subsection (b) above, in which case the rights of such holders will remain unaffected.

(f) *Discharge of Obligations.* Immediately after the Amalgamation, but subject to the delivery to and receipt by the Depositary of the Aggregate Redemption Amount in accordance with Subsection (b) above, each Redeemable Share shall irrevocably be deemed to be redeemed and cancelled, Amalco shall be fully and completely discharged from its obligations with respect to the payment of the Aggregate Redemption Amount to such holders of Redeemable Shares, and the rights of such holders shall be limited to receiving from the Depositary the Redemption Amount payable to them on presentation and surrender of the said certificates held by them or other documents as specified above. Subject to the requirements of applicable law with respect to unclaimed property, if the Aggregate Redemption Amount has not been fully claimed in accordance with the provisions hereof within six years of the Redemption Time, the unclaimed portion of the Aggregate Redemption Amount shall be forfeited to Amalco.

(g) *Lost certificates.* In the event any certificate which, immediately prior to the Amalgamation, represented one or more common shares of the Company which were converted into Redeemable Shares pursuant to the Amalgamation and redeemed immediately thereafter pursuant to this Section 2.2 shall have been lost, stolen or destroyed, the Depositary shall, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, issue in exchange for such lost, stolen or destroyed certificate, a cheque or, in the case of holders of Redeemable Shares who elected the Cash and Note Option, a cheque and a Subordinated Note issued by Amalco, for the Redemption Amount deliverable in accordance with such holder's letter of transmittal and election form. When authorizing such issuance or payment in exchange for the lost, stolen or destroyed certificate, the holder to whom a cheque, or a cheque and a subordinated unsecured promissory note issued by Amalco, as applicable, is to be issued or delivered shall, as a condition precedent to the issuance or payment thereof, give a bond satisfactory to Amalco and the Depositary in connection with any claim that may be made against Amalco with respect to the certificate alleged to have been lost, stolen or destroyed.

2.3. **Remaining property.** In the event of the liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, or other distribution of the property or assets of Amalco among shareholders for the purpose of winding-up its affairs, and subject to the extinguishment of the rights of holders of Redeemable Shares upon payment of the Redemption Amount in respect of each Redeemable Share, the holders of the Redeemable Shares shall be entitled to receive, and Amalco shall pay to such holders, in preference and priority to any distribution of any property or assets of Amalco to the holders of the Common Shares or any other shares ranking junior to the Redeemable Shares, an amount equal to the Redemption Amount in respect of each

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Redeemable Share held by them respectively and no more. After payment to the holders of Redeemable Shares of the amounts so payable to them as hereinbefore provided, such holders shall not be entitled to share in any further distribution of the property and assets of Amalco.

2.4. **Specified Amount.** The Share Consideration (as such term is defined in the Acquisition Agreement), the amount of which will be specified by a resolution of the board of directors of the Company prior to the issuance of Redeemable Shares, shall be the amount specified in respect of each Redeemable Share for purposes of Subsection 191(4) of the *Income Tax Act* (Canada).

2.5. **Class Vote.** The Redeemable Shares shall not be convertible, no share having the same rank as or a higher rank than the Redeemable Shares may be created and the provisions relating to the Redeemable Shares or relating to other classes of shares may not be modified so as to confer on such shares rights or privileges that are equal to or greater than those attached to the Redeemable Shares, unless such conversion, creation or modification has been approved by written resolution signed by all holders of Redeemable Shares, or by the vote of not less than two-thirds of the Redeemable Shares represented by their holders who are present or represented at a special meeting of such holders convened for such purpose.

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APPENDIX C – FAIRNESS OPINION

[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC]

February 11, 2016

Opta Minerals Inc.

407 Parkside Drive, P.O. Box 260

Waterdown, ON L0R 2H0 Canada

Attn: Board of Directors

Dear Board of Directors:

We understand that Opta Minerals Inc. (the “Company”) intends to enter into an Acquisition Agreement (the “Agreement”) between Wedge Acquisition Holdings Inc. (“Acquiror Parent”) and Wedge Acquisition Inc., a wholly owned subsidiary of Acquiror Parent (the “Acquiror”), and Speyside Equity Fund I LP and the Company pursuant to which, among other things (i) upon the terms and conditions set forth in the Amalgamation Agreement (the “Amalgamation Agreement”) between the Acquiror and the Company, the Acquiror will acquire all of the outstanding common shares of the Company (the “Common Shares”) not owned by the Acquiror pursuant to an amalgamation of the Acquiror and the Company under Section 181 of the Canada Business Corporations Act (the “Amalgamation”), and (ii) immediately prior to the Amalgamation, the Common Shares of the Company held by Stormvalley Investments B.V. (the “Interested Shareholder”) will be transferred (the “Interested Shareholder Transfer”) by the Interested Shareholder to Acquiror Parent in exchange for Class A shares of Acquiror Parent (“Acquiror Parent Class A Shares”), and such Common Shares will be transferred by Acquiror Parent to the Acquiror in exchange for common shares of the Acquiror (“Acquiror Common Shares”). We further understand that pursuant to the Amalgamation, (i) all issued and outstanding Common Shares that are held by the Acquiror will be cancelled, without any payment, (ii) all of the issued and outstanding Acquiror Common Shares will be converted into common shares (“Amalco Common Shares”) of the company resulting from the Amalgamation (“Amalco”), (iii) all of the issued and outstanding Common Shares, other than those held by the Acquiror, will be converted into fully paid and non-assessable Amalco redeemable shares (each, an “Amalco Redeemable Share”), on the basis of one fully paid and non-assessable Amalco Redeemable Share for each issued and outstanding Common Share, and (iv) immediately after the issuance of the Amalco Redeemable Shares, Amalco will redeem (the “Redemption” and, together with the Amalgamation considered as a unitary transaction, the “Transaction”) the Amalco Redeemable Shares for (i) an amount in cash (the “Cash Consideration”) equal to CDN$0.6933 per Common Share less an amount per Common Share for estimated transaction costs calculated in accordance with the Agreement (the “Per Share Estimated Transaction Cost”), or (ii) at the election of the holder thereof, a combination of CDN$0.3526 in cash per Common Share, less the Per Share Estimated Transaction Cost, and a subordinated note having the terms set forth in Schedule F to the Agreement (each, a “Subordinated Note”) in a principal amount of CDN$0.1676 per Common Share issued by Amalco (the “Mixed Consideration”), subject to certain procedures and limitations set forth in the Agreement, as to which procedures and limitations we express no view or opinion. In addition, at your direction, for purposes of our analyses and this Opinion, we have assumed that the amount of the Per Share Estimated Transaction Cost will be CDN$0.1731 and, consequently, that the Cash Consideration will be CDN$0.5202 and that any other adjustments to the Cash Consideration pursuant to the Agreement or otherwise will not be material to our analyses or this Opinion.

The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Cash Consideration to be received by the holders of Common Shares other than the Excluded Shareholders (as defined below) in the Transaction pursuant to the Agreement and the Amalgamation Agreement is fair, from a financial point of view, to the holders of Common Shares other than the Excluded Shareholders. For purposes of this Opinion, the term “Excluded Shareholders” means the Interested Shareholder and the holders of Common Shares that elect to receive Mixed Consideration in the Transaction pursuant to the Agreement and the Amalgamation Agreement.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

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1.	reviewed the following agreements and documents:

a.	a draft, dated February 10, 2016, of the Agreement; and
b.	a draft, dated February 10, 2016, of the Amalgamation Agreement.

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the year ending December 31, 2016 (the “Projections”);

4.	spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant; and

7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to the Projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

Management of the Company has advised us and we have relied upon and assumed, without independent verification, that (i) the Company is in breach of a number of financial covenants under its credit agreement, (ii) a previous extension of the Company’s revolving term credit facility has expired and, as such, the Company requires a further extension of such facility, and (iii) there can be no assurance that such an extension will be provided or that alternative sources of financing on terms favorable to the Company could be obtained. In addition, management of the Company has advised us and we have relied upon and assumed, that (i) the Company’s financial performance has been below budget for the last three years and (ii) the Company has received notice from the Toronto Stock Exchange (the “TSX”) that the Common Shares will be delisted from the TSX on February 11, 2016, due to a failure of the Company to meet the continued listing requirements of the TSX.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal, provincial and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of any draft documents identified above will not differ in any respect from the drafts of said documents.

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Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. In addition, we have not been requested to perform, and have not performed, relied upon or taken into account, any analysis to evaluate the value of the Acquiror Parent Class A Shares, Acquiror Common Shares, Amalco Common Shares, Amalco Redeemable Shares or Subordinated Notes. We are not expressing any view or opinion as to what the value of the Acquiror Parent Class A Shares, Acquiror Common Shares, Common Shares, Amalco Common Shares, Amalco Redeemable Shares or Subordinated Notes actually will be when transferred, issued or converted pursuant to the Transaction or the price or range of prices at which the Acquiror Parent Class A Shares, Acquiror Common Shares, Common Shares, Amalco Common Shares, Amalco Redeemable Shares or Subordinated Notes may be purchased or sold, or otherwise be transferable, at any time. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction, and this Opinion does not purport to address potential developments in any such markets. In addition, we have relied upon, without independent verification, the assessment of management as to the potential impact on the Company of certain market, cyclical and other trends in and prospects for, and governmental and regulatory matters relating to, the minerals processing and distribution industry, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or this Opinion.

This Opinion is furnished solely for the use of the Board (solely in its capacity as such) in connection with its evaluation of the Transaction and may not be relied upon by any other person or entity (including, without limitation, security holders, creditors or other constituencies of the Company) or used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board (or any committee thereof), the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise including, without limitation, whether to elect to receive the Cash Consideration or the Mixed Consideration in the Transaction pursuant to the Agreement and the Amalgamation Agreement. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan Lokey or any of its affiliates be made, without the prior written consent of Houlihan Lokey.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Acquiror Parent, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

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Houlihan Lokey has in the past provided investment banking services to Speyside Equity, LLC (“Speyside”), or one or more security holders, affiliates, and/or portfolio companies of investment funds affiliated or associated with Speyside (collectively, with Speyside, the “Speyside Group”), for which Houlihan Lokey has received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, members of the Speyside Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Speyside, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with members of the Speyside Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, members of the Speyside Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses whether the Cash Consideration to be received by the holders of Common Shares other than the Excluded Shareholders in the Transaction pursuant to the Agreement and the Amalgamation Agreement is fair, from a financial point of view, to the holders of Common Shares other than the Excluded Shareholders in the manner provided herein and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, whether the Mixed Consideration to be received by the holders of Common Shares that elect to receive the Mixed Consideration in the Transaction pursuant to the Agreement and the Amalgamation Agreement is fair, from a financial point of view, to such holders or whether the Acquiror Parent Class A Shares to be received by the Interested Shareholder in the Interested Shareholder Transfer pursuant to the Agreement and the Amalgamation Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board (or any committee thereof), the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Cash Consideration to the extent expressly specified herein), including, without limitation, the Interested Shareholder Transfer or any support, voting or other similar agreements entered into by or between holders of Common Shares or any other person in connection with the Transaction, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, (A) the fairness, from a financial point of view, to the holders of Common Shares other than the Excluded Shareholders of the Cash Consideration to be received by such holders in the Transaction relative to the fairness of the Acquiror Parent Class A Shares to be received by the Interested Shareholder immediately prior to the Amalgamation upon the transfer of their Common Shares in the Interested Shareholder Transfer, (B) the fairness, from a financial point of view, to the holders of Common Shares other than the Excluded Shareholders of the Cash Consideration to be received by such holders in the Transaction relative to the fairness of the Mixed Consideration to be received by the holders of Common Shares that elect to receive the Mixed Consideration in the Transaction, or (C) the allocation of all or any portion of the consideration to be received by the holders of the issued and outstanding Common Shares in the Interested Shareholder Transfer or the Transaction amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, Acquiror Parent, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, Acquiror Parent, the Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Cash Consideration or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, environmental, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, Acquiror Parent, the Acquiror and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

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Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Cash Consideration to be received by the holders of Common Shares other than the Excluded Shareholders in the Transaction pursuant to the Agreement and the Amalgamation Agreement is fair, from a financial point of view, to the holders of Common Shares other than the Excluded Shareholders.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

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APPENDIX D – SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

190. (1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c) amalgamate otherwise than under section 184;

(d) be continued under section 188;

(e) sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f) carry out a going-private transaction or a squeeze-out transaction.

Further right

(2) A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

If one class of shares

(2.1) The right to dissent described in subsection (2) applies even if there is only one class of shares.

Payment for shares

(3) In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

No partial dissent

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(5) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Notice of resolution

(6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

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Demand for payment

(7) A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a) the shareholder’s name and address;

(b) the number and class of shares in respect of which the shareholder dissents; and

(c) a demand for payment of the fair value of such shares.

Share certificate

(8) A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Forfeiture

(9) A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

Endorsing certificate

(10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of rights

(11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b) the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

Offer to pay

(12) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

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Same terms

(13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms. Payment

(14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Corporation may apply to court

(15) Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application to court

(16) If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Venue

(17) An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

No security for costs

(18) A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

Parties

(19) On an application to a court under subsection (15) or (16),

(a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court

(20) On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers

(21) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

(22) The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

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Interest

(23) A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that subsection (26) applies

(24) If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Effect where subsection (26) applies

(25) If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Limitation

(26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

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APPENDIX E – TERMS OF SUBORDINATED NOTES

Issuer:	Opta Minerals Inc. (the “Corporation”), a corporation existing under the laws of Canada (and, for greater certainty, being the corporation that will result from the Amalgamation (as defined in the Information Circular).

Issue:	Unsecured promissory notes of the Corporation (the “Notes”) in an aggregate principal amount of up to C$2,958,067.

Interest Rate:	Simple interest at the rate of 2% per annum accruing from the Issue Date (as hereinafter defined) computed on the basis of a 360-day year composed of twelve 30-day months, with pro-rata payments being made for any partial months. Interest shall be payable in cash on the earlier of: (i) the Maturity Date (as hereinafter defined); and (ii) the date on which all principal outstanding under the Notes is repaid. Interest shall be payable at the same rate on overdue interest.

Maturity Date:	Thirty (30) months following the Issue Date (the “Maturity Date”).

Subordination and Postponement:

The Notes will (i) be direct obligations of the Corporation; (ii) not be guaranteed by any subsidiary of the Corporation, (iii) not be secured by any mortgage or pledge of or charge over any of the property, assets or undertaking of the Corporation or any of its subsidiaries, (iv) will be subordinated to the Senior Indebtedness in all respects; and (v) subject only to any Mandatory Prepayments described below, will be postponed to repayment of all Senior Indebtedness (as hereinafter defined).

“Senior Indebtedness” means all indebtedness of the Corporation under that certain Second Amended and Restated Credit Agreement dated as of May 18, 2012 between the Corporation, as borrower, the parties named therein from time to time as guarantors, The Bank of Nova Scotia, as administrative agent (the “Senior Indebtedness Agent”), and the Lenders, as lenders (as same may be amended, restated, supplemented or otherwise modified from time to time) (the “Credit Agreement”).

If the holder of any Note receives any payment from the Corporation under the Note in contravention of the terms of the Notes which provide that the Notes shall be subordinated to the Senior Indebtedness and postponed to repayment of all Senior Indebtedness, such payment shall be held in trust for and promptly paid by the holder to the Senior Indebtedness Agent.

The Notes will not restrict the Corporation from incurring additional indebtedness or from mortgaging, pledging or charging its property or assets to secure any other indebtedness of the Corporation.

Optional Prepayment:	Subject to prior approval of the Corporation’s principal lenders under the Senior Indebtedness to the extent that the terms of the Senior Indebtedness require such approval, the outstanding principal amount of some or all of the Notes (the “Principal Amount”) and all accrued and unpaid interest thereon may be prepaid, in whole or in part, by the Corporation at any time without penalty or premium.

Mandatory Prepayments:

The Corporation shall repay amounts owing under the Notes including any accrued interest thereon (collectively, the “Note Indebtedness”) on a quarterly basis commencing first quarter of 2016 as follows:

(a)   if the ratio of Senior Indebtedness to EBITDA of the Corporation for the prior four quarters on a rolling basis is less than or equal to 2.75:1, then the Corporation shall repay C$150,000 on the last day of the current fiscal quarter; and

(b)  if the ratio of Senior Indebtedness to EBITDA of the Corporation for the prior four quarters on a rolling basis is greater than 2.75:1 but less than or equal to 3.25:1, then the Corporation shall repay C$50,000 on the last day of the current fiscal quarter; and

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(c)   if the ratio of Senior Indebtedness to EBITDA of the Corporation for the prior four quarters on a rolling basis is greater than 3.25:1, then the Corporation shall not be obligated to repay any Note Indebtedness on the last day of the current fiscal quarter.

In addition, within five (5) days of any Change of Control, the Corporation shall repay all Note Indebtedness then outstanding.

All Mandatory Prepayments of Note Indebtedness shall be applied first against the principal amount then outstanding and any surplus shall be applied against the interest then accrued and outstanding.

For purposes any such Mandatory Repayments:

“EBITDA” means for any relevant period, an amount equal to the Corporation’s net income or net loss for the period, calculated on a consolidated basis;

(a) plus, amounts deducted in calculating net income or net loss in respect of depreciation and amortization;

(b) plus, total interest expense;

(c) plus, amounts deducted in calculating net income or net loss in respect of income taxes, whether or not deferred;

and excluding:

(d) any gain or loss attributable to the sale, conversion or other disposition of property; and

(e) gains resulting from the write up of property and losses resulting from the write down of property (other than allowances for doubtful accounts receivable); and

(f) any gain or loss on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any debt); and

(g) any unrealized, foreign currency translation gains or losses; and

(h) all non-cash gains, non-cash losses or other non-cash amounts that were included in such net income; and

(i) any amount included in net income to which any other person is entitled;

all of which shall be calculated in accordance with generally accepted accounting principles unless otherwise expressly described. Unless otherwise provided, EBITDA shall be calculated on a rolling four quarter basis. Furthermore and notwithstanding the foregoing definition of EBITDA, (i) to the extent that any amendments or add backs are made in the future to the definition for purposes of calculating EBITDA pursuant to Credit Agreement in respect of the Senior Indebtedness, the definition of EBITDA for purposes of the Mandatory Prepayments under the Notes shall be similarly amended, and (ii) the treatment of any expense as an extraordinary, unusual or non-recurring item under GAAP for the purposes of EBITDA under the Note shall treated in the same manner as under the Credit Agreement.

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“Change of Control” means, other than the Amalgamation, (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other amalgamation, arrangement, corporate reorganization, other than any such amalgamation, arrangement, consolidation, merger or reorganization in which the voting shares of the Corporation immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such amalgamation, arrangement, consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of 50% of the voting rights attached to the Corporation’s securities is transferred (provided, however, that any such transfer to an affiliate of the Acquiror Parent or to a fund managed by an affiliate of the general partner of the Guarantor shall not constitute a Change of Control);

Non-Transferability:	The Notes may not be transferred other than a transfer of all but not less than all of the Notes held by a holder to such holder’s, direct or indirect, wholly-owned subsidiary. A holder of Notes must give prior written notice to the Corporation of any such transfer.

Financial Information:

For so long as any Note Indebtedness remains outstanding, the Corporation shall deliver to each holder of Notes:

(a)        as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Corporation audited financial statements of the Corporation for and as at the end of such fiscal year; and

(b)        as soon as practicable, but in any event within 60 days after the end of each of the first three quarters, unaudited quarterly financial statements.

Inspection Rights:	For so long as any Note Indebtedness remains outstanding, the Corporation shall permit a representative of the holders of the Notes to examine its accounts and records and discuss the Corporation’s affairs, finances and accounts with its officers, during normal business hours of the Corporation as may be reasonably requested; provided, however, that the Corporation shall not be obligated to provide access to any information that it reasonably and in good faith considers to be confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Corporation).

Currency:	All amounts under the Notes shall be denominated and paid in Canadian dollars.

Default:

Normal events of default for subordinated promissory notes, including: (a) failure to pay principal or premium, if any, on the Notes when due, whether at maturity, by declaration or otherwise; (b) certain events of bankruptcy, insolvency or reorganization of the Corporation under bankruptcy or insolvency laws; or (c) default in the observance or performance of any material covenant or condition of the Notes and continuance of such default for a period of 30 days after notice in writing has been given under terms of the Notes to the Corporation specifying such default and requiring the Corporation to rectify the same; or (d) any default under the Credit Agreement.

Upon default by the Corporation in payment of any amount owing under the Notes, the principal sum then outstanding plus all accrued and unpaid interest shall, at the option of the holder of the Note, become immediately due and payable without demand or notice.

Modifications and Waivers:	The rights of the holders of Notes may in certain circumstances be modified and/or events of default under the Notes may be waived by way of an Extraordinary Resolution which shall be binding upon all holders of Notes.

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“Extraordinary Resolution” will be defined, in effect, as a resolution passed at a meeting of holders of Notes by the affirmative votes of the holders of at least 66 2/3% of the principal amount of Notes voted on the resolution at a meeting of holders at which a quorum, as set forth below, is present or as one or more instruments in writing signed by the holders of at least 66 2/3% in principal amount of all outstanding Notes.

Holders of at least 50% in principal amount of the outstanding Notes will constitute a quorum for a meeting of holders with respect to an Extraordinary Resolution. In the absence of a quorum, the meeting may be adjourned for a period of not less than 10 days as determined by the chairman of the meeting. Not less than five days' notice shall be given of the time and place of such adjourned meeting. At the adjourned meeting, the holders of Notes present in person or by proxy shall form a quorum and may transact the business for which the meeting was originally called.

Governing Law:	All documentation in connection with the Notes shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

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APPENDIX F – FINANCIAL STATEMENTS OF ACQUIROR

APPENDIX F - FINANCIAL STATEMENTS OF ACQUIROR

Wedge Acquisition Inc.

Interim Financial Statements

February 29, 2016

F - 1

Wedge Acquisition Inc.
Contents
For the period ended February 29, 2016

	Page
Independent Auditors' Report	
Interim Financial Statements	
Interim Statement of Financial Position	*1*
Interim Statement of Changes in Equity	*2*
Interim Statement of Cash Flows	*3*
Notes to the Interim Financial Statements	*4*

F - 2

MNP SENCRL srl / LLP

Independent Auditors' Report

To the Shareholder of Wedge Acquisition Inc.:

We have audited the accompanying interim financial statements of Wedge Acquisition Inc., which comprise the interim statement of financial position as at February 29, 2016, and the interim statements of changes in equity and cash flows from February 9, 2016 (date of incorporation) to February 29, 2016, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Interim Financial Statements
Management is responsible for the preparation and fair presentation of these interim financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of interim financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility
Our responsibility is to express an opinion on these interim financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the interim financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the interim financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the interim financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the interim financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the interim financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the interim financial statements present fairly, in all material respects, the financial position of Wedge Acquisition Inc. as at February 29, 2016 and its cash flows for the period from February 9, 2016 (the date of incorporation) to February 29, 2016 in accordance with International Financial Reporting Standards.

Montréal, Québec

March 1, 2016

MNP SENCRL, srl [1]

[1] CPA auditor, CA, public accountancy permit No. A122514

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COMPTABILITÉ > CONSULTATION > FISCALITÉ
ACCOUNTING > CONSULTING > TAX
1155, BOUL. RENÉ-LÉVESQUE O., 23e ÉTAGE, MONTRÉAL (QUÉBEC) H3B 2K2
1.888.861.9724 TÉL : 514.861.9724 TÉLÉC : 514.861.9446 MNP.ca

Praxity MEMBER GLOBAL ALLIANCE OF INDEPENDENT FIRMS
AON EMPLOYEUR DE CHOIX PLATINE | CANADA

Wedge Acquisition Inc.
Interim Statement of Financial Position
As at February 29, 2016

	2016
Assets	
Current	
Cash	**100**
Equity	
Share capital *(Note 5)*	**100**

Approved on behalf of the Board

Kevin Daugherty
Director

Oliver Maier
Director

The accompanying notes are an integral part of these interim financial statements

1

F - 4

Wedge Acquisition Inc.
Interim Statement of Changes in Equity
For the period ended February 29, 2016

	Share capital	*Total equity*
Balance February 9, 2016	-	-
Issuance of share capital	100	100
Balance February 29, 2016	**100**	**100**

The accompanying notes are an integral part of these interim financial statements

2

F - 5

Wedge Acquisition Inc.
Interim Statement of Cash Flows
For the period ended February 29, 2016

	2016
Financing activities	
Proceeds from issuance of common shares	100
Increase in cash resources	100
Cash resources, beginning of period	-
Cash resources, end of period	100

The accompanying notes are an integral part of these interim financial statements

3
F - 6

Wedge Acquisition Inc.
Notes to the Interim Financial Statements
For the period ended February 29, 2016

1. Reporting entity

Wedge Acquisition Inc. (the "Company") was incorporated under the Canadian Business Corporations Act on February 9, 2016. The Company is domiciled in Canada. The Company is a shell with no activities.

The address of the Company's registered office is 1155 René-Lévesque Blvd. W., 40th Floor, Montreal, Québec.

These interim financial statements cover the period from incorporation to February 29, 2016.

The interim financial statements were approved by the board of directors and authorized for issue on March 1, 2016.

During the year, the Company entered into an acquisition agreement (the "Acquisition Agreement") with Opta Minerals Inc. ("Opta"), Wedge Acquisition Holdings Inc. ("Corporation Parent") and Speyside Equity Fund I LP acting through its general partner Speyside I GP LLC providing for the Company to take Opta private pursuant to an amalgamation of the Company and Opta under Section 181 of the Canada Business Corporations Act (the "Amalgamation"). The Company expects the Amalgamation to be completed in April 2016, subject to the satisfaction of all conditions to closing set out in the Acquisition Agreement.

The Acquisition Agreement stipulates that the consideration shall consist of $0.6933 per Opta common share less per share estimated transaction costs payable in cash or, at the election of the Opta shareholder, the considerations will consist of $0.5257 per Opta common share less per share estimated transaction costs payable in cash plus a subordinated note in the principal amount of $0.1676 per Opta common share bearing interest at 2% per annum maturing 30 months from the issue date. Corporation Parent will provide sufficient financing or equity contribution to the Company for purposes of the payment in full of the aggregate cash consideration.

Concurrently with the entering into of the Acquisition Agreement, the Company entered into an amalgamation agreement (the "Amalgamation Agreement") with Opta pursuant to which the Company and Opta agreed to amalgamate and to continue as one corporation upon the completion of the amalgamation pursuant to the Canada Business Corporations Act on the terms and subject to the conditions set forth in the Amalgamation Agreement;

2. Statement of compliance

These interim financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRSs") and interpretations adopted by the International Accounting Standards Board ("IASB").

3. Basis of preparation

Basis of measurement

These interim financial statements have been prepared on a going concern basis and have been initially measured at historical cost, except where otherwise indicated.

Functional and presentation currency

These interim financial statements are presented in Canadian dollars, which is the Company's functional currency.

Significant accounting judgments, estimates and assumptions

The preparation of the Company's interim financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the reporting date. However, uncertainties about these assumptions and estimates could result in outcomes that would require a material adjustment to the carrying amount of the asset or liability affected in the future.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

4
F - 7

Wedge Acquisition Inc.
Notes to the Interim Financial Statements
For the period ended February 29, 2016

4. Summary of significant accounting policies

The following principle accounting policies have been adopted in the preparation of these interim financial statements.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand, demand deposits and short-term highly liquid investments with original maturities of three months or less that are readily convertible into to known amounts of cash and which are subject to an insignificant risk of changes in value.

Financial instruments

Loans and receivables:

The Company has classified the following financial assets as loans and receivables: Cash. This asset is initially recognized at their fair value.

Loans and receivables are subsequently measured at their amortized cost, using the effective interest method. Under this method, estimated future cash receipts are exactly discounted over the asset's expected life, or other appropriate period, to its net carrying value. Amortized cost is the amount at which the financial asset is measured at initial recognition less principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between that initial amount and the maturity amount, and less any reduction for impairment or uncollectability. Net gains and losses arising from changes in fair value are recognized in profit (loss) upon derecognition or impairment.

Financial asset impairment

The Company assesses impairment of all its financial assets, except those classified at fair value through profit (loss). Management considers whether the issuer is having significant financial difficulty or whether there has been a breach in contract, such as a default or delinquency in interest or principal payments in determining whether objective evidence of impairment exists. Impairment is measured as the difference between the asset's carrying value and its fair value. Any impairment, which is not considered temporary, is included in current period profit (loss).

The Company reverses impairment losses on financial assets carried at amortized cost when the decrease in impairment can be objectively related to an event occurring after the impairment loss was recognized.

Fair value measurements

The Company classifies fair value measurements recognized in the interim statement of financial position using a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

- Level 1: Quoted prices (unadjusted) are available in active markets for identical assets or liabilities;
- Level 2: Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly; and
- Level 3: Unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions.

Fair value measurements are classified in the fair value hierarchy based on the lowest level input that is significant to that fair value measurement. This assessment requires judgment, considering factors specific to an asset or a liability and may affect placement within the fair value hierarchy.

Standards issued but not yet effective

The Company has not yet applied the following new standards, interpretations and amendments to standards that have been issued as at February 29, 2016 but are not yet effective. Unless otherwise stated, the Company does not plan to early adopt any of these new or amended standards and interpretations.

IFRS 9 Financial instruments

The final version of IFRS 9 (2014) was issued in July 2014 as a complete standard including the requirements for classification and measurement of financial instruments, the new expected loss impairment model and the new hedge accounting model. IFRS 9 (2014) will replace IAS 39 *Financial instruments: recognition and measurement*. IFRS 9 (2014) is effective for reporting periods beginning on or after January 1, 2018. The Company does not expect the standard to have a material impact on its financial statements.

5
F - 8

Wedge Acquisition Inc.
Notes to the Interim Financial Statements
For the period ended February 29, 2016

4. Summary of significant accounting policies *(Continued from previous page)*

IFRS 15 Revenue from contracts with customers

IFRS 15, issued in May 2014, will specify how and when entities recognize, measure, and disclose revenue. The standard will supersede all current standards dealing with revenue recognition, including IAS 11 *Construction contracts*, IAS 18 *Revenue*, IFRIC 13 *Customer loyalty programmes*, IFRIC 15 *Agreements for the construction of real estate*, IFRIC 18 *Transfers of assets from customers*, and SIC 31 *Revenue – barter transactions involving advertising services*.

IFRS 15 is effective for annual periods beginning on or after January 1, 2018. The Company does not expect this standard to have a material impact on its financial statements.

5. Issued capital

Shares issued and fully paid:

	2016
Common shares, voting and participating	**100**

During the year, the Company issued 100 common shares for cash consideration of $100.

6. Financial instruments

The Company as part of its operations carries a financial instrument. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from such financial instruments except as otherwise disclosed.

Credit risk

Credit risk is the risk of financial loss because a counter party to a financial instrument fails to discharge its contractual obligations.

Fair value of all financial assets and liabilities approximate carrying amounts

The carrying amount of cash is approximated by its fair value due to its short term nature.

7. Capital management

The Company's objective when managing capital is to maintain its ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders.

The Company includes equity, comprised of share capital, in the definition of capital.

The Company's primary objective with respect to its capital management is to ensure that it has sufficient cash resources to fund the identification and evaluation of potential acquisitions. To secure the additional capital necessary to pursue these plans, the Company may attempt to raise additional funds through the issuance of equity or by securing strategic partners.

6

F - 9

F-1

APPENDIX G – PRO FORMA FINANCIAL STATEMENTS OF AMALCO

Opta Minerals Inc.

Pro Forma Consolidated Financial Statements

Year ended December 31, 2015

(Unaudited)

G-1

Opta Minerals Inc.
Pro Forma Consolidated Balance Sheet
As at December 31, 2015
(Unaudited)
(in thousands of US dollars)

	Wedge Acquisition Inc. (Note 1) $	Opta Minerals Inc. $	Pro Forma Adjustments $	Notes	Pro Forma Consolidated $

Assets

Current assets
Cash and cash equivalents	-	1,694	2,263	2(a)(i), 2(g), 2(h)	3,957
Trade receivables, other receivables and prepayments	-	16,259	-		16,259
Inventories	-	25,819	-		25,819
Income tax receivable	-	147	-		147

	-	43,919	2,263		46,182

Property, Plant and Equipment	-	16,019	(884)	2(b)(ii)	15,135
Intangible Assets	-	13,104	(13,104)	2(b)(ii)	-
Goodwill	-	3,300	(3,300)	2(b)(ii)	-

	-	76,342	(15,025)		61,317
Liabilities

Current liabilities
Trade and other payables	-	10,088	2,263	2(b)(i)	12,351
Borrowings	-	37,811	(2,163)	2(h)	35,648
Derivative Financial Instruments	-	298	-		298
Provisions	-	912	-		912
Other Liabilities	-	181	-		181
Income taxes payable	-	226	-		226

	-	49,516	100		49,616

Borrowings	-	140	1,110	2(a)(ii)	1,250
Provisions	-	656	-		656
Other liabilities	-	13	-		13
Deferred Income Tax Liabilities	-	1,113	(1,113)	2(a)(ii),2(b)(i), 2(b)(iii)	-

	-	51,438	97		51,535

Equity Attributable to the Shareholders of the Company

Capital Stock	-	17,911	(8,129)	2(a)(iii), 2(c)	9,782
Contributed Surplus	-	4,857	(4,857)	2(d)	-
Accumulated Other Comprehensive Loss	-	(2,367)	2,367	2(e)	-
Retained Earnings	-	4,503	(4,503)	2(f)	-

	-	24,904	(15,122)		9,782

	-	76,342	(15,025)		61,317

G-2

Opta Minerals Inc.
Pro Forma Consolidated Statement of Loss
For the year ended December 31, 2015
(Unaudited)
(in thousands of US dollars)

	Wedge Acquisition Inc. (Note 1) $	Opta Minerals Inc. $	Pro Forma Adjustments $	Notes	Pro Forma Consolidated $

Revenue	-	113,805	-		113,805

Cost of goods sold	-	99,729	(167)	3(a)	99,562

Gross Profit	-	14,076	167		14,243

Expenses
Selling, general and administrative	-	14,589	(1,987)	3(a)	12,602
Goodwill and intangible asset write-downs	-	14,977	(14,977)	3(e)	-
Property, plant and equipment write-downs	-	2,366	(2,366)	3(f)	-
Fair value adjustments to contingent consideration	-	(79)	-		(79)
Foreign exchange gain	-	(660)	-		(660)

	-	31,193	(19,330)		11,863

Loss Before Finance Expense and Income Taxes	-	(17,117)	19,497		2,380

Finance expense	-	4,269	(31)	3(b), 3(c)	4,238

Loss Before Income Taxes	-	(21,386)	19,528		(1,858)

Income tax expense	-	509	1,231	3(d), 3(e)	1,740

Loss for the Year Attributable to the Shareholders of the Company	-	(21,895)	18,297		(3,598)

G-3

Opta Minerals Inc.
Notes to Forma Consolidated Financial Statements
December 31, 2015
(Unaudited)
(in thousands of US dollars, unless otherwise stated)

1	Basis of presentation

The accompanying unaudited pro forma consolidated financial statements reflecting the amalgamation of Opta Minerals Inc. (“Opta”) and Wedge Acquisition Inc. (“Wedge”) have been prepared by the management of Opta for illustrative purposes only to give effect to the proposed transaction described below and as further described in note 2 for inclusion in the Management Information Circular of Opta dated March 1, 2016.

These unaudited pro forma consolidated financial statements have been derived using the following historical information:

i.	For Wedge, audited financial statements as at and for the period ended February 29, 2016. Wedge was incorporated on February 9, 2016 and subsequently capitalised with CAD $100 of cash in exchange for 100 common shares of Wedge representing capital stock of CAD $100.

ii.	For Opta, audited consolidated financial statements as at and for the year ended December 31, 2015

Both the Wedge and Opta financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”). The Opta consolidated financial statements are presented in US dollars. The Wedge financial statements are presented in Canadian dollars. For the purpose of the pro forma consolidated financial statements, Wedge balances have been translated to US dollars using the Bank of Canada noon exchange rate in effect at December 31, 2015, which was $1.00 = CAD $1.38.

All amounts in the unaudited pro forma consolidated financial statements are presented in thousands of US dollars, unless otherwise stated.

The unaudited pro forma consolidated balance sheet has been prepared as if the transaction described below and as further described in note 2 (the “Amalgamation”) had occurred on December 31, 2015. The unaudited pro forma consolidated statement of loss for the year ended December 31, 2015 has been prepared as if the Amalgamation described below and as further described in note 2 had occurred on January 1, 2015. In the opinion of Opta management, the unaudited pro forma consolidated financial statements include all necessary adjustments for fair presentation of the Amalgamation.

It is management's opinion that these unaudited pro forma consolidated financial statements present, in all material respects, the transaction, assumptions and adjustments described in accordance with IFRS. These unaudited pro forma consolidated financial statements are not intended to reflect the financial position or results of operations which would have actually resulted if the events reflected herein had been in effect at the dates indicated. Actual amounts recorded once the transaction is completed are likely to differ from those recorded in the unaudited pro forma consolidated financial statements. Any potential synergies that may be realized and integration costs that may be incurred upon consummation of the transaction have been excluded from the unaudited pro forma consolidated financial statements. Further, these unaudited pro forma consolidated financial statements are not necessarily indicative of the financial position or results of operation that may be obtained in the future.

G-4

Opta Minerals Inc.
Notes to Forma Consolidated Financial Statements
December 31, 2015
(Unaudited)
(in thousands of US dollars, unless otherwise stated)

These unaudited pro forma consolidated financial statements should be read in conjunction with the financial statements of Wedge and Opta listed above. As Wedge exists only as a shell company, the accounting policies used in the preparation of these unaudited pro forma consolidated financial statements are consistent with those as set out in Opta's audited consolidated financial statements for the year ended December 31, 2015. The accounting policies are believed to conform in all material respects with the accounting policies Wedge anticipates will apply post transaction. Accounting policy differences may be identified after consummation of the proposed Amalgamation as Wedge finalizes its accounting policies.

Acquisition of Opta

On February 12, 2016, Opta announced that it had entered into a definitive acquisition agreement with Speyside Equity Fund I LP (“Speyside”), Wedge Acquisition Holdings Inc. (“Wedge Parent”) and Wedge, pursuant to which Wedge and Opta will amalgamate under the Canada Business Corporations Act resulting in all of the issued and outstanding common shares of Opta being held by Wedge Parent following the completion of the Amalgamation. Wedge Parent is a wholly-owned subsidiary of Speyside existing under the laws of British Columbia and Wedge is a wholly-owned subsidiary of Wedge Parent existing under the laws of Canada. The acquisition agreement and amalgamation agreement were negotiated and entered into following an extensive review and examination of potential strategic alternatives by the board of directors and management of Opta.

It is anticipated that the acquisition will be completed by way of the Amalgamation of Opta and Wedge pursuant to section 181 of the Canada Business Corporations Act. Pursuant to the Amalgamation, all of the issued and outstanding common shares of Opta, other than those held by Wedge, will be converted, on a one-for-one basis, into redeemable shares of the amalgamated corporation (“Amalco”). The redeemable shares will then be immediately redeemed by Amalco in exchange for: (i) approximately CAD $0.52 per share payable in cash (Cash-only Option); or (ii) at the election of the shareholder, approximately CAD $0.35 per share payable in cash plus an unsecured subordinated promissory note of Amalco (a “Note”) in the principal amount of approximately CAD $0.17 per share (Cash and Note Option). Shareholders who fail to make a proper election or fail to make an election by the election deadline set in connection with the Amalgamation will be deemed to have elected to receive the Cash-only Option pursuant to the Amalgamation. The aggregate cash consideration and principal amount of Notes payable to shareholders pursuant to the Amalgamation will be approximately CAD $9,181.

The Notes will be unsecured direct obligations of Amalco, will not be guaranteed by any party and will be subordinated in right of payment to senior indebtedness of Amalco. The Notes will bear interest at a rate of 2% per annum (payable at the earlier of the maturity date or the date on which all principal outstanding thereunder is repaid), mature 30 months following the date of issuance and are subject to prepayment (in whole or in part), at any time, at the option of Amalco, and require mandatory partial prepayments in certain circumstances. The Notes will not be transferable by the holders (subject to certain limited exceptions for a transfer to a wholly-owned subsidiary of the holder). The Notes will not be listed on any stock exchange and there is no market through which the Notes may be sold.

The Amalgamation will require approval of 66 2/3% of the votes cast by shareholders of Opta, voting in person or by proxy, at a special meeting of shareholders of Opta to be called to consider the Amalgamation. Approval of a “majority of the minority” of shareholders will also be sought for the Amalgamation.

G-5

Opta Minerals Inc.
Notes to Forma Consolidated Financial Statements
December 31, 2015
(Unaudited)
(in thousands of US dollars, unless otherwise stated)

Stormvalley Investments B.V. (the “Rollover Shareholder”), an entity which is associated with an officer and director of Opta, has entered into an agreement with Wedge Parent, pursuant to which the Rollover Shareholder will exchange all of the Opta shares held by it for class A shares of Wedge Parent (which Opta shares will subsequently be transferred by Wedge Parent to Wedge in consideration for common shares of Wedge), immediately prior to the effective time of the Amalgamation. As a result of the foregoing, the Rollover Shareholder will continue to hold an interest (indirectly through Wedge Parent) in Amalco following the completion of the Amalgamation.

In connection with the Amalgamation, SunOpta Inc. (“SunOpta”), a corporation which holds approximately 65.8% of the outstanding Opta shares, and the Rollover Shareholder, which holds approximately 2.6% of the outstanding Opta Shares, have entered into irrevocable support and voting agreements with Wedge and Wedge Parent pursuant to which they have agreed to support and vote in favour of the Amalgamation. Further, pursuant to its support and voting agreement, SunOpta has also irrevocably agreed to elect to receive the Cash and Note Option pursuant to the Amalgamation. Notes in the aggregate principal amount of CAD $2,000 will be issued to SunOpta pursuant to the Amalgamation.

On February 11, 2016, in connection with the announcement of the Amalgamation, Opta’s syndicate of lenders extended the maturity date of Opta’s revolving credit facility from February 12, 2016 to the earlier of the closing of the Amalgamation, the termination of the acquisition agreement and April 14, 2016. As a condition of the credit agreement amendments, Wedge (or Wedge Parent) is required to make an equity investment in Opta in the amount of CAD $3,000 upon the completion of the Amalgamation. The full amount of the equity investment is required to be applied against outstanding indebtedness under Opta's credit facilities. As a result, the total borrowings of Opta Minerals under the credit facilities will be reduced by CAD $3,000 in connection with the completion of the Amalgamation. The amendments to the credit facilities are conditional upon the closing of the Amalgamation and will only be effective as of the closing of the Amalgamation.

The closing of the Amalgamation is conditional upon all conditions precedent to the amendments to the credit facilities being satisfied as of the closing of the Amalgamation such that the amendments to the credit facilities will be effective upon closing of the Amalgamation.

2	Unaudited pro forma consolidated balance sheet

The unaudited consolidated pro forma consolidated financial statements have been adjusted to give effect to the events that are directly attributable to the transaction, factually supportable and expected to have a continuing impact on the combined entities.

Pro forma preliminary purchase price allocation

The Amalgamation is being accounted for as a business combination under IFRS, with Wedge as the accounting acquirer and Opta as the acquiree. All purchase consideration is being measured at the estimated fair value. The total purchase consideration noted below has been allocated to Opta’s assets and liabilities, based on the estimated fair value of such items. These fair values are based on management’s estimates and are subject to change once final valuations and restructuring plans have been completed.

G-6

Opta Minerals Inc.
Notes to Forma Consolidated Financial Statements
December 31, 2015
(Unaudited)
(in thousands of US dollars, unless otherwise stated)

Preliminary purchase price allocation	$

Purchase consideration
Cash	5,177
Subordinated note	1,110
Common shares	179

6,466

Allocation
Acquired Assets
Cash and cash equivalents	1,694
Trade receivables, other receivables and prepayments	16,259
Inventories	25,819
Income taxes receivable	147
Property, Plant and Equipment	15,135
Intangible Assets	-
Goodwill	-

Assumed Liabilities
Trade and other payables	12,351
Borrowings	37,811
Derivative financial instruments	298
Provisions	912
Other liabilities	181
Income taxes payable	226
Borrowings	140
Provisions	656
Other liabilities	13
Deferred Income Tax Liabilities	-

Net assets acquired	6,466

The pro forma adjustments to reflect the effects of the acquisition are as follows:

a)	The acquisition of Opta was financed through

i)	Cash contributed into Wedge immediately before the Amalgamation by Wedge Parent (note 2(g));

ii)	An increase in long term borrowings of $1,110 (CAD $1,539) representing the estimated fair value of the CAD $2,000 Note issued to SunOpta (assuming no additional issuances of Notes pursuant to the election of the Cash and Note Option) and as a result there is an increase to Deferred Income Tax Liability of $84; and

G-7

Opta Minerals Inc.
Notes to Forma Consolidated Financial Statements
December 31, 2015
(Unaudited)
(in thousands of US dollars, unless otherwise stated)

iii)	$179 (CAD $250) in common shares were issued to Wedge Parent. These shares were issued in exchange for shares of Opta which the Rollover Shareholder separately exchanged with Wedge Parent for shares of Wedge Parent.

b)	The assets and liabilities of Opta will be included in Amalco’s consolidated financial statements at their fair values. These fair values are based on management’s estimates and are subject to change once the final valuations and restructuring plans have been completed. The following fair value adjustments have been reflected in the unaudited pro forma consolidated balance sheet:

i)	Increase to Trade and other payables in the amount of $2,263 (CAD $3,139) related to transaction expenses incurred up to and due upon closing and a corresponding reduction to Deferred Income Tax Liabilities of $568;

ii)	Decrease in Goodwill of $3,300, decrease to Intangible Assets of $13,104, and a decrease to Property, Plant and Equipment of $884; and

iii)	Decrease to Deferred Income Tax Liabilities of $629 related to the fair value adjustments made to Intangible Assets and Property, Plant and Equipment in 2(b)(ii) above.

c)	The elimination of Opta’s Capital Stock of $17,911.

d)	The elimination of Opta’s Contributed Surplus of $4,857.

e)	The elimination of Opta’s Accumulated Other Comprehensive Loss of $2,367.

f)	The elimination of Opta’s Retained Earnings of $4,503.

Other pro forma adjustments

g)	As at February 29, 2016, Wedge was a shell company. In order to give effect to the Amalgamation described in note 1, management reflected the planned increased capitalization of Wedge which is to occur immediately prior to the Amalgamation, where Wedge Parent will contribute $9,603 (CAD $13,320) in cash to Wedge in exchange for 100 common shares representing total capital stock of $9,603.

h)	As a condition of the credit agreement amendments described in note 1, Wedge (or Wedge Parent) is required to make an equity investment in Opta in the amount of CAD $3,000 upon the completion of the Amalgamation. The full amount of the equity investment is required to be applied against outstanding indebtedness under Opta Minerals’ credit facilities. As a result, the total borrowings of Opta Minerals under the credit facilities have been reduced by $2,163 (CAD $3,000) in the pro forma consolidated balance sheet.

G-8

Opta Minerals Inc.
Notes to Forma Consolidated Financial Statements
December 31, 2015
(Unaudited)
(in thousands of US dollars, unless otherwise stated)

3	Unaudited pro forma consolidated statement of loss

The following pro forma adjustments have been made for the purpose of the unaudited pro forma consolidated statement of loss:

a)	Decrease in amortization expense of Intangible Assets and depreciation expense of Property, Plant and Equipment of $2,154 related to the preliminary fair value adjustments to Intangible Assets and Property, Plant and Equipment made as part of the preliminary purchase accounting described in note 2(b)(ii) above.

b)	Decrease in interest expense of $147 related to the partial repayment of Opta’s credit facilities concurrent with the closing of the Amalgamation described in note 2(h).

c)	Increase in interest expense of $29 related to the new Notes (note 2(a)(ii)) and additional interest expense related to the accretion of the Notes in the amount of $87.

d)	Increase in Income Tax Expense of $548 at Opta’s effective tax rate (25.1%) as a result of adjustments to the unaudited pro forma consolidated statement of loss arising from items 3(a), (b), and (c).

e)	Reverse the Goodwill and Intangible Asset write-downs of $14,977 and increase the related Income Tax Expense of $683.

f)	Decrease Property, Plant and Equipment asset write-downs of $2,366 with no related Income Tax Expense impact.

Transaction expenses of $2,263 (CAD $3,139) with a corresponding tax effect have not been reflected in the pro forma consolidated statement of loss as they are assumed to occur prior to closing, relate directly to the Amalgamation and are not expected to have a continuing impact on Amalco.

G-9